As filed with the Securities and Exchange Commission on September 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TEXAS UNITED BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	75-2768656
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

202 West Colorado

La Grange, Texas 78945

(979) 968-8451

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Don Stricklin

President and Chief Executive Officer

202 West Colorado

La Grange, Texas 78945

(979) 968-8451

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charlotte M. Rasche	Mark Haynie
Bracewell & Giuliani LLP	Haynie, Rake & Repass, P.C.
711 Louisiana Street, Suite 2300	14651 Dallas Parkway, Suite 136
Houston, Texas 77002	Dallas, Texas 75254
(713) 223-2300	(972) 716-1855

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $1.00 par value	1,675,000	(2)	$28,542,000	$3,359.40

(1)	Based upon an estimate of the maximum number of shares of common stock of Texas United Bancshares, Inc. to be issued pursuant to the Agreement and Plan of Reorganization dated as of May 2, 2005 by and between Texas United Bancshares, Inc. and Gateway Holding Company, Inc.
(2)	Not applicable.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(2) under the Securities Act, based upon the book value of the Gateway Holding Company, Inc. common stock of $17.04 per share as of July 31, 2005 multiplied by the maximum number of shares of Gateway Holding Company, Inc. common stock to be acquired by Texas United Bancshares, Inc. in the merger described herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated                     , 2005

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Texas United Bancshares, Inc. and Gateway Holding Company, Inc. have agreed to a merger of our companies. If the merger is completed, for each share of Gateway common stock that they own, Gateway shareholders will receive $15.20 in cash and a number of shares of Texas United common stock with an aggregate market value of $35.48 (plus cash instead of any fractional shares) for an aggregate value of $50.68. The market value of the Texas United common stock will be based on the average closing sales price of the Texas United common stock for the 20 trading days ending on and including the tenth trading day immediately prior to the closing date of the merger. Texas United shareholders will continue to own their existing shares. Texas United’s common stock is listed on the Nasdaq National Market under the symbol “TXUI.” Based on the average trading price of Texas United common stock for the 20 trading days ending on August 17, 2005 of $19.34 per share, which would result in an exchange ratio of 1.8341, shareholders of Gateway will receive merger consideration of approximately 1.8341 shares of Texas United common stock, plus $15.20 in cash, for each share of Gateway common stock they own. After completion of the merger, on a fully diluted basis, we expect that current Texas United shareholders will own approximately 80.33% of the combined company and shareholders of Gateway will own approximately 19.67% of the combined company.

Shareholders of Gateway will also be asked to consider and vote upon the approval of a payment to Gene Payne, President and Chief Executive Officer of Gateway, of approximately $663,251 with respect to 30,000 shares of phantom stock which were granted to Mr. Payne in 2000 pursuant to the Gateway Phantom Stock Plan. Approval or disapproval of this payment will not affect the value or number of shares of Texas United common stock or the amount of cash Gateway shareholders will receive in the merger.

Because the exchange ratio is based on the market value of Texas United common stock for the 20 trading days ending on and including the tenth trading day prior to the closing date of the merger, Gateway shareholders will not know the exact number of shares of Texas United common stock they will receive in the merger when they vote on the merger.

We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both companies approve the merger agreement. Each of us is asking our shareholders to consider and vote on this merger proposal at our respective companies’ meetings of shareholders. Whether or not you plan to attend your company’s meeting, please take the time to vote by completing and mailing the enclosed proxy card to the appropriate company. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger agreement, and if you are a Gateway shareholder, your proxy will also be counted as a vote FOR approval of the payment to Gene Payne. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger agreement, and if you are a Gateway shareholder, also as a vote against the payment to Gene Payne.

The places, dates and times of the shareholders’ meetings are as follows:

For shareholders of Texas United:	For shareholders of Gateway:
State Bank Annex	Crown Plaza Suite Hotel
240 West Colorado	7800 Alpha Road
La Grange, Texas	Dallas, Texas
, 2005	, 2005
: .m, local time	6:30 p.m., local time

This document contains a more complete description of the shareholders’ meetings and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about Texas United from documents Texas United has filed with the Securities and Exchange Commission. We enthusiastically support the merger and recommend that you vote in favor of the merger agreement, and if you are a shareholder of Gateway, the payment to Gene Payne.

L. Don Stricklin	Wm. Gene Payne
President and Chief Executive Officer	President and Chief Executive Officer
Texas United Bancshares, Inc.	Gateway Holding Company, Inc.

An investment in Texas United common stock in connection with the merger involves risks. See “ Risk Factors” beginning on page 26.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

Joint proxy statement/prospectus dated             , 2005

and first mailed to shareholders of Texas United on or about             , 2005

and to shareholders of Gateway on or about             , 2005

HOW TO OBTAIN ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Texas United from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. This information is described on page 112 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

Attention: Jeffrey A. Wilkinson

Telephone: (979) 968-8451

To obtain timely delivery of the documents before the Texas United or Gateway special meeting, you must request the information by                  , 2005.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This joint proxy statement/prospectus has been prepared as of                  , 2005. There may be changes in the affairs of Texas United or Gateway since that date which are not reflected in this document.

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

(979) 968-8451

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Texas United Bancshares, Inc. will be held on             , 2005 at     :     .m., local time, at State Bank Annex, 240 West Colorado, La Grange, Texas, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 2, 2005, by and between Texas United and Gateway Holding Company, Inc., pursuant to which Gateway will merge with and into Texas United, all on and subject to the terms and conditions contained therein;

2.	to consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on             , 2005 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

By Order of the Board of Directors,

Ervan E. Zouzalik
Chairman of the Board

La Grange, Texas

            , 2005

Texas United’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

YOUR VOTE IS VERY IMPORTANT

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

Gateway Holding Company, Inc.

12655 North Central Expressway, Suite 100

Dallas, Texas 75243

(972) 288-2265

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of Gateway Holding Company, Inc. will be held on             , 2005 at 6:30 p.m., local time, at Crown Plaza Suites Hotel, 7800 Alpha Road, Dallas, Texas, for the following purposes:

1.	to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of May 2, 2005, by and between Texas United Bancshares, Inc. and Gateway pursuant to which Gateway will merge with and into Texas United, all on and subject to the terms and conditions contained therein;

2.	to consider and vote upon a proposal to approve a payment to Gene Payne of $663,251 with respect to 30,000 shares of Gateway phantom stock which were granted to Mr. Payne in 2000 pursuant to the Gateway Phantom Stock Plan;

3.	to consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger agreement; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on             , 2005 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

Shareholders of Gateway have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of Gateway common stock under applicable provisions of Texas law. In order for a shareholder of Gateway to perfect his or her right to dissent, such shareholder must file a written objection to the merger with Gateway prior to the special meeting, must not vote in favor of the merger agreement and must file a written demand with Texas United within ten days after delivery of notice that the merger has been effected for payment of the fair value of the shareholder’s shares of Gateway common stock. A copy of the applicable Texas statutory provisions is included as Appendix D to the accompanying joint proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of Gateway Shareholders.”

By Order of the Board of Directors,

Joe A. Hargis
Chairman of the Board

Dallas, Texas

            , 2005

Gateway’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Gateway’s board of directors (with Mr. Payne abstaining) also recommends that you vote FOR the approval of the payment to Gene Payne with respect to previously issued shares of Gateway phantom stock.

YOUR VOTE IS VERY IMPORTANT

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the joint proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

i

(Continued)

ii

(Continued)

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

Q:	What will happen in the merger?

A:	In the merger, Gateway will be merged with and into Texas United, with Texas United being the surviving corporation. If the merger agreement is approved by the shareholders of both Texas United and Gateway and the merger is subsequently completed, each outstanding share of Gateway common stock, except any dissenting shares, will be converted into the right to receive a number of shares of Texas United common stock with an aggregate market value equal to $35.48, plus $15.20 in cash, for an aggregate value of approximately $50.68. The market value of the Texas United common stock will be based on the average closing sales price of the Texas United common stock for the 20 consecutive trading days ending on and including the tenth trading day preceding the closing date of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the fourth quarter of 2005.

Q:	What are the shareholders being asked to vote upon?

A:	The shareholders of Texas United and the shareholders of Gateway are being asked to vote upon proposals to approve:

•	the merger agreement providing for the merger of Gateway with and into Texas United; and

•	the adjournment of the special meetings to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meetings to approve the merger agreement.

In addition, the shareholders of Gateway are being asked to vote upon a proposal to approve a payment to Gene Payne of $663,251 with respect to 30,000 shares of Gateway phantom stock granted to Mr. Payne in 2000 pursuant to the Gateway Phantom Stock Plan.

Q:	What is the payment to Mr. Payne for?

A:	In June 2000, Gene Payne entered into an employment agreement with Gateway and Gateway Bank. The employment agreement included a covenant that Mr. Payne would not compete with Gateway Bank for a period of two years following the termination of such employment. In consideration of the noncompetition covenant and the other terms of the employment agreement, Mr. Payne was granted 30,000 shares of phantom stock under the Gateway Phantom Stock Plan.

The Gateway Phantom Stock Plan provides for a payment to be made to Mr. Payne upon a change of control transaction, such as the potential merger described herein. Under the terms of the phantom stock plan, the total amount of the payment to be made to Mr. Payne with respect to his 30,000 shares of phantom stock is $1,220,400. However, Gateway shareholders are being asked to approve only $663,251 of the payment, which represents the amount in excess of the threshold amount that may be paid upon a change of control under Section 280G of the Internal Revenue Code. Shareholder approval of this excess payment is required to comply with Section 280G.

Q:	Will the payment to Mr. Payne affect the amount of merger consideration to be paid to Gateway shareholders?

A:	No. Gateway shareholder action on this proposal, whether for or against, will not change the value or number of shares of Texas United common stock or the amount of cash a Gateway shareholder will receive if the merger is completed.

Q:	What votes are required for approval of the merger agreement, the adjournment of the special meetings and the payment to Gene Payne?

A:	Approval of the merger agreement by Texas United shareholders requires the affirmative vote of holders of at least two-thirds of the shares of Texas United common stock outstanding on , 2005. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of Texas United common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present.

Approval of the merger agreement by Gateway shareholders requires the affirmative vote of holders of at least two-thirds of the shares of Gateway common stock outstanding on                  , 2005. Approval of the payment to Mr. Payne requires the affirmative vote of holders of more than 75% of the shares of Gateway common stock outstanding on                     , 2005, excluding any shares held by Mr. Payne. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of Gateway common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present.

Q:	What are the recommendations of the boards of directors?

A:	The boards of directors of Texas United and Gateway have approved and adopted the merger agreement and recommend that their respective shareholders vote FOR approval of the merger agreement and FOR the adjournment of the special meetings, if necessary, to permit further solicitation of proxies to approve the merger agreement.

The Gateway board of directors (with Mr. Payne abstaining) has also approved the payment to Mr. Payne with respect to his Gateway phantom stock and recommends that shareholders vote FOR approval of the payment to Mr. Payne.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record dates for the special meetings of both Texas United and Gateway are earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly reviewed this joint proxy statement/prospectus, simply indicate on your proxy card how you want to vote and sign, date and mail it in the enclosed postage-paid, pre-addressed, postage-paid envelope as soon as possible.

Q:	What happens if I don’t return a proxy card?

A:	Whether you are a shareholder of Texas United or Gateway, because approval of the merger agreement requires approval of holders of at least two-thirds of the outstanding shares of common stock of each of Texas United and Gateway, the failure to return your proxy card will have the same effect as a vote against the merger agreement, unless you attend your respective special meeting in person and vote for the merger agreement.

If you are a shareholder of Gateway, the failure to return your proxy card will also have the same effect as a vote against the payment to Mr. Payne, unless you attend the special meeting in person and vote for approval of the payment.

Q:	May I vote in person?

A:	Yes. You may attend your respective special meeting and vote your shares in person, whether or not you have returned a proxy card. However, to ensure your shares are represented, you should complete and return your proxy card in the enclosed envelope.

Q:	May I change my vote after I have submitted my proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at your respective special meeting by following the instructions as detailed in the “Texas United Special Meeting—Voting and Revocation of Proxies” on page 34 or “Gateway Special Meeting—Voting and Revocation of Proxies” on page 36. Before your proxy is voted, you may submit a new proxy or you may attend your respective special meeting and vote in person.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the merger agreement and, if you are a Gateway shareholder, a vote against the payment to Mr. Payne.

Q:	Do I have any rights to avoid participating in the merger?

A:	If you are a shareholder of Gateway, you have the right to withhold your vote for the merger agreement, dissent from the merger and seek payment of the fair value of your shares in cash as described in “Proposal I—Approval of the Merger Agreement—Dissenters’ Rights of Gateway Shareholders” beginning on page 65. The appraised value of your shares of Gateway common stock may be more or less than the value of the Texas United common stock and cash being paid in the merger.

If you are a shareholder of Texas United, you do not have dissenters’ rights.

Q:	Should I send in my stock certificates now?

A:	No. If you are a shareholder of Texas United, each of your shares of Texas United common stock will remain outstanding and unchanged in the merger. Consequently, you do not need to surrender your stock certificates or exchange them for new ones.

If you are a shareholder of Gateway, prior to the effective date of the merger, U.S. Stock Transfer Corporation, Texas United’s exchange agent, will send you written instructions for exchanging your stock certificates. In any event, you should not send your Gateway stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact L. Don Stricklin at Texas United Bancshares, Inc., 202 West Colorado, La Grange, Texas 78945, telephone (979) 968-8451 or Wm. Gene Payne at Gateway Holding Company, Inc., 12655 North Central Expressway, Suite 100, Dallas, Texas 75243, telephone (972) 288-2265.

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Texas United, see “Where You Can Find More Information” on page 112. We have included page references in this summary to direct you to other places in this joint proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

(979) 968-8451

Texas United is the bank holding company for State Bank and GNB Financial, n.a. State Bank is a commercial bank headquartered in La Grange, Texas, with 20 full-service banking locations in central and south central Texas. GNB Financial, n.a. operates seven full-service banking centers located in Cooke, Denton and Ellis counties, north and south of the Dallas-Fort Worth metroplex. Texas United also operates five mortgage loan production offices and 13 limited services branches located in Houston, Austin and San Antonio through State Bank. Texas United provides a wide range of financial services to small to medium-sized businesses, including commercial loans and commercial mortgage loans, and to individuals, including mortgage loans and consumer loans. As of June 30, 2005, on a consolidated basis, Texas United had total assets of $1.2 billion, total loans, including loans held for sale, of $786.7 million, total deposits of $902.4 million and shareholders’ equity of $107.4 million.

Gateway Holding Company, Inc.

12655 North Central Expressway, Suite 100

Dallas, Texas 75243

(972) 288-2265

Gateway Holding Company, Inc. is the bank holding company for Gateway National Bank, a commercial bank headquartered in Dallas, Texas with six full service banking locations in the Dallas metropolitan area. As of June 30, 2005, on a consolidated basis, Gateway had total assets of $221.4 million, total loans of $138.4 million, total deposits of $193.2 million and stockholders’ equity of $12.5 million. Following the merger, Texas United intends to operate Gateway Bank as a separate bank subsidiary.

Proposed Merger of Gateway into Texas United

We have attached the merger agreement to this document as Appendix A. Please read the entire merger agreement. It is the legal document that governs the merger.

We propose a merger whereby Gateway will merge with and into Texas United with Texas United as the surviving corporation. In connection with the merger, Gateway Bank will become a wholly-owned subsidiary of Texas United, but will continue operating under the name Gateway National Bank. We expect to complete the merger in the fourth quarter of 2005.

Terms of the Merger of Gateway into Texas United (page 37)

Under the terms of the merger agreement, shareholders of Gateway will receive, for each share of Gateway common stock they own, a number of shares of Texas United common stock with an aggregate market value equal to $35.48, plus $15.20 in cash. The market value of the Texas United common stock will be based on the average closing sales price of the Texas United common stock for the 20 consecutive trading days ending on and including the tenth trading day preceding the closing date of the merger.

Based on the 20 trading day average closing sales price of the Texas United common stock ending on August 17, 2005 of $19.34, as a result of the merger, Gateway’s shareholders would receive 1.8341 shares of Texas United common stock and $15.20 in cash for each share of Gateway common stock they own. As a result of potential changes to the average trading price of Texas United common stock, if you are a Gateway shareholder, you will not know the exact number of shares of Texas United common stock you will receive in connection with the merger when you vote on the merger agreement. In any event, shareholders of Gateway will receive merger consideration with an aggregate value of approximately $50.68 for each share of Gateway common stock they own.

Effects of the Merger on Gateway Stock Options (page 37)

Upon completion of the merger, each option to purchase shares of Gateway common stock granted under the Gateway 1998 Incentive Stock Option Plan that is outstanding and unexercised immediately prior to the merger will be converted into an option to purchase shares of Texas United common stock. The number of shares of Texas United common stock purchasable under the converted option will be equal to the number of shares of Gateway common stock subject to the original option multiplied by the option exchange ratio. The option exchange ratio is determined by (1) dividing the per share cash consideration of $15.20 by the closing price per share of Texas United common stock on the fifth trading day prior to the closing date of the merger and (2) adding that number to the quotient of $35.48 divided by the average closing sales price per share of Texas United common stock for the 20 trading days ending on the tenth trading day prior to the closing date of the merger. The exercise price per share of Texas United common stock under the new stock options will be equal to the exercise price per share of Gateway common stock under the original option divided by the option exchange ratio. Each converted option will be fully vested and will otherwise remain subject to the same terms and conditions as were applicable prior to the merger.

The Merger Will Generally Be Tax-Free to Shareholders (page 61)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended. As a result of shareholders of Gateway receiving a combination of Texas United common stock and cash in exchange for Gateway common stock, in general, shareholders of Gateway will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the exchange. The amount of gain realized will equal the amount by which the cash, if any, plus the fair market value, at the effective time of the merger, of the Texas United common stock exceeds the basis in the Gateway common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of Gateway. If you are a Gateway shareholder, determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

The merger will not have any federal income tax consequences to holders of Texas United common stock.

Opinions of Financial Advisors (page 47)

The Bank Advisory Group, L.L.C. has delivered a written opinion to the board of directors of Gateway that, as of the date of this joint proxy statement/prospectus, the merger consideration is fair to the holders of Gateway common stock from a financial point of view. We have attached this opinion to this document as Appendix B.

You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by The Bank Advisory Group in providing its opinion.

Hoefer & Arnett, Inc. has delivered a written opinion to the board of directors of Texas United that, as of the date of this joint proxy statement/prospectus, the merger consideration is fair to the holders of Texas United common stock from a financial point of view. We have attached this opinion to this document as Appendix C. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by Hoefer & Arnett, Incorporated in providing its opinion.

Payment to Executive with Respect to Shares of Gateway Phantom Stock (page 74)

Gateway has various agreements and plans to provide incentive and other compensation to its officers and employees. These include the Gateway 1998 Incentive Stock Option Plan, the Gateway Phantom Stock Plan employment agreement among Gateway, Gateway Bank and Gene Payne. A change in control of Gateway, such as the merger, causes rights under the plans and employment agreement to mature or vest at the time of change in ownership, rather than pursuant to the normal vesting schedule provided for in the various agreements with respect to awards granted under the plans. As a result, Mr. Payne will receive a cash payment in connection with the merger with respect to a phantom stock award.

Federal income tax law provides that such payments made to executives in connection with a change in control (such as the merger) in excess of certain amounts are characterized as “parachute payments.” The payment to Mr. Payne with respect to the 30,000 shares of Gateway phantom stock previously issued to him is in excess of the threshold amount for characterization as “parachute payments.” Characterization of this payment as a “parachute payment” would result in the loss of the tax deduction by Gateway with respect to the total parachute payment made to Mr. Payne minus one times the average total compensation of Mr. Payne for the five calendar years preceding the year in which the merger is completed and subjects Mr. Payne to a 20% excise tax on the excess amount. Federal income tax law provides, however, that the excess payment will not be characterized as a “parachute payment” if Mr. Payne’s right to receive the excess payment is approved at the special meeting by the holders of more than 75% of the outstanding shares of Gateway common stock, excluding any shares owned by Mr. Payne.

Consequently, to avoid the adverse tax consequences described above, Mr. Payne has waived his right to receive the payment of the amount in excess of the threshold amount ($663,251) with respect to the shares of Gateway phantom stock unless approved by Gateway shareholders. Accordingly, the Gateway board of directors has determined to submit the payment of the excess amount to Mr. Payne to the shareholders for approval. If such shareholder approval is not received, then the payment of the excess amount to Mr. Payne will be forfeited. Approval or disapproval of the payment to Mr. Payne will not affect the value or number of shares of Texas United common stock or the amount of cash you will receive in the merger.

For further details regarding the payment to Mr. Payne, see “Proposal II—Approval of Payment to Gene Payne” on page 74.

Texas United Plans to Continue to Pay Quarterly Dividends (page 104)

Following the merger, subject to applicable statutory and regulatory restrictions and depending on its earnings and financial condition, Texas United intends to continue its practice of paying quarterly cash dividends. For each of the first and second quarters of 2005, Texas United paid a cash dividend of $0.08 per share.

Ownership of Texas United After the Merger

Assuming an exchange ratio of 1.8341, based on an average trading price of Texas United common stock of $19.34, 749,980 shares of Gateway common stock outstanding and options to acquire 61,000 shares of Gateway common stock outstanding as of July 31, 2005 and no dissenting shares, Texas United would issue a total of approximately 1,375,538 shares of its common stock to Gateway shareholders and would issue options to acquire approximately 159,820 shares of Texas United common stock in connection with the merger. Based on these assumptions and 7,805,372 outstanding shares of Texas United common stock as of July 31, 2005, after the merger on a fully diluted basis, former Gateway shareholders would own approximately 19.67% of the outstanding shares of Texas United common stock.

Comparative Stock Prices (page 25)

Shares of Texas United common stock are quoted on the Nasdaq Stock Market under the symbol “TXUI.” On April 29, 2005, the last trading day before the merger was announced, Texas United common stock closed at $17.25 per share. On September     , 2005, Texas United closed at $             per share. The market price of Texas United common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Texas United common stock. Shares of Gateway are not traded on any established public trading market.

Texas United Special Shareholders’ Meeting (page 33)

The special meeting of Texas United shareholders will be held on                  , 2005, at              .m., local time, at State Bank Annex, 240 West Colorado, La Grange, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of Gateway with and into Texas United;

•	to consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Texas United Record Date Set at                     , 2005; At Least Two-Thirds Shareholder Vote Required to Approve the Merger Agreement (page 33)

You may vote at the special meeting of Texas United shareholders if you owned Texas United common stock at the close of business on                     , 2005. You can cast one vote for each share of Texas United common stock you owned at that time. As of                     , 2005, there were              shares of Texas United common stock issued and outstanding.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Texas United common stock entitled to vote. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of Texas United common stock represented at the special meeting in person or by proxy. If you fail to vote, it will have the effect of a vote against the merger agreement.

You may vote your shares of Texas United common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Texas United, or by voting in person at the special meeting. If your shares are held in street name, you must contact your bank or broker if you wish to revoke your proxy.

Texas United’s Reasons for the Merger and Recommendations of the Texas United Board (page 40)

Based on the reasons discussed elsewhere in this document, the board of directors of Texas United believes that the merger is fair to shareholders of Texas United and in their best interests, and unanimously recommends that shareholders of Texas United vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Texas United’s board of directors in approving the merger agreement, see page 40.

Members of Texas United’s Management are Expected to Vote Their Shares For Approval of the Merger Agreement

As of July 31, 2005, the directors and executive officers of Texas United (13 persons) were entitled to vote 749,908 shares, or approximately 9.61% of the outstanding shares of Texas United common stock entitled to vote at the special meeting. These shares are expected to be voted for approval of the merger agreement and for the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Gateway Special Shareholders’ Meeting (page 35)

The special meeting of shareholders of Gateway will be held on                  , 2005, at 6:30 p.m., local time, at Crown Plaza Suites Hotel, 7800 Alpha Road, Dallas, Texas. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the merger agreement that provides for the merger of Gateway with and into Texas United;

•	to consider and vote upon a proposal to approve a payment to Gene Payne of $663,251 with respect to 30,000 shares of Gateway phantom stock which were granted to Mr. Payne under the Gateway Phantom Stock Plan in 2000;

•	to consider and vote upon a proposal to adjourn the special meeting of shareholders to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting or any adjournment or postponement of the special meeting.

Gateway Record Date Set at                     , 2005; At Least Two-Thirds Shareholder Vote Required to Approve the Merger Agreement and More Than Three-Fourths Shareholder Vote Required to Approve the Payment to Gene Payne (page 35)

You may vote at the special meeting of Gateway shareholders if you owned Gateway common stock at the close of business on                     , 2005. You can cast one vote for each share of Gateway common stock you owned at that time. As of                     , 2005, there were              shares of Gateway common stock issued and outstanding.

Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Gateway common stock entitled to vote. Approval of the payment to Mr. Payne requires the affirmative vote of the holders of more than 75% of the shares of Gateway common stock outstanding on                     , 2005, excluding any shares held by Mr. Payne. Approval of the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement requires the affirmative vote of a majority of the shares of Gateway common stock entitled to vote and represented at the special meeting, in person or by proxy, whether or not a quorum is present. If you fail to vote, it will have the effect of a vote against the merger agreement and the payment to Mr. Payne.

You may vote your shares of Gateway common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of Gateway, or by voting in person at the special meeting.

Gateway’s Reasons for the Merger and Recommendations of the Gateway Board (page 39)

Based on the reasons discussed elsewhere in this document, the board of directors of Gateway believes that the merger is fair to shareholders of Gateway and in their best interests, and unanimously recommends that shareholders of Gateway vote FOR the proposal to approve the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. For a discussion of the circumstances surrounding the merger and the factors considered by Gateway’s board of directors in approving the merger agreement, see page 38.

The Gateway board of directors (with Mr. Payne abstaining) has also approved the payment to Mr. Payne with respect to shares of Gateway phantom stock and recommends that shareholders vote FOR the proposal to approve the payment to Mr. Payne.

Members of Gateway’s Management are Expected to Vote Their Shares For Approval of the Merger Agreement and the Payment to Mr. Payne

As of July 31, 2005, the directors and executive officers of Gateway (5 persons) were entitled to vote 385,038 shares, or approximately 51.34% of the outstanding shares of Gateway common stock entitled to vote at the special meeting. Each director and holder of 10% or more of Gateway common stock who, in the aggregate are entitled to vote 66.0% of the outstanding shares of Gateway common stock, has executed an agreement to vote his or her shares of Gateway common stock in favor of approval of the merger agreement. These shares, other than any shares held by Mr. Payne, are also expected to be voted for approval of the payment to Mr. Payne. Further, these shares are expected to be voted for the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Texas United and Gateway approve the merger at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2005, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange of Gateway Stock Certificates (page 51)

If you are a shareholder of Gateway, prior to the effective time of the merger, subject to Gateway delivering to the exchange agent a list of Gateway shareholders as required by the exchange agent, you will receive a letter and instructions from U.S. Stock Transfer Corporation, acting in its role as Texas United’s transfer and exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of Gateway common stock in exchange for stock certificates representing shares of Texas United common stock and cash. You must carefully review and complete these materials and return them as instructed along with your stock certificates for Gateway common stock. Please do not send Gateway or Texas United any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 54)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the merger agreement by the shareholders of Texas United and Gateway;

•	accuracy of each party’s representations and warranties as of the closing date;

•	receipt of all required governmental approvals of the merger in a manner that does not impose any restriction on Texas United’s operations which are unacceptable to Texas United;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the merger agreement;

•	registration of the shares of Texas United common stock to be issued to shareholders of Gateway with the Securities and Exchange Commission;

•	authorization for listing of the shares of Texas United common stock to be issued to shareholders of Gateway on the Nasdaq National Market;

•	receipt by Texas United of an opinion of Bracewell & Giuliani LLP and the receipt by Gateway of an opinion of Andrews Kurth LLP, in each case as to whether the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code;

•	payment by Gateway of the amount due to Gene Payne with respect to his shares of Gateway phantom stock, a portion of which is subject to shareholder approval, and the execution of a release agreement by Mr. Payne with respect to such payment;

•	execution of an employment agreement between Texas United and Gene Payne;

•	execution of release agreements by each of the directors of Gateway and Gateway Bank releasing Gateway and its subsidiaries and Texas United and its subsidiaries from any and all claims, subject to certain limited exceptions; and

•	receipt of an executed acknowledgment from each holder of Gateway stock options outstanding prior to the closing date of the merger stating that such holder’s outstanding Gateway stock options shall be converted into options to purchase a number of shares of Texas United common stock, determined in accordance with the merger agreement.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition. A party to the merger agreement could choose to complete the merger even though a condition has not been satisfied, as long as the law allows it to do so. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approval (page 64)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Texas United received approval of the merger from the Federal Reserve on August 31, 2005. The U.S. Department of Justice is able to provide input into the approval process of the Federal Reserve Board and will have 15 days following the approval of such agency to challenge the approval on antitrust grounds. While Gateway and Texas United do not know of any reason that the Department of Justice would challenge the Federal Reserve’s regulatory approval and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Modifications or Waiver (page 59)

We may amend the merger agreement and each of us may waive our right to require the other party to adhere to any term or condition of the merger agreement. However, the merger consideration to be received by the shareholders of Gateway pursuant to the merger agreement may not be decreased after the approval of the merger agreement without the further approval by the Gateway shareholders.

Termination (page 59)

Texas United and Gateway can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, either Texas United or Gateway can decide, without the consent of the other, to terminate the merger agreement if:

•	the merger has not been completed by October 28, 2005 or such later date approved in writing by our respective boards of directors, unless the failure to complete the merger by that time is due to a breach of the merger agreement by the party that seeks to terminate the merger agreement;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by shareholders of Texas United or the shareholders of Gateway is not obtained;

•	any of the conditions to the obligations of Texas United or the obligations of Gateway have not been met or waived by the party entitled to such benefit; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party.

In addition, Gateway may terminate the merger agreement, without the consent of Texas United, if it receives a superior acquisition proposal (as defined in the merger agreement).

Texas United may terminate the merger agreement, without the consent of Gateway, if Gateway’s board of directors resolves to:

•	accept an alternative acquisition proposal (as defined in the merger agreement); or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to the shareholders of Gateway the acceptance or approval of any alternative acquisition proposal.

In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Provided that Texas United is not in material breach of any covenant or obligation contained in the merger agreement, Gateway must pay Texas United a termination fee of $1.0 million if the merger agreement is terminated:

•	by Gateway because it has accepted a superior acquisition proposal;

•	by either Texas United or Gateway if the shareholders of Gateway do not approve the merger agreement and another acquisition proposal exists at that time and within 12 months of termination Gateway enters into a definitive agreement with respect to any such acquisition proposal; or

•	by Texas United if the Gateway board of directors resolves to accept an acquisition proposal, recommends to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party, or withdraws or modifies its recommendation or approval of the merger or recommends to the shareholders of Gateway the acceptance or approval of any alternative acquisition proposal.

Management After the Merger (page 65)

After completion of the merger, Texas United’s board of directors will consist of all of its current directors. In addition, Texas United will take all actions necessary to appoint Joe L. Halpain and Joe A. Hargis as directors and Gene Payne as an advisory director of Texas United upon completion of the merger.

Some of the Directors and Officers of Gateway and Texas United Have Financial Interests in the Merger that Differ From Your Interests in the Merger (page 58)

Some of the directors and officers of Texas United and Gateway have interests in the merger that differ from, or are in addition to, their interests as shareholders of Texas United and Gateway. These interests include:

•	Gene Payne will receive a payment of up to $1,220,400 with respect to 30,000 shares of Gateway phantom stock previously issued to Mr. Payne pursuant to the Gateway Phantom Stock Plan and his employment agreement dated June 12, 2000, $663,251 of which is subject to shareholder approval as described in this joint proxy statement/prospectus;

•	Gene Payne will enter into a two-year employment agreement with Texas United to become effective upon completion of the merger, whereby Mr. Payne will receive options to acquire 15,000 shares of Texas United common stock and a restricted stock award of Texas United common stock with an aggregate value of $250,000 and will include a non-competition covenant of Mr. Payne for a two-year period following termination of his employment with Texas United;

•	each of Joe L. Halpain and Joe A. Hargis will become a director of Texas United upon completion of the merger;

•	Gene Payne will become a director of GNB Financial, n.a. upon completion of the merger;

•	Gene Payne will become an advisory director of Texas United upon completion of the merger;

•	each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto will become a director of Gateway Bank upon completion of the merger; and

•	the directors and officers of Gateway and Gateway Bank will receive continued directors’ and officers’ liability coverage for a period of three years after completion of the merger.

Comparison of Rights of Shareholders of Texas United and Gateway (page 68)

Gateway is a Texas corporation and the rights of shareholders of Gateway are governed by Texas law and Gateway’s articles of incorporation and bylaws. Texas United is a Texas corporation and the rights of Texas United shareholders are governed by Texas law and Texas United’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of Gateway will become shareholders of Texas United and their rights will be governed by Texas United’s articles of incorporation and bylaws in addition to Texas law. Texas United’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Only Gateway Shareholders Have Dissenters’ Rights of Appraisal in the Merger (page 65)

If you are a shareholder of Gateway, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of Gateway common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Texas United common stock and cash being paid in the merger.

Persons having beneficial interests in Gateway common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Corporation Act, including giving the required written notice prior to the vote on the merger agreement is taken at the special meeting. These steps are summarized under the caption “—How to Exercise and Perfect Your Right to Dissent” on page 66.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that, if you return a signed proxy card but fail to provide instructions as to how your shares of Gateway common stock are to be voted, you will be considered to have voted in favor for the merger agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Income Tax Consequences” on page 67. If the merger agreement is approved by the shareholders of Gateway, holders of Gateway common stock who make a written objection to the merger prior to the Gateway special meeting, do not vote in favor of approval of the merger agreement, and properly make a written demand for payment following notice of the merger will be entitled to receive the fair value of their shares in cash under the Texas Business Corporation Act.

The text of the provisions of the Texas Business Corporation Act pertaining to dissenters’ rights is attached to this joint proxy statement/prospectus as Appendix D.

Summary Historical Consolidated Financial Data of Texas United

The following table summarizes financial results actually achieved by Texas United for the periods and at the dates indicated and should be read in conjunction with Texas United’s consolidated financial statements, and the notes to the consolidated financial statements contained in reports that Texas United has previously filed with the Securities and Exchange Commission. Historical financial information for Texas United can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004. See “Where You Can Find More Information” on page 112 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2005 and June 30, 2004 are unaudited, but management of Texas United believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and For the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Income Statement Data:
Interest income	$36,104	$19,122	$46,337	$36,701	$32,406	$29,894	$25,355
Interest expense	9,308	5,310	12,763	10,478	10,373	13,064	11,482

Net interest income	26,796	13,812	33,574	26,223	22,033	16,830	13,873
Provision for loan losses	1,763	450	1,850	2,900	1,900	925	293

Net interest income after provision for loan losses	25,033	13,362	31,724	23,323	20,133	15,905	13,580
Noninterest income	9,748	8,571	18,195	13,804	11,671	7,865	5,308
Noninterest expense	26,636	17,346	41,061	29,992	25,888	19,761	15,450

Earnings before taxes	8,145	4,587	8,858	7,135	5,916	4,009	3,438
Provision for income taxes	2,731	1,527	2,808	1,894	1,638	785	401

Net earnings	$5,414	$3,060	$6,050	$5,241	$4,278	$3,224	$3,037

Common Share Data(1):
Basic earnings per share	$0.69	$0.76	$1.15	$1.31	$1.12	$0.86	$0.83
Diluted earnings per share	0.68	0.73	1.11	1.26	1.07	0.83	0.79
Book value per share	13.75	9.32	13.44	9.49	8.94	7.35	6.62
Tangible book value per share(2)	7.99	6.87	7.61	7.13	6.43	5.50	4.66
Cash dividends declared per share	0.16	0.14	0.28	0.28	0.28	0.24	0.21
Dividend payout ratio	23.1%	18.4%	25.6%	21.4%	25.0%	27.9%	25.3%
Weighted average shares outstanding (basic)	7,802	4,015	5,264	3,984	3,826	3,742	3,652
Weighted average shares outstanding (diluted)	7,966	4,197	5,442	4,151	3,998	3,894	3,813
Shares outstanding at end of period	7,805	4,025	7,796	4,002	3,960	3,724	3,717

	As of and For the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)

Balance Sheet Data (at period end):
Total assets	$1,242,003	$751,631	$1,141,366	$637,684	$587,272	$453,839	$379,772
Securities	304,456	241,286	301,631	184,547	132,140	109,877	75,831
Loans (including loans held for sale)	786,675	435,128	693,548	384,331	386,315	274,945	239,641
Allowance for loan losses	7,383	4,122	6,685	3,893	3,296	1,754	1,590
Total deposits	902,356	567,440	880,075	501,136	452,919	375,688	336,308
Borrowings	164,529	87,330	105,940	71,875	62,945	39,232	9,127
Junior subordinated debentures	17,520	12,365	17,520	12,365	7,210	7,210	7,210
Total shareholders’ equity	107,445	37,570	104,812	37,987	35,418	27,372	24,604

Performance Ratios:
Return on average assets	0.92%	0.90%	0.74%	0.86%	0.86%	0.79%	0.90%
Return on average equity	10.32	15.82	9.97	14.12	13.53	12.07	14.18
Net interest margin	5.23	4.57	4.56	4.81	5.05	4.74	4.70
Efficiency ratio(3)	72.98	76.99	79.49	77.33	80.28	81.14	80.36

Asset Quality Ratios(4):
Nonperforming assets to total loans and other real estate	0.72%	0.61%	0.56%	0.59%	0.52%	0.20%	0.50%
Nonperforming assets to total assets	0.46	0.35	0.34	0.35	0.34	0.12	0.32
Net (recoveries) charge-offs to average loans	0.15	0.05	0.19	0.61	0.34	0.29	0.22
Allowance for loan losses to total loans	0.94	0.95	0.96	1.01	0.85	0.64	0.66
Allowance for loan losses to nonperforming loans(5)	154.94	422.34	222.02	195.82	197.48	334.73	156.80

Liquidity and Capital Ratios(6):
Average shareholders’ equity to average total assets	8.93%	5.70%	7.43%	6.07%	6.35%	6.42%	6.33%
Tangible equity to assets	5.02	3.68	5.20	4.47	4.34	4.51	4.56
Leverage ratio	6.97	6.03	7.08	6.46	5.49	6.49	6.82
Tier 1 risk-based capital ratio	9.61	8.92	10.40	9.54	7.97	10.16	10.19
Total risk-based capital ratio	10.48	9.79	11.31	10.47	8.83	10.80	10.84

(1)	Adjusted for a five-for-one stock split effective January 15, 2000 and a three-for-two stock split effective October 15, 2003.
(2)	Calculated by dividing total assets, less total liabilities, goodwill and core deposit intangibles, by shares outstanding at end of period.
(3)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.
(4)	At period end, except for net charge-offs to average loans, which is for periods ended at such dates.
(5)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.
(6)	At period end, except for average shareholders’ equity to average total assets, which is for periods ended at such dates.

Summary Historical Consolidated Financial Data of Gateway

The following table summarizes the financial results achieved by Gateway for the periods and at the dates indicated and should be read in conjunction with Gateway’s consolidated financial statements, including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gateway” beginning on page 77. The selected historical financial data as of December 31, 2004 and 2003 and for each of the three years ended December 31, 2004 is derived from Gateway’s audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. The selected historical financial data as of December 31, 2002, 2001 and 2000 and for each of the two years ended December 31, 2001 is derived from Gateway’s audited consolidated financial statements not included in this joint proxy statement/prospectus. The selected historical financial data as of June 30, 2005 and 2004 and for the six-month periods then ended are derived from Gateway’s unaudited interim consolidated financial statements included in this joint proxy statement/prospectus. These unaudited interim consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that Gateway’s management considers necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)
Income Statement Data:
Interest income	$5,217	$4,104	$9,906	$8,943	$9,000	$10,201	$10,776
Interest expense	1,206	803	1,724	1,640	2,005	3,075	3,328

Net interest income	4,011	3,868	8,182	7,303	6,995	7,126	7,448
Provision for loan losses	105	300	600	684	480	372	200

Net interest income after provision for loan losses	3,906	3,568	7,582	6,619	6,515	6,754	7,248
Noninterest income	914	986	1,919	1,897	1,903	1,574	908
Noninterest expense	4,222	3,958	7,824	7,640	7,578	6,737	5,453

Income before taxes	598	596	1,677	876	840	1,591	2,703
Provision for income taxes	250	212	564	285	288	490	922

Net income	$348	$384	$1,113	$591	$552	$1,101	$1,781

Common Share Data:
Basic earnings per share	$0.47	$0.52	$1.51	$0.80	$0.75	$1.49	$2.42
Diluted earnings per share	0.44	0.51	1.48	0.79	0.74	1.46	2.38
Book value per share	16.89	15.52	16.66	15.28	14.79	13.95	12.22
Tangible book value per share(1)	16.88	15.50	16.65	15.26	14.75	13.89	12.15
Weighted average shares outstanding (basic)	740	738	739	738	738	738	736
Weighted average shares outstanding (diluted)	791	749	750	747	750	752	747
Shares outstanding at end of period	740	738	739	738	738	738	736

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(In thousands, except per share data)

Balance Sheet Data (at period end):
Total assets	$221,436	$208,612	$210,370	$192,875	$162,680	$156,413	$137,567
Securities	38,458	44,725	46,258	37,654	20,709	31,146	23,345
Loans	138,439	123,859	131,877	118,092	115,545	103,695	89,967
Allowance for loan losses	1,589	1,351	1,617	1,258	1,179	849	706
Total deposits	193,249	191,519	192,693	176,364	146,451	143,882	125,874
Borrowings and notes payable	11,000	1,000	1,000	1,000	1,000	1,810	2,170
Junior subordinated debentures	4,124	4,124	4,124	—	—	—	—
Capital securities	—	—	—	4,000	4,000	—	—
Total stockholders’ equity	12,497	11,452	12,309	11,281	10,915	10,293	8,997

Performance Ratios:
Return on average assets	0.34%	0.40%	0.55%	0.33%	0.35%	0.77%	1.36%
Return on average equity	5.50	6.64	9.62	5.43	5.68	11.22	22.60
Net interest margin	4.34	4.52	4.58	4.64	5.03	5.56	6.31
Efficiency ratio(2)	84.98	81.54	77.46	85.03	86.14	77.44	65.26

Asset Quality Ratios(3):
Nonperforming assets to total loans and other real estate	1.30%	0.70%	0.16%	0.72%	2.35%	3.49%	0.38%
Net charge-offs to average loans	0.10	0.17	0.20	0.53	0.14	0.24	0.28
Allowance for loan losses to total loans	1.15	1.10	1.23	1.07	1.02	0.82	0.79
Allowance for loan losses to nonperforming loans(4)	88.67	332.00	777.40	304.60	169.40	28.20	208.87

Capital Ratios:
Leverage ratio	8.09%	7.69%	7.83%	7.83%	8.76%	6.56%	6.53%
Average stockholders’ equity to average total assets	6.11	5.95	5.74	6.15	6.86	6.89	6.03
Tier 1 risk-based capital ratio	10.88	10.92	11.01	11.47	12.31	10.02	10.56
Total risk-based capital ratio	11.91	11.95	12.09	12.61	13.64	10.86	11.39

(1)	Calculated by dividing total assets, less total liabilities, goodwill and deposit premiums, by shares outstanding at end of period.
(2)	Efficiency ratio is noninterest expense (excluding securities losses) divided by net interest income plus noninterest income (excluding securities gains). Taxes are not part of this calculation.
(3)	At period end, except for net charge-offs to average loans, which is for periods ended at such dates.
(4)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and restructured loans.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information as of June 30, 2005 and for the six months ended June 30, 2005 and the year ended December 31, 2004 is presented to show the impact on Texas United’s historical financial position and results of operations of:

•	the proposed acquisition of Gateway; and

•	the proposed issuance of shares of Texas United common stock and cash to the shareholders of Gateway in connection with the merger.

As a result of the merger, shareholders of Gateway will receive a number of shares of Texas United common stock with an aggregate market value equal to $35.48 and $15.20 in cash for each share of Gateway common stock they own, with cash paid for fractional share interests. The market value of the Texas United common stock is subject to adjustment based upon the 20 consecutive trading day average sales price of Texas United common stock ending on and including the tenth trading day immediately prior to the closing date of the merger. Based on Texas United’s average 20 trading day price ending on August 17, 2005 of $19.34 per share, shareholders of Gateway would receive $15.20 in cash and approximately 1.8341 shares of Texas United common stock for each share of Gateway they own.

The unaudited Pro Forma Consolidated Combined Balance Sheet reflects the historical position of Texas United and Gateway at June 30, 2005 with pro forma adjustments based on the assumption that the merger was completed on June 30, 2005. The pro forma adjustments are based on the purchase method of accounting. The unaudited Pro Forma Consolidated Combined Statements of Earnings assume that the merger was consummated on January 1 of the earliest indicated period. The adjustments are based on information available and certain assumptions that Texas United believes are reasonable. The adjustments do not include any restructuring costs. The final allocation of the purchase price for Gateway between shareholders’ equity and goodwill will be determined after the merger is completed and after completion of thorough analyses to determine the fair values of Gateway’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Any change in the fair value of the net assets of Gateway will change the amount of the purchase price allocable to goodwill. Further, changes such as net income from July 1, 2005 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

The following information should be read in conjunction with and is qualified in its entirety by Texas United’s consolidated financial statements and accompanying notes which are incorporated by reference into this joint proxy statement/prospectus and the consolidated financial statements and accompanying notes of Gateway included with this joint proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the period presented.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED BALANCE SHEET

As of June 30, 2005

	Texas United Historical	Gateway Historical	Pro Forma Adjustments		Pro Forma Combined
	(Dollars in thousands)
Assets
Cash and due from banks	$36,927	$10,494	$15,000	(a)	$51,121
			(11,300	)(b)
Federal funds sold	4,085	21,275	—		25,360

Total cash and cash equivalents	41,012	31,769	3,700		76,481
Held-to-maturity securities	12,825	1,702	—		14,527
Available-for-sale securities at fair value	291,631	36,756			328,387
Loans:
Total loans, net	769,922	136,850	—		906,772
Loans held for sale	9,370	—	—		9,370
Premises and equipment, net	42,288	5,683	1,000	(c)	48,971
Accrued interest receivable	6,114	857	—		6,971
Goodwill	40,117	—	22,674	(d)	62,791
Core deposit intangibles	4,969	—	4,829	(e)	9,798
Mortgage servicing rights	4,738	—	—		4,738
Other assets	19,017	7,819	465	(a)	27,301

Total assets	$1,242,003	$221,436	$32,668		$1,496,107

Liabilities and Shareholders’ Equity
Liabilities:
Deposits
Noninterest-bearing	$212,516	$72,359	$—		$284,875
Interest-bearing	689,840	120,890	—		810,730

Total deposits	902,356	193,249	—		1,095,605
Federal funds purchased	31,921	—	—		31,921
Other liabilities	11,865	566	—		12,431
Borrowings	164,529	10,000	—		174,529
Securities sold under repurchase agreements	6,367	1,000	—		7,367
Junior subordinated deferrable interest debentures	17,520	4,124	15,465	(a)	37,109

Total liabilities	1,134,558	208,939	15,465		1,358,962
Shareholders’ equity:
Common stock	7,811	740	(740	)(f)	9,167
			1,356	(g)
Additional paid-in capital	75,978	1,498	10,521	(f)	104,584
			27,887	(g)
			(11,300	)(b)
Retained earnings	26,087	10,521	(10,521	)(f)	26,087
Accumulated other comprehensive loss	(2,314)	(262)			(2,576)
Treasury stock	(117)	—			(117)

Total shareholders’ equity	107,445	12,497	17,203		137,145

Total liabilities and shareholders’ equity	$1,242,003	$221,436	$32,668		$1,496,107

(a)	This adjustment represents the issuance of approximately $15.5 million in junior subordinated debentures to a to-be-formed subsidiary trust, the proceeds of which will be used in part to pay approximately $11.3 million in cash to shareholders of Gateway in connection with the merger.

(b)	This adjustment represents the cash portion of the merger consideration to be paid to Gateway shareholders pursuant to merger agreement.
(c)	This adjustment represents the estimated write-up of premises and equipment to fair value.
(d)	This adjustment represents the amount of goodwill expected to be recorded, less amounts allocated to the estimated write-up to fair value for premises and equipment and estimated identifiable intangible assets calculated as follows (in thousands):

Purchase price for Gateway	$41,000
Less: Gateway equity at book value	(12,497)
Estimated fair value adjustment of bank premises	(1,000)
Allocated to core deposit intangible	(4,829)

Total goodwill adjustment	$22,674

(e)	This adjustment represents the recognition of core deposit intangibles acquired in the merger.
(f)	This adjustment represents the elimination of equity of Gateway as a part of the purchase accounting transactions.
(g)	This adjustment represents the issuance of 1,375,538 shares of Texas United to shareholders of Gateway, assuming an exchange ratio of 1.8341 based on an assumed 20 trading day average sales price of Texas United common stock for the period ended August 17, 2005 of $19.34 per share.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF EARNINGS

For the six months ended June 30, 2005

	Texas United Historical	Gateway Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$30,294	$4,397	$—		$34,691
Securities	5,771	762	—		6,533
Federal funds sold and other temporary investments	39	58	—		97

Total interest income	36,104	5,217	—		41,321
Interest expense:
Deposits	6,473	922	—		7,395
Federal funds purchased	507	20	—		527
Borrowings	1,547	134	—		1,681
Junior subordinated deferrable interest debentures	781	130	375	(a)	1,286

Total interest expense	9,308	1,206	375		10,889

Net interest income	26,796	4,011	(375)		30,432
Provision for loan losses	1,763	105	—		1,868

Net interest income after provision for loan losses	25,033	3,906	(375)		28,564
Noninterest income:
Service charges	3,812	627	—		4,439
Other operating income	5,936	250	—		6,186

Total noninterest income	9,748	877	—		10,625
Noninterest expense:
Employee compensation and benefits	15,241	2,306	—		17,547
Occupancy expense	3,775	631	12	(b)	4,418
Other operating expenses	7,620	1,248	302	(c)	9,170

Total noninterest expense	26,636	4,185	314		31,135

Earnings before federal income taxes	8,145	598	(689)		8,054
Provision (benefit) for federal income taxes	2,731	250	(234	)(d)	2,747

Net earnings	$5,414	$348	$(455)		$5,307

Basic earnings per share:
Net earnings per share	$0.69	$0.47			$0.56
Weighted average shares outstanding	7,802	740			9,442
Diluted earnings per share:
Net earnings per share	$0.68	$0.44			$0.55
Weighted average shares outstanding	7,966	791			9,606

(a)	This adjustment represents six months of junior subordinated debentures interest expense associated with the issuance of approximately $15.5 million in junior subordinated debentures.
(b)	This adjustment represents additional depreciation expense as a result of the write-up of premises and equipment to fair value.
(c)	This adjustment represents six months amortization on core deposit intangibles of $4.8 million acquired in the merger, which is being amortized over eight years.
(d)	This adjustment represents the federal income tax benefit of the pro forma adjustments at the statutory tax rate of 34%.

UNAUDITED PRO FORMA CONSOLIDATED

COMBINED STATEMENT OF EARNINGS

For the year ended December 31, 2004

	Texas United Historical	Gateway Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except per share data)
Interest income:
Loans, including fees	$37,710	$8,521	$—		$46,231
Securities	8,597	1,283	—		9,880
Federal funds sold and other temporary investments	30	102	—		132

Total interest income	46,337	9,906	—		56,243
Interest expense:
Deposits	9,223	1,518	—		10,741
Federal funds purchased	194	—	—		194
Borrowings	2,157	—	—		2,157
Junior subordinated deferrable interest debentures	1,189	206	728	(a)	2,123

Total interest expense	12,763	1,724	728		15,215

Net interest income	33,574	8,182	(728)		41,028
Provision for loan losses	1,850	600	—		2,450

Net interest income after provision for loan losses	31,724	7,582	(728)		38,578
Noninterest income:
Service charges	6,931	1,396	—		8,327
Other operating income	11,264	523	—		11,787

Total noninterest income	18,195	1,919	—		20,114
Noninterest expense:
Employee compensation and benefits	23,798	4,335	—		28,133
Occupancy expense	5,596	903	25	(b)	6,524
Other operating expenses	11,667	2,586	604	(c)	14,857

Total noninterest expense	41,061	7,824	629		49,514

Earnings before federal income taxes	8,858	1,677	(1,357)		9,178
Provision for federal income taxes	2,808	564	(461	)(d)	2,911

Net earnings	$6,050	$1,113	$(896)		$6,267

Basic earnings per share:
Net earnings per share	$1.15	$1.51			$0.91
Weighted average shares outstanding	5,264	739			6,904
Diluted earnings per share:
Net earnings per share	$1.11	$1.48			$0.89
Weighted average shares outstanding	5,442	750			7,082

(a)	This adjustment represents twelve months of junior subordinated debentures interest expense associated with the issuance of approximately $15.5 million in junior subordinated debentures.
(b)	This adjustment represents additional depreciation expense as a result of the write up premises and equipment to fair value.
(c)	This adjustment represents twelve months amortization on core deposit intangibles of $4.8 million acquired in the merger, which is being amortized over eight years.
(d)	This adjustment represents the federal income tax benefit of the pro forma adjustments at the statutory tax rate of 34%.

COMPARATIVE SUMMARY OF HISTORICAL AND

PRO FORMA PER SHARE SELECTED FINANCIAL DATA

Set forth below is certain per share financial information for Texas United and Gateway on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Gateway equivalent share. Also included are weighted average shares outstanding and shares outstanding at end of period for Texas United and Gateway and on a pro forma basis.

The pro forma data was derived by combining the historical consolidated financial information of Texas United and Gateway using the purchase method of accounting for business combinations. In July 2001, the Financial Accounting Standards Board issued Statement No. 142, “Goodwill and Other Intangible Assets,” which eliminates the requirement to amortize goodwill and requires goodwill to be evaluated annually, or more frequently if impairment indicators arise, for impairment.

The pro forma data gives effect to:

•	the proposed acquisition of Gateway; and

•	the proposed issuance of a number of shares of Texas United common stock and cash to the shareholders of Gateway in connection with the merger.

The pro forma data assumes that the merger was effected on January 1 of the indicated period for purposes of presenting pro forma basic and diluted earnings per share and cash dividends per share and on June 30, 2005 and December 31, 2004 for purposes of presenting pro forma book value per share. The Gateway pro forma equivalent share information shows the effect of the merger from the perspective of an owner of Gateway common stock. The information was computed by multiplying the pro forma information by an assumed exchange ratio of 1.8341, based on the average 20 day closing sales prices of Texas United common stock ending on August 17, 2005 of $19.34 per share.

You should read the information below together with the historical financial statements and related notes and other information of Gateway included in this joint proxy statement/prospectus and the historical consolidated financial statements and related notes and other information of Texas United that Texas United has presented in its prior Securities and Exchange Commission filings which are incorporated into this document by reference. See “Where You Can Find More Information” on page 112. We expect that Texas United and Gateway will incur merger and integration charges as a result of combining their companies. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	As of and for the Six Months Ended June 30, 2005	As of and for the Year Ended December 31, 2004
Basic earnings per share
Texas United	$0.69	$1.15
Gateway	0.47	1.51
Pro Forma	0.56	0.91
Equivalent pro forma per share of Gateway stock	1.03	1.67

	As of and for the Six Months Ended June 30, 2005		As of and for the Year Ended December 31, 2004
Diluted earnings per share
Texas United	$0.68		$1.11
Gateway	0.44		1.48
Pro Forma	0.55		0.89
Equivalent pro forma per share of Gateway stock	1.03		1.63

Cash dividends per share
Texas United	$0.16		$0.28
Gateway	—		—
Pro Forma	0.16	(1)	0.28	(1)
Equivalent pro forma per share of Gateway stock	0.29		0.51

Book value per share
Texas United	$13.75		$13.44
Gateway	16.89		16.66
Pro Forma	14.51		14.25
Equivalent pro forma per share of Gateway stock	16.53		16.04

(1)	Because Texas United intends to continue paying its regular quarterly dividend, the pro forma dividend reflects the historical dividend paid by Texas United.

COMPARATIVE STOCK PRICES

The following table summarizes (i) the market values of the Texas United common stock on April 29, 2005, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this joint proxy statement/prospectus and (ii) the equivalent pro forma value of a share of Gateway common stock at such dates based on the exchange ratio and the per share cash consideration. Historical market value information regarding the Gateway common stock is not provided because there is no active market for Gateway common stock. The merger consideration has been generally structured to provide that Gateway shareholders will receive total per share consideration of $50.68 consisting of shares of Texas United common stock having a market value of $35.48 and $15.20 in cash. You should obtain current market quotations for the Texas United common stock.

	Texas United Historical(1)		Equivalent Pro Forma Per Share of Gateway Common Stock(2)
April 29, 2005		$17.25		$46.84
September , 2005	$		$

(1)	Represents the closing price of Texas United common stock on the Nasdaq National Market.
(2)	Equivalent pro forma market value per share of Gateway common stock represents the historical market value per share of Texas United common stock multiplied by 1.8341, the assumed exchange ratio based on the 20 trading day average sales price of Texas United common stock ending on August 17, 2005, of $19.34, plus $15.20, the amount of per share cash merger consideration. The exchange ratio used in the equivalent pro forma per share market value is for illustrative purposes only assuming a 20 trading day period ended on August 17, 2005.

RISK FACTORS

An investment in Texas United common stock in connection with the merger involves risks. Texas United describes below the material risks and uncertainties that it believes affect the merger and its business. You should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus in deciding whether to vote for approval of the merger agreement. If any of the risks described in this joint proxy statement/prospectus occur, Texas United’s financial condition and results of operations could be materially and adversely affected. If this were to happen, the value of Texas United common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Fluctuations in market prices of Texas United common stock will affect the number of shares of Texas United common stock that Gateway shareholders receive for their shares of Gateway common stock.

Upon completion of the merger, shares of Gateway common stock (other than any dissenting shares) will be converted into shares of Texas United common stock and cash. The merger consideration has been generally structured to provide that shareholders of Gateway will receive for each of their shares of Gateway common stock, $15.20 in cash and a number of shares of Texas United common stock with an aggregate market value of $35.48, based on the average closing sales price of Texas United common stock for the 20 trading days ending on the tenth trading day prior to the closing date of the merger. Because the price of Texas United common stock will fluctuate prior to the merger, Texas United cannot assure shareholders of Gateway of the exact number of shares of Texas United common stock that they will receive in the merger.

The price of Texas United common stock may vary from its price on the date of this joint proxy statement/prospectus and the date of the Gateway special meeting. Stock price fluctuations may result from a variety of factors, some of which are beyond the control of Texas United, including, among other things, changes in Texas United’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Because the date the merger is to be completed will be later than the date of the special meeting, the price of the Texas United common stock on the date of the special meeting may not be indicative of its price on the date the merger is to be completed.

Accordingly, at the time Gateway shareholders vote with respect to the merger agreement, they will not know the number of shares of Texas United common stock that they will receive in the merger.

Texas United may have difficulty combining the operations of Gateway with its own operations.

Because the markets and industries in which Texas United operates are highly competitive, and due to the inherent uncertainties associated with the integration of acquired companies, Texas United may not be able to integrate the operations of Gateway without encountering difficulties, including, without limitation, the loss of key employees and customers, the disruption of their respective ongoing businesses and possible inconsistencies in standards, controls and procedures.

Gateway shareholders will have less influence as a shareholder of Texas United than as a shareholder of Gateway.

Gateway shareholders currently have the right to vote in the election of the board of directors of Gateway and on other matters affecting Gateway. The merger will transfer control of Gateway to Texas United and to the shareholders of Texas United. When the merger occurs, each Gateway shareholder will become a shareholder of Texas United with a percentage ownership of Texas United much smaller than such shareholder’s percentage ownership of Gateway. Because of this, Gateway shareholders will have less influence on the management and policies of Texas United than they now have on the management and policies of Gateway.

Risks Associated With Texas United

If Texas United is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Texas United has initiated internal growth programs, completed several acquisitions and opened additional branches. Texas United may not be able to sustain its historical rate of growth or may not even be able to grow at all. In addition, Texas United may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable candidates for acquisition. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers. Further, Texas United may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Texas United is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Texas United is unable to manage its growth effectively, its operations could be negatively affected.

Companies like Texas United that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Texas United must identify, hire and retain additional qualified employees, particularly in the accounting and operational areas of its business.

If Texas United does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Texas United may not be able to continue to implement its business strategy and successfully conduct its operations.

If Texas United is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

Texas United intends to continue its current growth strategy. The market for acquisitions remains highly competitive, and Texas United may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Texas United is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Texas United’s organization. Texas United may not be able to complete future acquisitions and, if completed, Texas United may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process may also require significant time and attention from Texas United’s management that they would otherwise direct at servicing existing business and developing new business. Texas United’s failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Texas United’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its earnings and capital levels.

The majority of Texas United’s assets are monetary in nature and, as a result, Texas United is subject to significant risk from changes in interest rates. Changes in interest rates can impact Texas United’s net interest income as well as the valuation of its assets and liabilities. Texas United’s earnings are significantly dependent on its net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Texas United expects that it will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either its interest-bearing liabilities will be more sensitive to changes in market interest rates than its interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to Texas United’s position, this “gap” will work against Texas United, and its earnings may be negatively affected. Based on Texas United’s one-year cumulative interest rate gap at June 30, 2005 of negative $273.7 million, an increase in the general level of interest rates may negatively affect its net yield on interest-earning assets since its interest-earning assets reprice slower than its interest-bearing liabilities.

An increase in the general level of interest rates may also, among other things, reduce the demand for loans and Texas United’s ability to originate loans. Conversely, a decrease in the general level of interest rates, among other things, may lead to an increase in prepayments on Texas United’s loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates affect Texas United’s net yield on interest-earning assets, loan origination volume, loan and mortgage-backed securities portfolios and its overall results.

Although Texas United’s asset-liability management strategy is designed to control its risk from changes in the general level of market interest rates, market interest rates are affected by many factors outside of Texas United’s control, including inflation, recession, changes in unemployment, money supply and international disorder and instability in domestic and foreign financial markets. In view of the continued low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and Texas United cannot always accurately predict the nature or magnitude of such changes or how such changes may affect its business.

Texas United’s profitability depends significantly on local economic conditions.

Texas United’s success depends primarily on the general economic conditions of the geographic markets in which it operates. Unlike larger banks that are more geographically diversified, Texas United provides banking and financial services to customers primarily in the central and south central areas of Texas. The local economic conditions in these areas have a significant impact on Texas United’s commercial, real estate and construction loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect Texas United’s financial results.

A large percentage of Texas United’s loans are secured by real estate, and an adverse change in the real estate market may result in losses and adversely affect Texas United’s profitability.

Approximately 70.9% of Texas United’s loan portfolio as of June 30, 2005 was comprised of loans secured by real estate. An adverse change in the economy affecting values of real estate generally or in Texas United’s market areas specifically could impair the value of Texas United’s collateral and its ability to sell the collateral upon foreclosure. In the event of a default with respect to any of these loans, the amounts Texas United receives upon sale of the collateral may be insufficient to recover outstanding principal and interest on the loan. As a result, Texas United’s profitability and financial condition could be negatively impacted by an adverse change in the real estate market.

Texas United could be subject to environmental risks and associated costs on its foreclosed real estate assets.

A significant portion of Texas United’s loan portfolio is secured by real property. There is a risk that hazardous or toxic waste could be found on the properties that secure Texas United’s loans. If Texas United acquires such properties as a result of foreclosure, it could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and adversely affect Texas United’s profitability. Although Texas United has policies and procedures that require it to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards.

Texas United’s allowance for loan losses may not be sufficient to cover actual loan losses, which could adversely affect its earnings.

As a lender, Texas United is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Texas United for the outstanding balance of the loan plus the costs to dispose of the collateral. Texas United may experience significant loan losses which could have a material adverse effect on its operating results and financial condition. Management makes various assumptions and judgments about the collectibility of Texas United’s loan portfolio, including the diversification by industry of its commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, and the evaluation of its loan portfolio by the external loan review.

Texas United maintains an allowance for loan losses in an attempt to cover loan losses inherent in its loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than Texas United has experienced to date. In determining the size of the allowance, Texas United relies on an analysis of its loan portfolio, its experience and its evaluation of general economic conditions. If Texas United’s assumptions prove to be incorrect, its current allowance may not be sufficient and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. Material additions to the allowance would materially decrease net income.

In addition, federal and state regulators periodically review Texas United’s allowance for loan losses and may require Texas United to increase its provision for loan losses or recognize further loan charge-offs, based on judgments different than those of Texas United’s management. Any increase in Texas United’s allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a material negative effect on Texas United’s operating results and financial condition.

Texas United’s small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

Texas United targets its business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact the central and south central Texas area or the other markets in which Texas United operates, Texas United’s results of operations and financial condition may be negatively affected.

Texas United is dependent on its management team, and the loss of its senior executive officers or other key employees could impair its relationship with its customers and adversely affect its business and financial results.

Texas United’s success is dependent upon the continued service and skills of L. Don Stricklin, Steve Stapp, Jeffrey A. Wilkinson, Dayna McElreath, Melvin Barta, Malvin Green, Riley C. Peveto and other senior officers.

The unexpected loss of services of one or more of these key personnel could have an adverse impact on Texas United’s business because of their skills, knowledge of Texas United’s market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. Texas United currently has an employment and non-competition agreement with Riley C. Peveto and no other of its senior officers.

An interruption in or breach in security of Texas United’s information systems may result in a loss of customer business.

Texas United relies heavily on communications and information systems to conduct its business. Any failure or interruption or breach in security of these systems could result in failures or disruptions in Texas United’s customer relationship management, general ledger, deposits, servicing or loan origination systems. Texas United cannot assure you that such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed by Texas United. The occurrence of any failures or interruptions could result in a loss of customer business and have a negative effect on Texas United’s results of operations and financial condition.

Risks Associated With Texas United’s Industry

Texas United faces strong competition from other financial institutions and financial service companies, which could adversely affect its operations and financial condition.

Texas United faces vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services than Texas United does. Texas United also competes with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations, each of which may offer more favorable financing than Texas United is able to provide. Some of Texas United’s nonbank competitors are not subject to the same extensive regulations that govern Texas United. This competition may reduce or limit Texas United’s margins on banking services, reduce its market share and adversely affect its results of operations and financial condition.

Texas United operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision that could adversely affect its financial performance, and Texas United may be adversely affected by changes in federal and local laws and regulations.

Texas United is subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on Texas United, its subsidiary bank, and its operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect Texas United’s powers, authority and operations, or the powers, authority and operations of State Bank, which could have a material adverse effect on Texas United’s financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power may have a negative impact on Texas United.

Risks Associated With Texas United Common Stock

Texas United’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Texas United that you may favor.

Texas United’s articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Texas United. These provisions include:

•	a board of directors classified into three classes of directors with the directors, of each class having staggered, three year terms;

•	a provision requiring the approval of the holders of at least 70% of Texas United common stock in the event of a merger or consolidation in which Texas United is not the surviving entity in the transaction or the sale or exchange of all or substantially all of Texas United’s assets;

•	a provision that any special meeting of Texas United’s shareholders may be called only by a majority of the board of directors, the president or the holders of at least 50% of Texas United’s shares entitled to vote at the meeting;

•	a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Texas United’s bylaws.

Texas United’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Texas United preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Texas United. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Texas United. See “Texas Anti-Takeover Statutes.”

The trading volume in Texas United common stock has been low and may not increase following the merger.

Although Texas United common stock is listed for trading on the National Market System of the Nasdaq Stock Market, the trading volume in Texas United common stock has been limited. During the first six months of 2005, 940,700 shares of Texas United common stock traded on the Nasdaq National Market for an average of 6,533 shares per trading day. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of Texas United common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which Texas United has no control. Although Texas United believes that the merger may improve the liquidity of the market for its common stock by increasing the number of outstanding shares and by diversifying its shareholder base, Texas United can give no assurance that the merger will increase the volume of trading in its common stock. The shares of Texas United common stock to be issued in the merger may be freely traded without restriction by the Gateway shareholders who are not deemed to be affiliates of Gateway or Texas United. Given the limited trading volume of Texas United common stock, significant sales of its common stock by new or existing shareholders, or the expectation of these sales, could cause Texas United’s stock price to fall.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

We have each made forward-looking statements in this joint proxy statement/prospectus (and in documents to which we refer you in this joint proxy statement/prospectus) that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Texas United after the merger is completed. When we use any of the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Texas United after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include the following:

•	Texas United’s actual cost savings resulting from the merger are less than expected, Texas United is unable to realize those cost savings as soon as expected or Texas United incurs additional or unexpected costs;

•	Texas United’s revenues after the merger are less than expected;

•	deposit attrition, operating costs, customer loss and business disruption before and after the merger are greater than Texas United expected;

•	competition among financial services companies may increase;

•	Texas United has more trouble integrating businesses than expected;

•	changes in the interest rate environment reduce Texas United’s interest margins;

•	general business and economic conditions in the markets Texas United serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Texas United’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates and projections contained in forward-looking statements, please read the “Risk Factors” section of this joint proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this joint proxy statement/prospectus, any supplement to this joint proxy statement/prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

GENERAL INFORMATION

Texas United. This document constitutes a proxy statement of Texas United and is being furnished to all record holders of Texas United common stock in connection with the solicitation of proxies by the board of directors of Texas United to be used at a special meeting of shareholders of Gateway to be held on                  , 2005 and any adjournment or postponement of the special meeting. The purpose of the Texas United special meeting is to consider and vote upon proposals to approve (1) the merger agreement, dated as of May 2, 2005, by and between Texas United and Gateway, which provides, among other things, for the merger of Gateway with and into Texas United and (2) the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Gateway. In addition, this document constitutes a proxy statement of Gateway and is being furnished to all record holders of Gateway common stock in connection with the solicitation of proxies by the board of directors of Gateway to be used at a special meeting of shareholders of Gateway to be held on                  , 2005 and any adjournment or postponement of the special meeting. The purpose of the Gateway special meeting is to consider and vote upon proposals to approve (1) the merger agreement, dated as of May 2, 2005, by and between Texas United and Gateway, which provides, among other things, for the merger of Gateway with and into Texas United, (2) a payment to Gene Payne of $663,251 with respect to 30,000 shares of Gateway phantom stock which were previously granted to Mr. Payne under the Gateway Phantom Stock Plan and (3) the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. This document also constitutes a prospectus relating to the Texas United common stock to be issued to holders of Gateway common stock upon completion of the merger.

TEXAS UNITED SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Texas United shareholders will be held at              .m. local time on                  , 2005 at State Bank Annex, 240 West Colorado, La Grange, Texas.

Matters to be Considered

The purpose of the meeting is to consider and vote upon proposals to approve:

•	the merger agreement, dated as of May 2, 2005, by and between Texas United and Gateway; and

•	the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting to approve the merger agreement.

At this time, the Texas United board of directors is unaware of any matter, other than those set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Texas United common stock at the close of business on                  , 2005 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were              shares of Texas United common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of Texas United will be entitled to one vote for each share of Texas United common stock owned of record on                  , 2005. The holders of a majority of Texas United common stock must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Texas United common stock is required to approve the merger agreement. The affirmative vote of a majority of the votes cast, either in person or by proxy, is required to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other matter that may be properly presented at the special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement or a failure to vote on the merger agreement. Accordingly, the Texas United board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of July 31, 2005, the directors and executive officers of Texas United were entitled to vote, in the aggregate, 749,908 shares of Texas United common stock, or approximately 9.61% of the outstanding shares of Texas United common stock entitled to vote at the special meeting. These shares are expected to be voted FOR approval of the merger agreement and FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

The board of directors of Texas United unanimously recommends that you vote FOR approval of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Texas United and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement and FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Texas United at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Texas United;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of Texas United at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Texas United, 202 West Colorado, La Grange, Texas 78945, Attention: Jeffrey A. Wilkinson, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Texas United. Texas United is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Texas United intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. Texas United will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

GATEWAY SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of Gateway shareholders will be held at              .m. local time on                  , 2005 at Crown Plaza Suites Hotel, 7800 Alpha Road, Dallas, Texas.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon proposals to approve:

•	the merger agreement, dated as of May 2, 2005, by and between Texas United and Gateway, which provides, among other things, for the merger of Gateway with and into Texas United;

•	the payment to Gene Payne of $663,251 with respect to 30,000 shares of Gateway phantom stock which were granted to Mr. Payne under the Gateway Phantom Stock Plan in 2000; and

•	the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

At this time, the Gateway board of directors is unaware of any matter, other than those set forth above, that may be presented for action at the special meeting.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of Gateway common stock at the close of business on                  , 2005 will be entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on that date, there were              shares of Gateway common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of Gateway will be entitled to one vote for each share of Gateway common stock owned of record on                  , 2005. The holders of a majority of Gateway common stock must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least two-thirds of the issued and outstanding Gateway common stock is required to approve the merger agreement. The affirmative vote of more than 75% of the issued and outstanding shares of Gateway common stock, excluding any shares held by Mr. Payne, is required to approve the payment to Mr. Payne. The affirmative vote of a majority of the votes cast, either in person or by proxy, is required to approve the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and any other matter that may be properly presented at the special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the merger agreement and the payment to Gene

Payne are “non-discretionary” items, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the merger agreement and the payment to Gene Payne or a failure to vote on the merger agreement and the payment to Gene Payne. Accordingly, the Gateway board of directors encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

As of July 31, 2005, the directors and executive officers of Gateway were entitled to vote, in the aggregate, 385,038 shares of Gateway common stock, or approximately 51.34% of the outstanding shares of Gateway common stock entitled to vote at the special meeting. Each director and holder of 10% or more of Gateway common stock who, in the aggregate are entitled to vote 66.0% of the outstanding shares of Gateway common stock, has executed an agreement to vote his or her shares of Gateway common stock in favor of approval of the merger agreement. These shares are also expected to be voted FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement and, excluding any shares held by Gene Payne, FOR approval of the payment to Gene Payne.

The Gateway board of directors unanimously recommends that you vote FOR approval of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. The Gateway board of directors (with Mr. Payne abstaining) also recommends that you vote FOR approval of the payment to Gene Payne.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed by the shareholders and returned to Gateway and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the merger agreement, FOR the proposal to approve the payment to Gene Payne and FOR the adjournment of the special meeting, if necessary, to permit further solicitation of proxies to approve the merger agreement. The proxy also grants authority to the persons designated in the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of Gateway at any time before it is voted at the special meeting by:

•	giving written notice to the Secretary of Gateway;

•	executing a proxy bearing a later date and filing that proxy with the Secretary of Gateway at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Gateway, 12655 North Central Expressway, Suite 100, Dallas, Texas 75243, Attention: Wm. Gene Payne, Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of Gateway. Gateway is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Gateway intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. Gateway will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL I

APPROVAL OF THE MERGER AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the merger agreement. A copy of the merger agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The merger agreement provides for the merger of Gateway with and into Texas United. If the shareholders of Texas United and Gateway approve the merger agreement at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2005, although delays could occur. As a result of the merger, holders of Gateway common stock will be entitled to receive whole shares of Texas United common stock and cash, with cash paid in lieu of fractional shares, and will no longer be owners of Gateway common stock. As a result of the merger, certificates for Gateway common stock will only represent the right to receive the merger consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, Texas United will pay $15.20 in cash and issue a number of shares of its common stock with an aggregate market value of $35.48 to Gateway shareholders for each share of Gateway common stock they own. The number of shares of Texas United common stock Gateway shareholders will receive for each share of Gateway common stock they own will equal $35.48 divided by the 20 trading day average closing sales price of the Texas United common stock ending on the tenth trading day immediately prior to the closing date (“average closing sales price”). As a result of potential changes to the average closing sales price, if you are a Gateway shareholder, you will not know the exact number of shares of Texas United common stock you will receive in connection with the merger when you vote on whether to approve the merger agreement.

Based on Texas United’s average closing sales price for the 20 trading days ending on August 17, 2005 of $19.34 per share, shareholders of Gateway would receive 1.8341 shares of Texas United common stock, plus $15.20 in cash, for each share of Gateway common stock they own. Assuming this exchange ratio, Texas United would issue approximately 1,375,538 shares of Texas United common stock to Gateway shareholders in connection with the merger. The actual number of shares to be issued in the merger with Gateway will not be determinable until ten days prior to the closing of the merger and the average closing sales price used in this paragraph is for illustrative purposes only assuming a 20 trading day period ended on August 17, 2005.

As noted above, Texas United will not issue any certificates for fractional shares of Texas United common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average of the closing sale price per share of Texas United common stock on The Nasdaq Stock Market, Inc. National Market System on the fifth trading day immediately prior to the effective time of the merger.

Effects of the Merger on Gateway Stock Options

Pursuant to the merger agreement, any options to acquire shares of Gateway common stock pursuant to Gateway’s 1998 Incentive Stock Option Plan that are outstanding and unexercised immediately prior to the completion of the merger shall be automatically converted into fully-vested options to purchase shares of Texas United common stock and will continue to be governed by the terms of the original plans and/or agreements under which they were issued. The number of shares of Texas United common stock subject to each of these converted stock options, as well as the exercise price of these stock options, will be adjusted to reflect the option exchange ratio in the merger. The option exchange ratio is determined by dividing the per share cash consideration of $15.20 by the closing price per share of Texas United common stock on the fifth trading day prior to the closing date of the merger and adding that number to the quotient of $35.48 divided by the average closing sales price per share of Texas United common stock for the 20 trading days ending on the tenth trading day prior to the closing date of the merger. The exercise price per share of Texas United common stock under the new stock options will be equal to the exercise price per share of Gateway common stock under the original option divided by the option exchange ratio. As of July 31, 2005, there were options outstanding to purchase 61,000 shares of Gateway common stock at a weighted average exercise price of $             per share.

Promptly following the merger, Texas United intends to register with the Securities and Exchange Commission, the shares of Texas United common stock issuable upon the exercise of these converted options. Unless these shares of Texas United common stock are acquired by an affiliate of Gateway, following registration, the shares issued upon the exercise of the options will be freely tradeable.

Background of the Merger

Don Stricklin, the President and Chief Executive Officer of Texas United, Riley Peveto, a director of Texas United and Chairman of the Board of GNB Financial, n.a., and Gene Payne, the President and Chief Executive Officer of Gateway, have served on boards of various trade organizations and attended banking conventions together for many years. This background and familiarity with each other’s banking organizations led to the initial consideration of a transaction.

In late February 2005, Mr. Stricklin approached Mr. Payne inquiring whether Gateway would be interested in pursuing a merger transaction with Texas United. This inquiry led to a series of telephone conversations and meetings between Messrs. Stricklin, Peveto and Payne regarding a potential transaction.

On February 17, 2005, the Texas United board of directors met to discuss the proposed transaction and the possibility of submitting a letter of intent to Gateway. Based on these discussions, the board approved management submitting a letter of intent to Gateway and commencing its due diligence review.

On March 4, 2005, Texas United submitted an unsolicited proposal to acquire Gateway. The proposal was in the form of a nonbinding letter of intent subject to a due diligence review of the financial condition of Gateway. On March 16, 2005, the board of directors of Gateway approved the proposal and authorized the execution of the letter of intent. At this meeting, the board of directors of Gateway decided to engage The Bank Advisory Group, L.L.C. to assist it in reviewing the fairness, from a financial point of view, of the proposed transaction.

During the remainder of March 2005 and the first part of April 2005, Texas United conducted a due diligence review of Gateway and Gateway conducted a due diligence review of Texas United. Following such reviews, Texas United and Gateway confirmed their desire to proceed with the merger. Throughout April 2005, Texas United, Gateway and their respective legal counsel negotiated the terms of a definitive merger agreement.

As part of these negotiations, Texas United, Gateway and Mr. Payne discussed the need for a new employment agreement with Mr. Payne. The parties recognized that if the merger were completed, it would trigger the payment obligation under the Gateway Phantom Stock Plan to Mr. Payne with respect to the 30,000 shares of phantom stock granted to Mr. Payne in 2000 under his existing employment agreement. The parties determined the amount of such payment would exceed Mr. Payne’s threshold amount under Section 280G of the Internal Revenue Code and discussed the need to obtain shareholder approval of the amount in excess of that threshold to prevent adverse tax consequences.

On April 29, 2005, the board of directors of Gateway met with legal counsel to review the definitive merger agreement and the payment that is owed to Mr. Payne. Following legal counsel’s review, Mr. Payne informed the board of directors of Gateway that The Bank Advisory Group, L.L.C. had, on a preliminary basis, reviewed the financial terms of the merger agreement and indicated that it was fair, from a financial point of view, to the shareholders of Gateway. Based primarily on an extensive discussion of the terms of the merger, the financial condition and valuation for both Gateway and Texas United and other matters discussed below, the board of

Gateway determined that the transaction was in the best interests of Gateway and its shareholders and unanimously approved the merger agreement and authorized its execution. The board of Gateway also determined that the payment to Mr. Payne was in the best interests of Gateway and its shareholders and unanimously approved (with Mr. Payne abstaining) the payment to Mr. Payne.

On April 28, 2005, Texas United’s board of directors met to discuss and consider the transaction with Gateway. Based primarily on an extensive discussion of the terms of the merger, the financial condition and valuation for both Gateway and Texas United and other matters discussed below, Texas United’s board of directors determined that the transaction with Gateway was in the best interests of both Texas United and its shareholders. As a result, Texas United’s board of directors unanimously approved the proposed merger and the merger agreement and authorized management, subject to the satisfactory finalization of the merger documents, to execute and deliver the merger documents on behalf of Texas United.

On May 2, 2005, Gateway and Texas United entered into the merger agreement. Texas United and Gateway issued a joint press release announcing the proposed merger on May 2, 2005.

Gateway’s Reasons for the Merger and Recommendations of the Board of Gateway

The Gateway board of directors believes that the merger is in the best interests of Gateway and its shareholders. Accordingly, the Gateway board has unanimously approved the merger and the merger agreement and unanimously recommends that Gateway shareholders vote FOR approval of the merger agreement.

In approving the merger agreement, the Gateway board consulted with its financial advisor with respect to the financial aspects and fairness of the proposed acquisition from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. Gateway believes that combining with Texas United will create a stronger and more diversified company that will provide significant benefits to Gateway’s shareholders and customers alike. The terms of the merger agreement, including the consideration to be paid to Gateway’s shareholders, were the result of arm’s length negotiations between representatives of Texas United and Gateway. In arriving at its determination to approve the merger agreement, the Gateway board considered a number of factors, including the following:

•	the financial terms of the merger, including the relationship of the merger consideration to be received by the shareholders of Gateway to the book value of the Gateway common stock and the earnings and assets of Gateway;

•	the opinion rendered by The Bank Advisory Group, L.L.C. that, from a financial standpoint, the merger consideration to be received in exchange for the Gateway common stock on the terms and conditions set forth in the plan of merger is fair to the shareholders of Gateway from a financial point of view;

•	the future prospects of Gateway compared with the future prospects of Texas United, concluding that, by receiving common stock of Texas United in the merger, shareholders of Gateway would be investing in a larger, more diversified banking organization;

•	the fact that the merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	the additional flexibility and liquidity afforded to shareholders of Gateway by the receipt of the Texas United common stock, which is traded on the Nasdaq Stock Market;

•	the representation of the former Gateway shareholders on the board of directors of Texas United by Joe L. Halpain and Joe A. Hargis;

•	the independence of management and continuity in banking services afforded by the operation of Gateway Bank as a separate bank;

•	the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

•	the opportunity to realize economies of scale, increase efficiencies of operations, and enhance the development of new products and services provided by affiliation with a larger holding company; and

•	the potential benefits and opportunities for employees of Gateway as a result of both employment opportunities and benefit plans in a larger organization.

The reasons set out above for the merger are not intended to be exhaustive but include the material factors considered by the board of directors of Gateway in approving the merger and the merger agreement. In reaching its determination, the board of directors of Gateway did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board of directors of Gateway believed that the merger was in the best interests of Gateway and its shareholders, therefore, the board of directors of Gateway unanimously approved the merger agreement.

Texas United’s Reasons for the Merger and Recommendations of the Board of Texas United

The Texas United board of directors believes that the merger is in the best interests of Texas United and its shareholders. Accordingly, the Texas United board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Texas United shareholders vote FOR approval of the merger agreement.

In approving the merger agreement, the Texas United board consulted with its legal counsel as to its legal duties and the terms of the merger agreement and related agreements. In arriving at its determination to approve the merger agreement, the Texas United board considered a number of factors, including the following:

•	the business, financial condition, results of operations, asset quality and future prospects for Gateway based on Texas United’s management’s examination of Gateway’s past performance and current financial condition, both individually and when combined with those of Texas United;

•	the merger consideration in the form of shares of Texas United common stock and cash, including how the price to be paid relates to prices paid in comparable acquisitions;

•	the fact that the merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes;

•	the compatibility of Gateway’s management team with that of Texas United and the general strategic fit of the companies, including the fact that Gateway’s market area complements that of Texas United;

•	the acquisition of new banking locations and customer accounts which will expand Texas United’s geographic presence in the Dallas-Fort Worth metroplex;

•	the opportunities for future growth and expansion;

•	the opportunities for decreasing expenses for the combined company;

•	the consistency of the acquisition with Texas United’s overall strategic business plan;

•	the non-economic terms of the transaction, including the anticipated impact on existing customers and employees; and

•	the fact that Gateway Bank, Gateway’s subsidiary bank, will remain a separate subsidiary and retain its existing management and board of directors, except that each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto will become a director of Gateway Bank at the completion of the merger.

The above discussion regarding the factors considered by the Texas United board is not intended to be exhaustive, but includes all material factors considered. In approving and recommending the merger and the merger agreement, the Texas United board did not assign any specific or relative weights to any of the foregoing factors and individual directors may have given differing weights to different factors. Based on the reasons stated, the board of directors of Texas United believed that the merger was in the best interests of Texas United and its shareholders, therefore, the board of directors of Texas United unanimously approved the merger agreement.

Opinion of Gateway’s Financial Advisor

The fairness opinion of Gateway’s financial advisor, The Bank Advisory Group, L.L.C., is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Gateway. You should not rely on any of these statements as having been made or adopted by Gateway or Texas United.

Gateway’s board of directors retained The Bank Advisory Group as its financial advisor to provide its opinion of the fairness, from a financial viewpoint, of the merger consideration to be paid in connection with the merger. Specifically, Gateway retained The Bank Advisory Group to: (i) provide a preliminary verbal fairness statement prior to Gateway executing the merger agreement and (ii) issue a confirming written fairness opinion letter for inclusion in this joint proxy statement/prospectus.

The Bank Advisory Group was selected by Gateway’s board of directors to render opinions to Gateway’s board of directors because The Bank Advisory Group is a nationally recognized financial institution advisory firm that is routinely engaged in the valuation of financial institutions in connection with mergers and acquisitions, as well as valuations for corporate and other purposes. The Bank Advisory Group is providing financial services for Gateway for which The Bank Advisory Group will receive customary fees.

On May 2, 2005, The Bank Advisory Group verbally communicated its fairness statement to Gateway’s board of directors to the effect that and subject to the various assumptions used therein and without onsite due diligence performed by The Bank Advisory Group at either Gateway or Texas United, as of May 2, 2005, the consideration to be paid under the proposed merger agreement was financially fair and equitable to Gateway’s shareholders. The Bank Advisory Group confirmed its verbal statement by delivering certain of its written analyses and its written opinion to Gateway’s board of directors to the effect that and subject to the various assumptions set forth therein, the consideration to be paid under the merger agreement is financially fair and equitable to Gateway’s shareholders.

The full text of The Bank Advisory Group’s written fairness opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus. A copy of the analysis supporting the written fairness opinion is available upon request at Gateway’s main office at no cost to shareholders of Gateway. The shareholders of Gateway are urged to read The Bank Advisory Group’s fairness opinion carefully and in its entirety. The fairness opinion was prepared for and is addressed to Gateway’s board of directors and does not constitute a recommendation to any shareholder of Gateway as to how such shareholder should vote on the merger agreement at the special meeting.

Underlying Analyses for the Verbal Fairness Statement and Written Fairness Opinion

For purposes of rendering both the verbal fairness statement and the written fairness opinion, The Bank Advisory Group relied without independent verification upon the accuracy and completeness of all of the information, financial and otherwise, provided to it by Gateway. The Bank Advisory Group also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Gateway since March 31, 2005 with respect to the verbal fairness statement and since June 30, 2005 with respect to the written opinion, the dates of the last financial statements made available to The Bank Advisory Group. Nonetheless, no limitations were imposed by Gateway upon The Bank Advisory Group with respect to the scope of the information it requested or the procedures it followed in rendering its written fairness opinion. The board and management of Gateway cooperated fully with The Bank Advisory Group in connection with its due diligence investigation.

In addition, The Bank Advisory Group relied solely upon publicly-available information, financial and otherwise, pertaining to Texas United. The Bank Advisory Group also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Texas United since March 31, 2005 with respect to the verbal fairness statement and since June 30, 2005 with respect to the written opinion, the dates of the last financial statements made available to The Bank Advisory Group.

In arriving at its conclusion for both the verbal fairness statement and the written fairness opinion, The Bank Advisory Group relied primarily on two broad methods of valuation: (i) market value, which represents an analysis of the price a willing buyer and a willing seller would agree upon in connection with a sale of a “control” block of stock of Gateway in comparison with the market price at which “control” of similar banking organizations is sold, as adjusted as The Bank Advisory Group deemed appropriate and (ii) investment value, which represents an evaluation of Gateway based on the discounted value of projected cash flows on a stand-alone basis. Additionally, given that Gateway shareholders will have a financial stake in the ongoing financial performance of Texas United by virtue of the fact that a portion of the merger consideration consists of Gateway common stock, The Bank Advisory Group also considered and evaluated the comparative financial analysis of the estimated pro forma value impact on the shareholders of Gateway that will result from the proposed exchange ratio for the stock portion of the merger consideration.

Market Value

The Bank Advisory Group maintains a sizable database of information pertaining to the prices paid for U.S. banking organizations. The database includes transactions involving banking organizations in the State of Texas and the South Central region of the United States, and provides comparable pricing and financial performance data for banking organizations acquired in the United States since 1989. The Bank Advisory Group has the capability of sorting the records to yield transactions involving similar banking organizations. Similarities might include banking organizations within a specific asset size range, banking organizations that generate a return on average assets (“ROA”) or a return on average equity capital (“ROE”) within a specified range, banking organizations that have an equity to assets ratio within a certain range, banking organizations that sold for a specific form of consideration (cash or stock), or banking organizations headquartered in various types of markets (rural, community, urban/suburban). The ability to produce specific groups of comparable banking organizations facilitates the making of a valid comparative purchase price analysis.

The Bank Advisory Group considered the transaction values for profitable banking organizations with total assets between $150 million and $300 million acquired in the United States during 2004 and through July 2005, headquartered in urban/suburban markets, and with core equity-to-assets ratios less than or equal to 8.00% (the “U.S. Deals”). Additionally, The Bank Advisory Group considered the transaction values for profitable banking organizations with total assets between $150 million and $300 million acquired in Texas during 2004 and through July 2005 (the “Texas Deals”). The Bank Advisory Group compared those transaction values, and the corresponding financial characteristics for the U.S. Deals and the Texas Deals, in relation to the merger consideration to be paid for Gateway and its corresponding financial characteristics.

The table set forth below summarizes this comparative analysis, and highlights the merger consideration:

	# of Banks	Assets (000)	Core Equity- to-Assets	ROA	ROE	Total Price (000)	Price Multiples				Price as % of
							Equity		Earnings		Assets	Deposits
U.S. Deals	17	$205,576	6.77%	0.74%	11.03%	$37,406	2.69	x	25.79	x	18.20%	21.88%
Texas Deals	3	$216,079	9.75%	0.61%	6.40%	$51,433	2.44	x	39.75	x	23.80%	27.18%
Gateway*	1	$221,436	6.12%	0.50%	8.82%	$40,594	2.98	x	37.69	x	18.26%	21.01%

*	Financial data for Gateway is as of June 30, 2005, with earnings based on 12-month trailing earnings. However, Gateway’s financial data is adjusted on a pro forma basis assuming that all outstanding options for Gateway common stock are exercised prior to consummation of the transaction with Texas United. The total price for Gateway excludes the proposed payment under Gateway’s Phantom Stock Plan to Gene Payne.

The adjusted core equity ratio for Gateway as of June 30, 2005, representing Gateway’s equity capital prior to accumulated other comprehensive income (in essence, unrealized gains/losses in “available-for-sale” securities) but adjusted on a pro forma basis to assume the exercise of all outstanding options for Gateway common stock prior to consummation of the transaction with Texas United, divided by total assets, equals 6.12%, a ratio slightly below the average core equity ratio of 6.77% for the U.S. Deals and significantly below the 9.75% for the Texas Deals. Banking organizations with core equity ratios lower than those of a comparable peer group tend to yield higher price to equity multiples relative to such banking organizations, assuming the similarity of all other material financial criteria. Consequently, the relationship between the 2.98x price to equity multiple for Gateway versus the 2.69x price to equity multiple for the U.S. Deals and the 2.44x price to equity multiple for the Texas Deals is not at all unexpected.

The 12-month trailing ROA for Gateway equals 0.50%, a ratio lower than the average ROA of 0.74% for the U.S. Deals and 0.61% for the Texas Deals. Banking organizations with ROAs below those of a comparable peer group tend to yield higher price to earnings multiples relative to such banking organizations. Consequently, the relationship between the 37.69x price to earnings multiple for Gateway and the 25.79x for the U.S. Deals is not at all unexpected. In relation to the Texas Deals, notwithstanding that Gateway’s ROA was lower than that of the Texas deals, the price-to-earnings multiple for Gateway at 37.69x was below the 39.75x price-to-earnings multiple for the Texas Deals, primarily because of the materially higher level of core equity for the Texas Deals in relation to Gateway’s core equity ratio.

A superior method of “benchmarking” transaction values, in contrast to the more traditional price multiples, involves the use of price in comparison to total assets and total deposits. The comparative analysis revealed that the merger consideration yields a transaction value that results in a price as a percent of total assets of 18.26% and a price as a percent of total deposits of 21.01%, versus averages of 18.20% and 21.88%, respectively, for the U.S. Deals, and 23.80% and 27.18%, respectively, for the Texas Deals. Accordingly, the analysis suggests that the merger consideration, as measured by price relative to total assets and total deposits, is slightly lower than the average price ratios paid during 2004 and thus far in 2005 for the U.S. Deals. The benchmarks are lower for Gateway, relative to the U.S. Deals primarily because of Gateway’s lower earnings performance as measured by ROA. As is the case for the price-to-earnings multiples for the Texas Deals, the merger consideration, as measured by price relative to total assets and total deposits is below the average price ratios paid during 2004 and thus far in 2005 for the Texas Deals primarily because of the materially higher level of core equity for the Texas Deals in relation to Gateway’s core equity ratio together with Gateway’s lower level of earnings as measured by ROA.

Based on these relationships, the analysis suggests that the merger consideration, as measured by the price multiples and indices described above, is fair, from a financial point of view to Gateway’s shareholders, relative to the prices paid for comparable banks and giving consideration to the differences in certain financial characteristics, as discussed above.

Investment Value

The Investment Value approach is sometimes referred to as the income value or earnings value. The investment or earnings value of any financial organization’s stock is, simply stated, an estimate of the present value of the future benefits, usually earnings, cash flow, or dividends, that will accrue to the stock. An earnings value is comprised of two major components: annual future earnings and an appropriate capitalization rate (the present value discount rate), and is defined by the following formula:

Net Present Value = S [valuesi / (1 + rate)i]

The Bank Advisory Group believes the utilization of net earnings, rather than cash flows, for this investment value methodology is appropriate given the minimal level of long-term, non-earning investments typically held by banking organization. Thus, for most commercial banking organizations, the absence of significant non-cash depreciation and/or amortization expense produces little variance between the net earnings and cash flow streams. Additionally, the utilization of net earnings in calculating the present value of benefits is a widely understood and accepted practice in the valuation of financial institutions.

To determine an Investment Value, The Bank Advisory Group first determined a residual or terminal value at the end of the twelve-year projection period with, on a post-transaction basis, calendar year (“CY”) 2006 representing the first projection year and 2016 representing the 11th projection year. The following formula derives a residual based upon an assumed long-term growth rate and an assumed fixed discount rate:

Residual Value = [(Projected Earnings CY-2016 / (1 + Discount Rate)11) x (1 + Growth Rate)] / (Discount Rate – Growth Rate)

This approach for calculating the Investment Value is computed by adding the Residual Value to the sum of the discounted earnings stream for the first eleven projection years on a post-transaction basis (2006-2016).

In consideration that the assumed investment horizon of likely buyers of Gateway’s shares is undefined, but is presumed to be long-term, the rate of growth applied to Gateway’s earnings must be one that could reasonably be expected to be sustained indefinitely. Over a prolonged period of time, it is practically impossible to sustain growth at a rate that exceeds the sum of the anticipated rate of inflation plus the expected overall population growth for the trade area(s), as further influenced by the presumed degree of competition from both current and future competitors. Accordingly, given the current rate of inflation and the existing interest rate environment, together with Gateway’s likely growth prospects over at least a 15-20 year time horizon, The Bank Advisory Group believes the annual growth rate assumed for Gateway’s earnings is reasonable and defensible.

Using the earnings assumptions for Gateway, as described above, The Bank Advisory Group then applied multiple discount rates to Gateway’s projected earnings stream to derive the present value of Gateway’s projected earnings stream together with the Residual Value. The Bank Advisory Group believes that the discount rate should incorporate both (a) a “risk-free rate,” or the amount that an investor believes will be definitely realized over the set holding period and (b) a premium for risk, which includes a systematic risk for movements in returns on the investment market and general and an unsystematic risk that is specific to the investment. Moreover, The Bank Advisory Group believes that the “risk-free rate” includes the “rental rate” for foregoing the use of funds of the set holding period and the expected rate of inflation over the set holding period. Accordingly, given Gateway’s current financial condition and recent financial performance, the existing interest rate environment, potential alternative investment opportunities, and the anticipated rates of inflation, The Bank Advisory Group believes the discount rates employed in its analysis to be appropriate.

In summary, the investment analysis suggests that the merger consideration is fair, from a financial point of view to Gateway’s shareholders, relative to the present value of Gateway’s projected earnings stream, as discussed above.

Pro Forma Financial Impact Analysis

For acquisitions in which the buyer uses stock as a form of consideration, one means of evaluating the potential fairness (or lack thereof) of a proposed transaction is to assess the pro forma per share financial impact on the shareholders of both the buyer (the company issuing stock) and the seller (the company whose shareholders are receiving stock). Since Texas United common stock constitutes a portion of the merger consideration, The Bank Advisory Group developed a pro forma financial impact analysis for both Gateway and Texas United.

To prepare the pro forma financial impact analysis, The Bank Advisory Group prepared financial projections for both Gateway and Texas United, assuming that both continued to operate on a “status quo” basis without giving consideration to any future mergers and acquisitions or expansion activities that might or might not occur at either organization. Likewise, the analysis assumes that neither organization raises additional capital and, in so doing, makes no change in the number of shares outstanding. For analytical purposes, however, The Bank Advisory Group did assume that all outstanding stock options at Gateway were exercised.

The pro forma financial impact analysis compares earnings per share on a stand-alone basis for both Gateway and Texas United relative to earnings per share on a pro forma basis for Texas United on a post-transaction basis assuming consummation of the merger. For purposes of the pro forma financial impact analysis, The Bank Advisory Group assumed, based on conversations with management of Gateway, the combined company can realize merger savings and economies of scale totaling $125,000 in 2006, $300,000 in 2007 and then approximately 3.15% of Gateway’s projected stand-alone total noninterest expense on an annual basis thereafter.

In summary, the pro forma financial impact analysis suggests that Texas United is forecast to incur meaningful earnings per share dilution as a result of the merger. Conversely, this pro forma financial impact analysis suggests that, as a result of the merger consideration, Gateway shareholders on a pro forma (post-transaction) basis will have a higher level of earnings supporting each share of Texas United stock owned (on a pro forma basis) versus what would otherwise be the case if Gateway operated on a stand-alone basis. In short, this pro forma financial impact analysis suggests that Gateway shareholders clearly are beneficiaries of the merger which, in turn, provides further support for The Bank Advisory Group’s conclusion that the merger consideration is fair, from a financial point of view, to Gateway’s shareholders.

Multifaceted Analysis and Items Considered

The summary set forth above does not purport to be a complete description of all the analyses performed by The Bank Advisory Group. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The Bank Advisory Group did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, The Bank Advisory Group believes, and has advised Gateway’s board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.

In performing its analyses, The Bank Advisory Group made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by The Bank Advisory Group are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Gateway, Gateway’s management, The Bank Advisory Group or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by The Bank Advisory Group and its opinions were among several factors taken into consideration by Gateway’s board of directors in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

When the market value, investment value, and pro forma impact approaches were appropriately considered, together with The Bank Advisory Group’s experience in valuing the stocks of community financial institutions, The Bank Advisory Group believes it has sufficient justification for its assertion that the terms of the proposed merger, including, without limitation, the merger consideration, are fair, from a financial point of view, to the common shareholders of Gateway.

In arriving at its fairness opinion, The Bank Advisory Group reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	the merger agreement;

•	certain publicly available financial and other information for Gateway, and certain other relevant financial and operating data furnished to The Bank Advisory Group by Gateway’s management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Gateway prepared by Gateway’s management;

•	certain publicly available financial and other information for Texas United;

•	certain financial analyses, financial forecasts, reports and other information concerning Texas United prepared by independent third parties that routinely evaluate the stocks of publicly-traded financial institutions;

•	discussions The Bank Advisory Group had with certain members of Gateway’s management concerning the historical and current business operations, financial conditions and prospects of Gateway and such other matters The Bank Advisory Group deemed relevant;

•	certain operating results of Gateway as compared to the operating results of certain other financial institutions The Bank Advisory Group deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that The Bank Advisory Group deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its verbal fairness statement and written fairness opinion, The Bank Advisory Group, with the consent of Gateway’s management, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Gateway or which was publicly available for both Gateway and Texas United. The Bank Advisory Group did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, this information. In addition, The Bank Advisory Group did not conduct any physical inspection of the properties or facilities of Gateway or Texas United. The Bank Advisory Group further relied upon the assurance of Gateway’s management that they were unaware of any facts that would make the information provided to The Bank Advisory Group on behalf of Gateway incomplete or misleading in any respect. Likewise, The Bank Advisory Group relied upon the acknowledgment and understanding of Gateway’s management that any information furnished or to be furnished to The Bank Advisory Group by or on behalf of Texas United in connection with this engagement will be relied upon by The Bank Advisory Group to be true and accurate in all material respects and to not contain any untrue statement of a material fact or omit a material fact necessary to make the information not misleading. The Bank Advisory Group, with the consent of Gateway’s management, assumed that any projections provided to The Bank Advisory Group were reasonably prepared by Gateway’s management, and reflected the best available estimates and good faith judgments of Gateway’s management as to Gateway’s future performance, and that such projections and analysis provide a reasonable basis for the verbal fairness statement and written fairness opinion.

Gateway does not publicly disclose internal management forecasts, projections or estimates of the type furnished to The Bank Advisory Group in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Gateway, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

The Bank Advisory Group did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Gateway or Texas United. The Bank Advisory Group’s services to Gateway in connection with the merger have included serving as exclusive financial advisor to Gateway’s board of directors and rendering opinions, from a financial point of view, of the fairness of the merger consideration to Gateway shareholders. The Bank Advisory Group’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by The Bank Advisory Group on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, The Bank Advisory Group does not have any obligation to update, revise or reaffirm its opinion and The Bank Advisory Group expressly disclaims any responsibility to do so.

In rendering its fairness opinion, The Bank Advisory Group assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement, and that all conditions to the consummation of the Agreement will be satisfied without waiver thereof. The Bank Advisory Group also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

The Bank Advisory Group’s opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on any proposal. The Bank Advisory Group’s opinion is limited to the fairness, from a financial point of view, of the terms of the proposed merger, including, without limitation, the merger consideration, to the shareholders of Gateway. The Bank Advisory Group expresses no opinion as to the underlying business reasons that may support the decision of our board of directors to approve, or our decision to consummate, the merger agreement.

Pursuant to The Bank Advisory Group engagement letter, Gateway will pay a fee of $41,000 to The Bank Advisory Group for rendering its verbal fairness statement and written fairness opinion, as well as reimbursement of reasonable out-of-pocket expenses not to exceed $1,000. In addition to this fee, Gateway will reimburse The Bank Advisory Group for any legal support services and time spent providing testimony, should such services be required. The terms of the fee arrangement with The Bank Advisory Group, which Gateway’s management believes are customary in transactions of this nature, were negotiated at arm’s length between Gateway’s management and The Bank Advisory Group, and Gateway’s board of directors was aware of the arrangement. No portion of the fee payable to The Bank Advisory Group is contingent on consummation of the merger. In addition, Gateway has agreed to indemnify The Bank Advisory Group from and against certain liabilities and expenses arising out of or incurred in connection with its engagement.

Opinion of Texas United’s Financial Advisor

The fairness opinion of Texas United’s financial advisor, Hoefer & Arnett, Incorporated, is described below. The description contains projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Texas United. You should not rely on any of these statements as having been made or adopted by Gateway or Texas United.

Texas United’s board of directors retained Hoefer & Arnett as its financial advisor because Hoefer & Arnett is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Texas United and its business. The firm is a member of the National Association of Securities Dealers (NASD) with direct access to inter-dealer markets in NASD Automated Quotation (Nasdaq) and Over-the-Counter (OTC) securities, and makes markets in securities under its symbol HOFR. As part of its investment banking activities, Hoefer & Arnett is regularly engaged in the independent valuation of financial institutions and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

On May 2, 2005 the parties entered into the merger agreement. Hoefer & Arnett has delivered to the Texas United board of directors its written opinion, that pursuant to the terms of the merger agreement and subject to various assumptions, matters considered and limitations described therein, the terms of the proposed merger of Gateway with and into Texas United are fair, from a financial point of view, to the shareholders of Texas United. A copy of Hoefer & Arnett’s opinion dated as of the date of this joint proxy statement/prospectus is attached as Appendix C to this joint proxy statement/prospectus and should be read in its entirety.

No limitations were imposed by Texas United’s board of directors upon Hoefer & Arnett with respect to the investigations made or procedures followed in rendering its opinion. Hoefer & Arnett’s fairness opinion is based on the financial analysis described below. Hoefer & Arnett’s fairness opinion is for the use and benefit of Texas United’s board of directors in connection with its consideration of the proposed transaction. Hoefer & Arnett’s fairness opinion is not intended to be and does not constitute a recommendation to any Texas United shareholder as to how such shareholder should vote with respect to the proposed transaction. Hoefer & Arnett’s fairness opinion does not address Texas United’s underlying business decision to proceed with the proposed transaction.

In arriving at its opinion, Hoefer & Arnett reviewed and analyzed, among other things, the following:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of Texas United for December 31, 2004, December 31, 2003 and December 31, 2002; quarterly reports on Form 10-Q of Texas United for the quarters ended June 30, 2005, March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004;

•	quarterly reports on Form Y-9C for Gateway for the quarters ended June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003;

•	certain other information relating to Texas United and Gateway, including financial forecasts provided to Hoefer & Arnett or discussed with Hoefer & Arnett by Texas United and Gateway and information obtained in meetings with the management teams of Texas United and Gateway regarding past and current operations, financial condition and prospects, as well as the results of regulatory examinations;

•	the publicly reported historical prices and trading activity for Texas United common stock;

•	the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies; and

•	certain other information, financial studies, analyses and investigations and financial, economic and market criteria which Hoefer & Arnett deemed relevant.

In conducting its review and in rendering its opinion, Hoefer & Arnett relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Hoefer & Arnett relied upon the management teams of Texas United and Gateway as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefor) provided to it, and Hoefer & Arnett assumed that such forecasts and projections reflect the best currently available estimates and judgments of Texas United and Gateway management.

Neither Texas United nor Gateway publicly discloses internal management forecasts, projections or estimates of the type furnished to Hoefer & Arnett in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of the management of Texas United or Gateway, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

Hoefer & Arnett did not make or obtain any evaluations or appraisals of the assets or liabilities of Texas United or Gateway. Hoefer & Arnett is not an expert in the valuation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of either Texas United or Gateway, nor did it did it review any individual loan credit files. Hoefer & Arnett assumed that the aggregate allowance for loan losses set forth in the financial statements of Texas United and Gateway is adequate to cover such losses. For purposes of its opinion, Hoefer & Arnett assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness, from a financial point of view, to the shareholders of Texas United with respect to the terms of the proposed merger of Gateway with and into Texas United.

The opinion expressed by Hoefer & Arnett was based upon market, economic and other relevant considerations as they existed and have been evaluated as of the date of the opinion and the information made available to it through that date. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of Texas United or Gateway could materially affect the assumptions used in preparing the opinion. Hoefer & Arnett assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived.

The following is a summary of the material financial analyses performed by Hoefer & Arnett in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Hoefer & Arnett. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. Hoefer & Arnett believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Texas United, Gateway and Hoefer & Arnett. Any estimates contained in Hoefer & Arnett’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Summary of Proposal. Hoefer & Arnett reviewed the financial terms of the proposed transaction.

Based on 739,980 shares of Gateway outstanding, 92,500 Gateway Stock Options with an average exercise price of $12.51 (62,500 will convert into options to purchase Texas United common stock at the Option Exchange Ratio and 30,000 Gateway Stock Options will be cashed out) and an assumed average trading price of Texas United common stock of $19.3445 per share (based on the average closing sales price of Texas United common stock for the 20 trading days ending on August 17, 2005), the Exchange Ratio would equal 1.8341 and the total transaction value would equal $41,032,911. Based upon Gateway’s June 30, 2005 financial information, Hoefer & Arnett calculated the following ratios:

Transaction Value	$41,032,911
Transaction Value to June 30, 2005 Book Value	3.28	x
Transaction Value to June 30, 2005 Tangible Book Value	3.28	x
Transaction Value to Estimated 2005 Earnings	35.68	x
Transaction Value to June 30, 2005 Assets	18.54%
Transaction Value to June 30, 2005 Core Deposits	17.68%

Analysis of Selected Bank Merger Transactions. Hoefer & Arnett reviewed selected commercial bank transactions announced between January 1, 2004 and August 3, 2005 in which the acquired banking organization was located in Texas and had total assets over $100 million (the “Texas Transactions”). Hoefer & Arnett compared financial performance ratios at Gateway with financial performance ratios of the banking organizations making up the Texas Transactions.

The following table compares selected performance and financial ratios of Gateway at June 30, 2005 with the mean ratios for the Texas Transactions:

	Gateway	Texas Transactions
Total Assets	$221.4 million	$222.5 million
Return on Assets	0.34%	1.11%
Return on Equity	5.50%	11.83%
Equity to Assets	5.65%	8.31%
Nonperforming Assets /Assets	8.09%	0.27%

Hoefer & Arnett reviewed the multiples of transaction value to stated book value, transaction value to tangible book, transaction value to 2004 earnings and estimated 2005 earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Texas Transactions. The median multiples were then applied to Gateway’s balance sheet information as of June 30, 2005, 2004 earnings and estimated 2005 earnings to derive an imputed range of values per share of Gateway’s common stock. The following table sets forth the mean multiples as well as the imputed values based upon those median multiples.

	Texas Median Multiple		Implied Value
Transaction Value/Book Value	2.84	x	$35.5 million
Transaction Value/Tangible Book Value	3.15	x	$39.4 million
Transaction Value/2004 Earnings	23.19	x	$25.8 million
Transaction Value/Est. 2005 Earnings	23.19	x	$26.7 million
Transaction Value/Assets	22.90%		$50.7 million
Tangible Premium/Core Deposits	21.08%		$46.5 million

As illustrated in the above table, Hoefer & Arnett derived a range of imputed values of Gateway’s common stock of $25.8 million and $50.7 million, based upon the median multiples for the Texas Transactions. The transaction value of $41.0 million falls within the range of values computed in using the Texas Transactions, which supports the fairness of the transaction.

Present Value Analysis. Hoefer & Arnett calculated the present value of theoretical future earnings of Gateway and compared the transaction value to the calculated present value of Gateway’s stock on a stand-alone basis. Based on projected earnings for Gateway for 2005 through 2009, discount rates ranging from 10% to 14%, and including a residual value, the stand-alone present value of Gateway’s stock ranged from $16.1 million to $31.3 million.

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Hoefer & Arnett estimated the net present value of the future streams of after-tax cash flow that Gateway could produce to benefit a potential acquiror, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Gateway for 2005 through 2009, Hoefer & Arnett calculated assumed after-tax distributions to a potential acquiror such that its tier 1 leverage ratio would be maintained at 7.00%. The terminal values for Gateway were calculated based on Gateway projected 2009 equity and earnings, the median price to book and price to earnings multiples paid in the Texas Transactions and utilized a discount rate of 12%. This discounted cash flow analysis indicated implied values of $41.2 million and $50.6 million.

Accretion/Dilution Analysis. Hoefer & Arnett analyzed the financial implications of the merger to the Texas United shareholders. This analysis indicated the level of accretion to earnings per share and equity per share that a shareholder of Texas United would achieve on a pro forma equivalent basis, based on the above mentioned terms of the transaction and including assumed cost savings and revenue enhancement opportunities. Such cost savings and revenue enhancements were assumed to equal approximately 12% of Gateway’s 2004 overhead expenses. The table below summarizes these results:

	Est. 2005 Earnings	Est. 2006 Earnings
Texas United Standalone	$1.35	$1.47
Pro Forma Equivalent	$1.34	$1.51
% Accretion	-0.74%	2.72%

Hoefer & Arnett has previously provided investment banking and financial advisory services to Texas United for which it received compensation. Hoefer & Arnett has not previously provided investment banking and financial advisory services to Gateway. Hoefer & Arnett provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may effect transactions and hold securities of Texas United for its own account and for the accounts of customers.

Texas United agreed to pay Hoefer & Arnett a fee of $10,000 in connection with Hoefer & Arnett’s acting as financial advisor and rendering its opinion, no portion of which is contingent upon the consummation of the merger. In addition, Texas United has agreed to indemnify Hoefer & Arnett against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Exchange of Gateway Stock Certificates

If you are a shareholder of Gateway, prior to the effective time of the merger, Texas United’s transfer and exchange agent, U.S. Stock Transfer Corporation, will mail a letter of transmittal and instructions to you for use in surrendering your Gateway stock certificates, subject to Gateway delivering to the exchange agent a list of Gateway shareholders as required by the exchange agent. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Texas United will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Texas United common stock to which you are entitled under the merger agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding Gateway stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the merger agreement. With respect to any Gateway stock certificate that has been lost, stolen or destroyed, Texas United will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Texas United’s standard policy, and evidence reasonably satisfactory to Texas United of ownership of the shares in question. After the effective time of the merger, Gateway’s transfer books will be closed and no transfer of the shares of Gateway common stock outstanding immediately prior to the effective time will be made on Texas United’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Texas United’s shareholders the number of whole shares of Texas United common stock into which your shares of Gateway are converted, regardless of whether you have exchanged your Gateway stock certificates for Texas United stock certificates. Whenever Texas United declares a dividend or other distribution on the Texas United common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Texas United common stock issuable pursuant to the merger agreement. However, no dividend or other distribution payable to the holders of record of Texas United common stock will be delivered to you until you surrender your Gateway stock certificate for exchange as described above. Upon surrender of your Gateway stock certificate, the certificate representing the Texas United common stock into which your shares of Gateway common stock have been converted, together with the cash portion of the merger consideration, any cash in lieu of any fractional share of Texas United common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Texas United Shareholders Are Not Required to Exchange Stock Certificates

Holders of Texas United common stock will not be required to exchange certificates representing their shares of Texas United common stock or otherwise take any action as a result of the completion of the merger. There is no need for Texas United shareholders to submit their Texas United common stock certificates to Texas United, U.S. Stock Transfer Corporation or any other person in connection with the merger.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be issued by the Secretary of State of the State of Texas. If the shareholders of Texas United and Gateway approve the merger at their respective special meetings, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2005, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the merger agreement to and including the closing date, Gateway shall, and Gateway shall cause each of its subsidiaries to:

•	conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

•	use its best efforts to preserve intact its present business organizations, the services of its present officers, directors, key employees and agents, customer relationships and advantageous business relationships;

•	promptly give written notice to Texas United of (i) any material change in its business, operations or prospects, (ii) any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), (iii) any litigation or threat of any litigation against Gateway or (iv) any event or condition that would cause any of the representations or warranties of Gateway contained in the merger agreement to be untrue in any material respect or which would otherwise cause a material adverse effect on Gateway; and

•	except as required by law or regulation, take no action which, to the knowledge of Gateway or its subsidiaries, would adversely affect or delay the ability of Texas United or its subsidiaries to obtain any required regulatory or other approvals.

From the date of the merger agreement to and including the closing date, unless otherwise required by law or regulation, expressly contemplated or permitted by the merger agreement, or unless Texas United otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Gateway shall not, and shall not permit any of its subsidiaries, to:

•	issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights or other form of incentive compensation;

•	open or close any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•	enter into, amend or terminate certain agreements specified in the merger agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

•	grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Gateway or any of its subsidiaries, either individually or as part of a class of similarly situated persons, except that, subject to the approval of Gateway shareholders, Gateway may make the payment to Gene Payne with respect to 30,000 shares of phantom stock;

•	make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	declare, pay or set aside any dividend or make any other distribution in respect of the Gateway common stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Gateway common stock, other than the payment of dividends from Gateway Bank to Gateway;

•	sell, transfer, convey or otherwise dispose of any real property (including other real estate owned) or interest therein other than in the ordinary course of business consistent with past practices;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Gateway’s past practices and prudent banking practices;

•	establish any new subsidiary or affiliate;

•	materially deviate from policies and procedures existing as of the date of the merger agreement with respect to classification of assets, the allowance for loan losses and accrual of interest on assets, except as otherwise required by the provisions of the merger agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of Gateway’s articles of incorporation or bylaws or the constituent documents of any subsidiary of Gateway;

•	excluding deposits, incur or modify any indebtedness for borrowed money with maturities in excess of 90 days;

•	make any change in accounting methods, principles and practices, except as may be required by generally accepted accounting principles or any governmental authority;

•	foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Texas United of a Phase I environmental review thereof;

•	make any capital expenditures which would exceed an aggregate of $100,000, except pursuant to commitments made prior to the date of the merger agreement or in certain other limited circumstances;

•	prepay any indebtedness or other similar arrangements so as to cause Gateway to incur any prepayment penalty thereunder;

•	except pursuant to contracts or agreements in force at the date of or permitted by the merger agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of Gateway or any of its subsidiaries; or

•	restructure or materially change its investment securities portfolio or its interest rate risk position from that as of December 31, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

We refer you to the merger agreement, which is attached as Appendix A to this joint proxy statement/prospectus, for additional restrictions on the conduct of the business of Gateway pending the merger.

No Solicitation

In addition to the restrictions on Gateway outlined above, so long as the merger agreement is in effect, Gateway has agreed not to take any of the following actions:

•	entertain, solicit or encourage any inquiries with respect to any merger or other acquisition proposal; or

•	provide any information to or negotiate with any other party in furtherance of any merger or other acquisition proposal.

However, Gateway may furnish information or participate in negotiations or discussions where the board of directors of Gateway determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Gateway’s board of directors to its shareholders. Gateway has agreed to notify Texas United of any unsolicited acquisition proposal and provide reasonable detail as to the identity of the proposed acquirer and the nature of the proposed transaction.

Gateway may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party which it determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, to be superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties under applicable law. See “—Termination” on page 59.

Conditions to Completion of the Merger

The merger agreement contains a number of conditions to the obligations of Texas United and Gateway to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the merger agreement by the holders of more than two-thirds of the outstanding shares of Texas United and by the holders of more than two-thirds of the outstanding shares of Gateway;

•	receipt of all required regulatory approvals of the merger in a manner that does not impose any restriction on the operations of Texas United which materially reduces the benefits of the merger and related transactions to Texas United to such a degree that, in its the good faith judgment, Texas United would not have entered into the merger agreement had such restriction been known as of the date of the merger agreement;

•	the registration statement of which this joint proxy statement/prospectus forms a part shall have become effective and no stop order suspending its effectiveness shall be in effect and no proceedings for that purpose shall have been initiated and continuing or threatened by the Securities and Exchange Commission;

•	the shares of Texas United common stock to be issued to Gateway shareholders shall have been authorized for listing on the Nasdaq National Market;

•	the other party’s representations and warranties being true in all material respects as of the date of the merger agreement and as of the date of the closing and receipt of a certificate signed by the chief executive officer of the other party to that effect;

•	the absence of a material adverse change in the assets, properties, business or financial condition of either party;

•	the performance or compliance in all material respects by the other party with its respective covenants and obligations required by the merger agreement to be performed or complied with prior to the effective date of the merger and receipt of a certificate signed by the chief executive officer of the other party to that effect; and

•	receipt by Texas United of an opinion of Bracewell & Giuliani LLP and the receipt by Gateway of an opinion of Andrews Kurth LLP, in each case as to whether the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

In addition to the conditions listed above, Texas United’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the employment agreement among Gateway, Gateway Bank and Gene Payne, the President and Chief Executive Officer of Gateway, must have been terminated and Gene Payne shall have executed a release agreement with respect to such employment agreement. In connection with such termination, immediately prior to completion of the merger, Gateway shall have paid Mr. Payne the amount due to him with respect to the 30,000 shares of phantom stock granted to Mr. Payne in the employment agreement pursuant to the Gateway Phantom Stock Plan, a portion of which is subject to shareholder approval; and

•	each of the directors of Gateway and Gateway Bank must have executed an agreement releasing Gateway and its subsidiaries and Texas United and its subsidiaries from any and all claims, subject to certain limited exceptions; and

•	each holder of options to purchase shares of Gateway common stock shall have executed an acknowledgement that such Gateway options have been converted into options to purchase shares of Texas United common stock as provided for in the merger agreement.

Any condition to the consummation of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the merger agreement entitled to the benefit of such condition.

Additional Agreements

The merger agreement contains additional agreements made by each party, some of which are substantially reciprocal, the most significant of which include:

•	we each agreed to take all reasonable action to aid and assist in the consummation of the merger and the transactions contemplated thereby and to use our reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement;

•	we each agreed, upon request, to provide the other party all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters as may be necessary or advisable in connection with this joint proxy statement/prospectus, or any other filing necessary in connection with the merger and the other transactions contemplated by the merger agreement;

•	Gateway agreed to, and agreed to cause each of its subsidiaries to, give Texas United access to all of its properties, books and records and to provide information about its business, properties and personnel, to the extent permitted by applicable law;

•

Gateway agreed to deliver or make available to Texas United, as soon as practicable after they become available, all unaudited quarterly financial statements prepared for the internal use of management of

Gateway and all call reports filed by Gateway Bank with the appropriate federal regulatory authority after the date of the merger agreement;

•	we each agreed that neither party will, directly or indirectly, before or after the consummation of the merger or termination of the merger agreement, disclose any confidential information other than in connection with the regulatory notice and application process, or use such confidential information for its own purposes or for the benefit of any person, firm, corporation, association or other entity under any circumstances;

•	Gateway Bank agreed that for a period of three years after completion of the merger, it will use its best efforts to provide directors’ and officers’ liability insurance policy coverage to the directors and officers of Gateway and Gateway Bank currently covered by the directors’ and officers’ liability insurance policies maintained by Gateway or Gateway Bank;

•	Gateway agreed to, and agreed to cause each of its subsidiaries to, allow Texas United to designate two representatives of Texas United who will be invited to attend the board of directors and committee meetings of Gateway and its subsidiaries held prior to completion of the merger. Such representative will have no voting rights and may be excluded from certain sessions;

•	Texas United agreed to, and agreed to cause State Bank and GNB Financial, n.a. to, allow Gateway to designate two representatives of Gateway or Gateway Bank who will be invited to attend the board of directors and committee meetings of Texas United, State Bank and GNB Financial, n.a. held prior to completion of the merger. Such representative will have no voting rights and may be excluded from certain sessions;

•	Gateway agreed to use its commercially reasonable efforts to cause each director and officer of Gateway designated as an affiliate of Gateway to deliver to Texas United an executed copy of an affiliate letter;

•	Gateway agreed to use its best efforts to have each of the directors and officers with a title of executive vice president or above of Gateway and Gateway Bank execute an agreement releasing Gateway and its subsidiaries and Texas United and its subsidiaries from any and all claims, subject to certain limited exceptions;

•	Gateway agreed to use its best efforts to cause Gene Payne to enter into a two-year employment agreement with Texas United and/or GNB Financial, n.a., which will provide for the grant of options to acquire 15,000 shares of Texas United common stock and a restricted stock award of Texas United common stock with an aggregate value of $250,000 on the effective date of the employment agreement and include a non-competition covenant of Mr. Payne for a two-year period following the termination of his employment with Texas United;

•	Gateway agreed to take all actions necessary to increase by three the number of positions on the Gateway Bank board of directors and cause each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto to be elected or appointed as a director of Gateway Bank at the effective time of the merger, if each is still a member of the Texas United board of directors immediately prior to the effective time of the merger and if each is willing and eligible to serve as a director of Gateway Bank;

•	Gateway agreed to, and agreed to cause Gateway Bank to, report to Texas United in writing all new loans over $500,000 and modifications of loans within two business days following the approval of the loan by the appropriate officer and/or committee;

•	Gateway agreed to use its best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of Gateway and Gateway Bank to Texas United and to permit the use and operation of the leased premises of Gateway or its subsidiaries by Texas United;

•

Texas United agreed to increase by two the number of positions on the Texas United board of directors and cause each of Joe L. Halpain and Joe A. Hargis to be elected or appointed as a director of Texas

United at the effective time of the merger, if each is still a member of the Gateway board of directors immediately prior to the effective time of the merger, and if each is willing and eligible to serve as a director of Texas United;

•	Texas United agreed increase by one the number of positions on the GNB Financial, n.a. board of directors and cause Gene Payne to be elected or appointed as a director of GNB Financial, n.a. at the effective time of the merger, if he is still a member of the Gateway Bank board of directors immediately prior to the effective time of the merger, and if he is willing and eligible to serve as a director of GNB Financial, n.a.;

•	Texas United agreed to prepare and file a registration statement with the SEC and use its best efforts to cause the registration statement to become effective;

•	Texas United agreed to file all documents required to be filed to have the shares of the Texas United common stock to be issued pursuant to the merger agreement included for quotation on Nasdaq and use its best efforts to effect said listing;

•	Texas United agreed to take all corporate action necessary to reserve for issuance at all times after the completion of the merger a sufficient number of shares of Texas United common stock for delivery upon exercise of options to acquire shares of Gateway common stock assumed by Texas United in accordance with the merger agreement. In addition, Texas United agreed to file a registration statement on Form S-8 with the SEC with respect to the shares of Texas United common stock subject to such options and to use its best efforts to maintain the effectiveness of the registration statement for so long as such options remain outstanding;

•	Texas United agreed, from the date of the merger agreement through the effective time of the merger (or the earlier termination of the merger agreement), not to enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Texas United, State Bank or GNB Financial, n.a. or any of their respective material assets by any unaffiliated third party, except in certain limited circumstances; and

•	Texas United and Gateway agreed that neither will disseminate a press release nor make a public announcement with respect to the merger, without the consent of the other party.

Representations and Warranties of Gateway and Texas United

In the merger agreement, Gateway has made representations and warranties to Texas United, and Texas United has made representations and warranties to Gateway. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the merger agreement and to complete the transactions contemplated by the merger agreement;

•	the absence of conflicts between the execution of the merger agreement and completion of the transactions contemplated by the merger agreement and certain other agreements;

•	the absence of certain changes and events;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	compliance with applicable laws and regulatory filings; and

•	employee benefit plans.

Gateway also has made additional representations and warranties to Texas United with respect to (among other things):

•	its investments;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the payment of taxes and filing of tax returns;

•	its loan portfolio;

•	the existence of certain loan agreements and related matters;

•	the existence of certain contracts and commitments;

•	its insurance coverage;

•	its accounting controls;

•	its employment relations;

•	brokers or finders fees;

•	deferred compensation arrangements;

•	the existence of derivative contracts;

•	its deposit accounts;

•	its compliance with the Community Reinvestment Act;

•	its intellectual property rights;

•	information supplied by Gateway for inclusion in certain SEC filings to be made by Texas United;

•	its compliance with the Bank Secrecy Act and the USA PATRIOT Act; and

•	its shareholders list.

Texas United has also made additional representations and warranties to Gateway with respect to (among other things):

•	its compliance with its SEC reporting obligations and the accuracy of such reports; and

•	its ability to obtain regulatory approvals for the merger and the other transactions contemplated by the merger agreement.

Financial Interests of Directors and Officers of Texas United and Gateway in the Merger

In considering the recommendation of the board of directors of each of Texas United and Gateway to vote for the proposal to approve the merger agreement, you should be aware that certain directors and officers of Texas United and Gateway have interests in the merger that are in addition to, or different from, their interests as shareholders. The boards of Texas United and Gateway were aware of these interests and considered them in approving the merger agreement. These interests include:

•

Termination of Existing Employment Agreement. Immediately prior to the completion of the merger, Gateway intends to terminate the employment agreement among Gateway, Gateway Bank and Gene Payne. In connection with the execution of the existing employment agreement, Mr. Payne was granted 30,000 shares of phantom stock, with an initial value of $10.00 per share, under the Gateway Phantom

Stock Plan. Pursuant to the Phantom Stock Plan, the shares of phantom stock vest and become payable on the effective date of a change in control transaction, such as the merger. As a result, Mr. Payne is entitled to receive a cash payment of $40.68 per share of phantom stock, for an aggregate payment of $1,220,400. To avoid the adverse tax consequences described elsewhere in this document, Mr. Payne has waived his right to receive $663,251 of the payment unless approved by the Gateway shareholders.

•	New Employment Agreement. Gateway agreed to use its best efforts to cause Gene Payne to enter into an employment agreement with Texas United to be effective upon completion of the merger. The employment agreement will be for a term of two years with automatic renewal provisions. The employment agreement will provide for a two-year non-competition period following the termination of Mr. Payne’s employment with Texas United. In addition, the employment agreement will provide for the grant of option to acquire 15,000 shares of Texas United common stock and a restricted stock award of Texas United common stock with an aggregate value of $250,000 on the effective date of the employment agreement.

•	Director Arrangements. Texas United agreed to take all actions necessary prior to the completion of the merger to increase by two the number of positions on the Texas United board of directors and to cause each of Joe L. Halpain and Joe A. Hargis to be elected or appointed as a director of Texas United at the completion of the merger, if each is still a member of the Gateway board of directors immediately prior to the completion of the merger, and if each is willing and eligible to serve as a director of Texas United.

In addition, at the completion of the merger, Gene Payne will become a director of GNB Financial, n.a. and an advisory director of Texas United. Gene Payne will not receive any fees for attendance at Gateway Bank, GNB Financial, n.a. or Texas United board meetings.

Gateway agreed to take all actions necessary prior to completion of the merger to increase by three the number of positions on the Gateway Bank board of directors and to cause each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto to be elected or appointed as a director of Gateway Bank at the completion of the merger, if each is still a member of the Texas United board of directors immediately prior to the completion of the merger, and if each is willing and eligible to serve as a director of Gateway Bank.

•	Insurance. Gateway Bank agreed that for a period of three years after completion of the merger, it will use its best efforts to provide directors’ and officers’ liability insurance policy coverage to the directors and officers of Gateway and Gateway Bank currently covered by the directors’ and officers’ liability insurance policies maintained by Gateway or Gateway Bank.

Modifications or Waiver

No termination, cancellation, modification, amendment, deletion, addition or other change in the merger agreement, or any provision thereof, or waiver of any right or remedy therein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination

The merger agreement may be terminated in the following manner:

By Mutual Consent. The merger agreement may be terminated and the merger abandoned at any time upon the mutual consent of Texas United and Gateway.

By Either Party. The merger agreement may be terminated and the merger abandoned at any time prior to the effective date by either Texas United or Gateway if:

•	the merger has not been completed by October 28, 2005 and the party exercising its termination right is not then in default under the merger agreement if the default has been the cause of or resulted in the failure to complete the merger;

•	any court or other governmental body issues an order, decree or ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is final and non-appealable;

•	any of the transactions contemplated by the merger agreement are disapproved by any regulatory authority or other persons whose approval is required to consummate any of such transactions;

•	the approval of the merger agreement by the shareholders of Texas United or the shareholders of Gateway is not obtained;

•	any of the conditions to the obligations of Texas United or the obligations of Gateway have not been met or waived by the other party; or

•	the other party materially breaches its representations and warranties or any covenant or agreement contained in the merger agreement and such breach has not been cured within the required time limit.

By Gateway. Gateway may terminate the merger agreement if it has received a bona fide acquisition proposal from a third party and the Gateway board of directors determines, in good faith and in the exercise of its fiduciary duties after consultation with its legal and financial advisors, that such acquisition proposal is superior to the terms of the merger agreement and the failure to terminate the merger agreement and accept such superior proposal would be inconsistent with the proper exercise of its fiduciary duties.

By Texas United. Texas United may terminate the merger agreement if Gateway’s board of directors has resolved to:

•	accept an acquisition proposal (as defined in the merger agreement) from any third party;

•	recommend to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party; or

•	withdraw or modify its recommendation or approval of the merger agreement or recommend to Gateway shareholders acceptance or approval of any alternative acquisition proposal.

Remedies. In the event of the termination of the merger agreement without breach by any party, the merger agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the merger agreement or as set forth below.

Termination Fee. Provided that Texas United is not in material breach of any covenant or obligation contained in the merger agreement, Gateway must pay Texas United a termination fee of $1.0 million if the merger agreement is terminated:

•	by Gateway because it has accepted a superior proposal (as defined in the merger agreement);

•	by either Texas United or Gateway if the shareholders of either Texas United or Gateway do not approve the merger agreement, if at the time of any failure by the shareholders of Gateway to approve the merger agreement and the merger an alternative acquisition proposal exists with respect to Gateway and, within 12 months of the termination of the merger agreement, Gateway enters into a definitive agreement with any third party with respect to any alternative acquisition proposal; or

•	by Texas United if Gateway’s board of directors resolves to accept an acquisition proposal, recommends to its shareholders that they tender their shares in a tender or exchange offer commenced by a third party, or withdraws or modifies its recommendation or approval of the merger or recommends to Gateway shareholders acceptance or approval of any alternative acquisition proposal.

Expenses

Except as otherwise noted in the preceding paragraph, Gateway and Texas United will each pay their respective expenses, incurred in connection with the preparation and performance of their respective obligations under the merger agreement, whether or not the transactions provided for in the merger agreement are consummated, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of Gateway and Texas United agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

Nasdaq Stock Market Listing

Texas United has agreed to file all documents required to be filed to have the shares of Texas United common stock to be issued in the merger approved for quotation on the Nasdaq National Market and to use its best efforts to effect such listing. The obligations of the parties to complete the merger are subject to approval for quotation of such shares on the Nasdaq National Market.

Certain Material Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material United States federal income tax consequences of the exchange of Gateway common stock for Texas United common stock pursuant to the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), regulations promulgated by the United States Treasury Department, court cases and administrative rulings in each case as in effect as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion assumes that you hold your Gateway common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address United States federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Gateway common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Gateway common stock as part of a “hedge,” “straddle” or “conversion transaction”). This discussion is based on laws, regulations, rulings and judicial decisions as in effect on the date of this document, without consideration of the particular facts or circumstances of any holder of Gateway common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

The obligations of the parties to complete the merger are conditioned upon the receipt by Texas United of an opinion of counsel from Bracewell & Giuliani LLP and the receipt by Gateway of an opinion of counsel from Andrews Kurth LLP, in each case as to the anticipated United States federal income tax consequences of the merger, but specifically excluding any opinions as to the following:

•	state, local, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

•	federal income tax consequences to Gateway shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in securities of foreign currencies, regulated investment companies, pass through entities, mutual funds, traders in securities who elect to apply the mark to market method of accounting, and other persons who do not own such stock as a capital asset;

•	federal income tax consequences affecting shares of Gateway common stock acquired upon the exercise of stock options, similar derivative securities or otherwise as compensation; and

•	the federal income tax consequences to holders of options or other rights to acquire shares of Gateway common stock and Texas United common stock or persons who hold their Gateway common stock as part of a straddle, hedge, constructive transaction or conversion transaction.

Bracewell & Giuliani LLP has rendered its tax opinion to Texas United and Andrews Kurth LLP has rendered its tax opinion to Gateway, each subject to the limitations discussed above, on the basis of facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the effective time of the merger. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Texas United and Gateway, reasonably satisfactory in form and substance to each such counsel. The opinions represent counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein.

The opinions rendered are for United States federal income tax purposes:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and Texas United and Gateway will each be a party to the transaction;

•	as a result of receiving a combination of Texas United common stock and cash in exchange for common stock of Gateway, a Gateway shareholder will recognize gain, but not loss, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the merger;

•	the amount of gain a Gateway shareholder “realizes” will equal the amount by which (1) the cash plus the fair market value at the effective time of the merger of the Texas United common stock received exceeds (2) the shareholder’s tax basis in the Gateway common stock surrendered in the merger;

•	a shareholder’s aggregate tax basis in the shares of Texas United common stock received pursuant to the merger will be equal to the aggregate tax basis of the shares of Gateway common stock surrendered in exchange therefor, increased by the amount of gain recognized in the merger and reduced by the amount of cash received in respect thereof; and

•	the holding period of the Texas United stock common received by Gateway shareholders in the merger will include the holding period of the shares of Gateway common stock surrendered in exchange therefor.

Copies of the opinions are attached as Exhibits 8.1 and 8.2 to this joint proxy statement/prospectus. It is a condition to completion of the merger that each of Texas United and Gateway receive an updated opinion of Bracewell & Giuliani LLP and Andrews Kurth LLP, respectively. The conditions relating to receipt of the tax opinion may be waived by both of us. Neither of us currently intends to waive the conditions related to the receipt of an updated tax opinion. However, if these conditions were waived, Gateway would re-solicit the approval of its shareholders prior to completing the merger.

In certain circumstances, a Gateway shareholder may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized in the merger if the receipt of the cash portion of the merger consideration “has the effect of the distribution of a dividend under the principles of Section 302 of the Internal Revenue Code.” The determination of whether a cash payment has such effect is based on a comparison of the Gateway shareholder’s proportionate interest in Texas United after the merger with the proportionate interest the Gateway shareholder would have had if the shareholder had received solely Texas United common stock in the merger. For purposes of this comparison, the Gateway shareholder may constructively own shares of Texas

United common stock held by certain members of the Gateway shareholder’s family or certain entities in which the Gateway shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the Gateway shareholder’s shares of Texas United common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Gateway at the effective time of the merger. Any gain recognized that is not treated as a dividend will be taxed as a capital gain, provided that the Gateway shareholder’s common stock was held as capital assets at the effective time of the merger. Capital gain or loss recognized by a Gateway shareholder in the merger will be long-term capital gain or loss if the holding period of the shares of Gateway common stock exceeds one year at the completion of the merger. The determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Gateway shareholder. Gateway shareholders are urged to consult their own tax advisors regarding the tax treatment of the cash received in the merger.

A shareholder who receives cash in lieu of a fractional share of Texas United common stock in the merger will be treated for United States federal income tax purposes as if the fractional share of Texas United common stock had been received and then redeemed for cash by Texas United. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis allocable to the fractional share of Texas United common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

A shareholder who receives cash for his Gateway common stock because he exercised his dissenter’s rights will be treated for United States federal income tax purposes as if the Texas United common stock had been received and then redeemed for cash by Texas United. A shareholder will recognize a capital gain or loss in an amount equal to the difference between the cash received and the tax basis in the Texas United common stock, unless such payment, under each such shareholder’s particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Internal Revenue Code, described above.

Capital gain or loss recognized by a Gateway shareholder on the share exchange will be long-term capital gain or loss if the holding period of the Gateway common stock exceeds one year at the time of the exchange. In the case of individuals, the maximum federal income tax rate applicable to long-term capital gains generally is 15%. Subject to certain exceptions, taxable dividends received by non-corporate shareholders (including individuals) generally are taxed at the same preferential rates that apply to long-term capital gain. Any ordinary income not eligible for such preferential rates for individuals is currently taxed at the maximum rate of 35%.

Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Gateway shareholder is entitled pursuant to the merger, unless the shareholder provides the appropriate form. A shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the holder’s taxpayer identification number, and certification necessary to avoid backup withholding.

The foregoing is a summary discussion of material federal income tax consequences of the merger. The discussion is included for general information purposes only and may not apply to a particular Gateway shareholder in light of such shareholder’s particular circumstances. Gateway shareholders should consult their own tax advisors as to the particular tax consequences to them of the merger, including the application of state, local and foreign tax laws and possible future changes in federal income tax laws and the interpretation thereof, which can have retroactive effects.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Gateway’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Texas United. Any difference between the purchase price for Gateway and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Texas United in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Texas United issued after the merger will reflect the results attributable to the acquired operations of Gateway beginning on the date of completion of the merger. The unaudited pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Unaudited Pro Forma Consolidated Combined Financial Information,” beginning on page 18.

Restrictions on Resales of Texas United Common Stock

Texas United common stock to be issued in the merger will be registered under the Securities Act of 1933. Therefore, the Texas United common stock to be issued to the shareholders of Gateway in the merger will be freely transferable by the Gateway shareholders who are not considered to be “affiliates” of either of Texas United or Gateway. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with either of Gateway at the time of the Gateway special meeting or Texas United at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of either entity.

If you are considered an affiliate of Gateway or become an affiliate of Texas United after the merger, you may resell the shares of Texas United common stock acquired in connection with the merger only pursuant to an effective registration statement under the securities laws, pursuant to Rule 145 under the Securities Act of 1933, or in transactions otherwise exempt from registration under the securities laws. Under Rule 145, during the first calendar year after the merger becomes effective, affiliates of Gateway at the time of the special meeting who are not affiliates of Texas United at or following the effective time of the merger may publicly resell the Texas United common stock they receive in the merger but only within certain limitations as to the number of shares of Texas United common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of Gateway who are not affiliates of Texas United may resell their shares without restriction. Texas United must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934 in order for affiliates to resell, under Rule 145, shares of Texas United common stock received in the merger. Texas United is not obligated and does not intend to register for resale the shares issued to affiliates of Gateway.

Pursuant to the merger agreement, each affiliate of Gateway has signed a written agreement to the effect that he will not offer or sell or otherwise dispose of any of the shares of Texas United common stock issued to him in the merger in violation of the Securities Act of 1933. Pursuant to the affiliate agreements, Texas United has agreed to use its commercially reasonable best efforts to file on a timely basis all reports required to be filed by it pursuant to the Securities Exchange Act in order to satisfy the public information provisions required to be met for affiliates to resell shares of Texas United common stock pursuant to Rule 145 of the Securities Act.

Regulatory Approvals

The merger must be approved by the Board of Governors of the Federal Reserve System. Texas United filed an application for approval of the merger with the Federal Reserve Bank of Dallas on July 26, 2005 and received approval from the Federal Reserve on August 31, 2005. A period of 15 days must expire following approval by the Federal Reserve during which time the Department of Justice may file objections to the merger under the federal antitrust laws. While Gateway and Texas United believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

The approval of an application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Management of Texas United After the Merger

After completion of the merger, Texas United’s board of directors will consist of all of its current directors. In addition, Texas United will take all actions necessary to appoint Joe A. Halpain and Joe A. Hargis as directors of Texas United. Information regarding each of the proposed appointees is listed below.

Joe L. Halpain. Mr. Halpain, age 74, has served as a director of Gateway National Bank since 1991 and as a director of Gateway since its formation in 1997. He previously served as Chairman of the Board of both entities for a number of years. Mr. Halpain was a founder, and served as Chairman of the Board, President and Chief Executive Officer, of Scientific Communications, Inc., a publicly traded, electronics provider to the U.S. State Department. He served in this capacity from 1970 until that company was sold to Andrew Corporation in 1987. He served as President of ANDREW-SCICOMM until he retired in 1990. Mr. Halpain holds undergraduate and graduate electrical engineering degrees from Texas Tech University and Rice University, respectively. Mr. Halpain lives in Kemp, Texas.

Joe A. Hargis. Mr. Hargis, age 65, has been a director of Gateway Bank since 1984 and a director of Gateway since its formation in 1997. He is currently the Chairman of the Board of Gateway. Mr. Hargis is an expert on fasteners for the metal building industry. He has been founder, owner and President of a number of companies involved in this industry for 32 years, including Atlas Bolt and Screw Southwest (1972-1982), Construction Fasteners, Inc. (1982-1989) and East Texas Fasteners (1978 to present). Today, he operates East Texas Fasteners and the Seal Tite fastener line under Hargis Industries, LLP. Mr. Hargis lives in Tyler, Texas.

Dissenters’ Rights of Gateway Shareholders

The following section of this joint proxy statement/prospectus describes material aspects of the law pertaining to dissenters’ rights under Texas law. If you are a shareholder of Gateway and you wish you dissent from the merger and receive the fair value in cash of your shares of Gateway common stock instead of receiving the merger consideration, you should carefully read the following discussion, review the full text of the applicable law relating to dissenters’ rights which is attached to this joint proxy statement/prospectus as Appendix D, and consult with your legal counsel before electing or attempting to exercise these rights.

If you hold one or more shares of Gateway common stock, you are entitled to dissenters’ rights under Texas law. This means that if you properly dissent from the merger of Gateway with and into Texas United pursuant to the merger agreement, you will receive an amount in cash representing the fair value of the shares of Gateway common stock that you hold. This value may be more or less than the value of the merger consideration that you would otherwise receive pursuant to the merger agreement. The availability of your right to dissent from the merger and obtain the fair value of your shares of Gateway common stock is conditioned upon compliance with a complicated procedure that is set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, which are referred to in the following discussion as the dissent provisions. The following discussion is only a summary of the dissent provisions. A copy of the full text of Articles 5.11, 5.12 and 5.13 is attached at Appendix D to this joint proxy statement/prospectus. You will lose your dissenters’ rights in the merger if you do not properly comply with the procedures set forth in the dissent provisions.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the merger:

•	you must, prior to the Gateway special meeting, provide Gateway with a written objection to the merger that states that you intend to exercise your right to dissent if the merger agreement is approved and the merger is completed and that provides an address to which Texas United may send a notice if the merger is completed; and

•	you must not vote your shares of Gateway common stock in favor of the merger agreement.

If you intend to dissent from the merger, you should send the notice to:

Gateway Holding Company, Inc.

12655 North Central Expressway, Suite 100

Dallas, Texas 75243

Attention: Wm. Gene Payne

If you vote your shares of Gateway common stock at the special meeting to approve the merger agreement, you will lose your right to dissent from the merger. You will instead receive shares of Texas United common stock and cash as described in the merger agreement. If you comply with the two items above and the merger is completed, Texas United will send you a written notice advising you that the merger has been completed. Texas United must deliver this notice to you within ten days after the merger is completed.

If you wish to receive the fair value of your shares of Gateway common stock in cash, you must, within ten days of the date the notice was delivered or mailed to you by Texas United, send a written demand to Texas United for payment of the fair value of your shares of Gateway common stock. The fair value of your shares of Gateway common stock will be the value of the shares on the day immediately preceding the Gateway special meeting, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Texas United must be sent to:

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

Attention: L. Don Stricklin

Your Demand for Payment

Your written demand must state how many shares of Gateway common stock you own and your estimate of the fair value of your shares of Gateway common stock. If you fail to send this written demand to Texas United within the ten-day period, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Gateway common stock. Instead, you will receive shares of Texas United common stock and cash as described in the merger agreement. You must also, within 20 days of making a demand for payment, submit the stock certificates representing your shares of Gateway common stock to Texas United. Texas United will make a notation on your stock certificates indicating that a demand for payment has been made and may return the share certificates to you. If you fail to submit your stock certificates to Texas United for notation, Texas United may, at its option, terminate your right to receive a cash payment for your shares, unless a court otherwise directs Texas United.

Texas United’s Actions Upon Receipt of Your Demand for Payment

Within 20 days after Texas United receives your demand for payment and your estimate of the fair value of your shares of Gateway common stock, Texas United must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Texas United accepts your estimate, Texas United will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Texas United will make this payment to you only if you have surrendered the share certificates representing your shares of Gateway common stock, duly endorsed for transfer, to Texas United.

If Texas United does not accept your estimate, Texas United will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 90 days of the merger being completed, which you may accept within 60 days or decline.

Payment of the Fair Value of Your Shares of Gateway Common Stock Upon Agreement of an Estimate

If you and Texas United have reached an agreement on the fair value of your shares of Gateway common stock within 60 days after the merger is completed, Texas United must pay you the agreed amount. The payment must be made by Texas United within 90 days after the merger is completed, provided that you have surrendered the share certificates representing your shares of Gateway common stock, duly endorsed for transfer, to Texas United.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and Texas United have not reached an agreement as to the fair market value of your shares of Gateway common stock within 60 days after the merger is completed, you or Texas United may, with 60 days after the expiration of the 60-day period, commence proceedings in Dallas County, Texas, asking the court to determine the fair value of your shares of Gateway common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of Gateway common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Texas United may address the court about the report. The court will determine the fair value of your shares and direct Texas United to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder

If you have made a written demand on Texas United for payment of the fair value of your shares of Gateway common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand

If you have made a written demand on Texas United for payment of the fair value of your Gateway common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences

See “Proposal I—Approval of the Merger Agreement—Certain Material Federal Income Tax Consequences” on page 61 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF SHAREHOLDERS

OF TEXAS UNITED AND GATEWAY

The rights of shareholders of Gateway under the articles of incorporation and bylaws of Gateway will differ in some respects from the rights that shareholders of Gateway will have as shareholders of Texas United under the articles of incorporation and bylaws of Texas United. Copies of Texas United’s articles of incorporation and bylaws have been previously filed by Texas United with the Securities and Exchange Commission. Copies of the articles of incorporation and bylaws of Gateway are available upon written request from Gateway.

Certain differences between the provisions contained in the articles of incorporation and bylaws of Gateway, and the articles of incorporation and bylaws of Texas United, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law, the articles of incorporation and bylaws of Gateway, and the articles of incorporation and bylaws of Texas United.

Summary of Material Differences Between Current Rights of Shareholders of Gateway and Rights Those Persons Will Have as Shareholders of Texas United Following the Merger

	Gateway	Texas United
Capitalization:	The articles of incorporation, as amended, of Gateway authorize the issuance of up to 5,000,000 shares of common stock, par value $1.00.	The Texas United articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, par value $1.00, and up to 500,000 shares of preferred stock, no par value.

Corporate Governance:	The rights of Gateway shareholders are currently governed by Texas law and the articles of incorporation, as amended, and bylaws of Gateway. Following the completion of the merger, the rights of Gateway shareholders who become Texas United shareholders will be governed by Texas law and the articles of incorporation and bylaws of Texas United.	The rights of Texas United shareholders are governed by Texas corporate law and the articles of incorporation and bylaws of Texas United.

Election of Directors:	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation. Directors of Gateway are elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting.	Texas United’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Texas United’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

	Gateway	Texas United
	Shareholders of Gateway are not permitted to cumulate their votes in the election of directors. Each share of Gateway stock has one vote for each nominee for director.	Directors of Texas United are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Texas United shareholders are not permitted to cumulate their votes in the election of directors. Each share of Texas United stock has one vote for each nominee for director.

Removal of Directors and Board Vacancies:

Texas law provides that at any meeting of shareholders called expressly for the purpose, any director or the entire board of directors may be removed, with or without cause, by a specified portion of votes not less than a majority of shares entitled to vote at an election of directors, unless otherwise provided in the corporation’s articles of incorporation or bylaws.

Gateway’s bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the meeting, if notice of intention to vote for removal was provided in the notice of such meeting. Vacancies on the board of directors may be filled by the remaining directors. However, when the vacancy is from the result of the removal of a director by the shareholders, the vacancy shall be filled only by the shareholders entitled to vote at a meeting called for such purpose.

The Texas United bylaws provide that any director may be removed, with cause, by the affirmative vote of at least 70% of the outstanding shares entitled to vote for the election of such director(s), if notice of the intention to vote for removal was provided in the notice of such meeting and if the removal of a director for cause is approved by at least 70% of the board of directors.

Vacancies on the board of directors may be filled by the remaining directors.

Vote Required for Certain Shareholder Actions:

Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote and represented at the shareholders’ meeting shall be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws. Under Texas law, a corporation’s articles of incorporation may provide for a different level of approval, not less than a majority.

Gateway’s bylaws generally provide, except to the extent otherwise required by law, that the vote or approval of the holders of a majority of the shares of Gateway’s stock entitled to vote on a matter will be sufficient to approve such matter.

Texas United’s bylaws generally provide that the vote or approval of the holders of a majority of the shares of Texas United stock entitled to vote on a matter will be sufficient to approve such matter. However, Texas United’s articles of incorporation increase to 70% the required shareholder approval level for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, or a share exchange or a sale or lease of substantially all of Texas United’s assets, or an amendment to this provision in Texas United’s articles of incorporation. Absent this provision, each of the above matters would require two-thirds shareholder approval under Texas law.

	Gateway	Texas United
Amendment of Articles of Incorporation:

Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment and the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority is specified in the corporation’s articles of incorporation.

Gateway’s articles of incorporation, as amended, do not provide for a different number of outstanding shares required to amend the articles of incorporation.

Texas United’s articles of incorporation may be amended under Texas law upon the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon; provided however, that under the Texas United articles of incorporation, 70% shareholder approval is required to amend the requirement to obtain 70% shareholder approval for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, a share exchange or a sale or lease of substantially all of Texas United’s assets, or an amendment to such provision in Texas United’s articles of incorporation.

Amendment of Bylaws:

Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws.

Gateway’s bylaws provide that the bylaws may be altered, amended and repealed by the affirmative vote of a majority of Gateway’s board of directors, subject to repeal or change by the affirmative vote of a majority of shareholders.

Texas United’s articles of incorporation and bylaws provide that the bylaws may be amended upon the approval of 70% of the Texas United board of directors. Texas United shareholders do not have the power to adopt, amend or repeal the bylaws of Texas United.

Shareholder Actions Without a Meeting:

Under Texas law, shareholders may act without a meeting if a written consent is signed by all the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation require less than unanimous consent (but not less than the number of votes necessary to take the action at the meeting).

Neither the articles of incorporation nor the bylaws of Gateway provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all Gateway shareholders agree to such action.

Texas United’s articles of incorporation and bylaws provide for less than unanimous consent when shareholder action is taken without a meeting, as long as the consent is signed by the holders of not less than the minimum number of shares that would be required to take such action at a meeting.

	Gateway	Texas United
Special Meetings of Shareholders:

Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by other persons so authorized in the corporation’s articles of incorporation or bylaws, or the holders of not less than 10% of all shares entitled to vote at the meeting, unless a different percentage, not to exceed 50%, is provided for in the articles of incorporation.

Gateway’s bylaws provide that special meetings of shareholders may be called only by the board of directors or by the holders of not less than 10% of all outstanding shares entitled to vote at the meeting.

Texas United’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called by the President, by a majority of the board of directors or by the holders of not less than 50% of all outstanding shares entitled to vote at the meeting.

Nomination of Directors:	Neither Gateway’s articles of incorporation, as amended, nor its bylaws contain provisions regarding the nominations of directors.	Nominations for election to the Texas United board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Texas United’s bylaws provide that nominations, other than those made by or on behalf of the existing management of Texas United, must be made in writing and received by the President of Texas United not less than 90 days prior to the date of the scheduled annual meeting. However, where less than 100 days notice or prior disclosure of the meeting is given by Texas United, a shareholder proposed nomination notice must be received by the President of Texas United within 10 days of the date of notice or disclosure of the meeting by Texas United.

Shareholder Proposals of Business:	Neither Gateway’s articles of incorporation, as amended, nor its bylaws contain provisions regarding shareholder proposals of business.	All shareholder proposals intended to be presented at the annual meeting of shareholders must be received by Texas United not later than 60 days nor earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, where the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, shareholder notice must be delivered no earlier than 90 days prior to such annual meeting and no later than the later of 60 days prior to such annual meeting or l0 days following the day on which public announcement of the date of such meeting is first made by Texas United.

	Gateway	Texas United
Limitation of Director Liability:

Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that the articles of incorporation may provide that a director of a corporation shall not be liable, or shall be liable only to the extent provided in the articles of incorporation, to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this article does not authorize the limitation of the liability of a director to the extent the director is found liable for (1) a breach of the director’s duty of loyalty to the corporation or its shareholder; (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

Gateway’s articles of incorporation, as amended, and bylaws provide for mandatory indemnification to the fullest extent permitted by Texas law. Gateway’s articles of incorporation provide that no director of Gateway will be personally liable to Gateway or its shareholders for monetary damages for an act or omission in the director’s capacity as director, except in the situations described in items (1) through (4) above or for an act related to an unlawful stock repurchase or payment of a dividend.

Texas United’s articles of incorporation provide that no director of Texas United will be liable to Texas United or its shareholders for monetary damages for an act or omission in the director’s capacity as director, except to the extent the exemption is not permitted under Texas law.

Indemnification:	Section 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding only if it is determined that the director (1) conducted himself in good faith; (2) reasonably believed (i) in	Texas United’s articles of incorporation and bylaws provide that except as limited by law, Texas United will indemnify directors against reasonable expenses incurred in the defense of any action, except where such director is adjudged liable for negligence or misconduct in performance of his duty. In addition, Texas United will pay the expenses of such actions, as they are incurred and in advance of the final disposition; provided, however, that Texas

Gateway	Texas United

connection with the director’s conduct in his capacity as director, that his conduct was in the corporation’s best interest; and (ii) in all other cases, that the director’s conduct was at least not opposed to the corporation’s best interest and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, a corporation may not indemnify a director in respect to a proceeding if the director is found liable on the basis that personal benefit was improperly received by him or the director is found liable to the corporation.

Gateway’s articles of incorporation, as amended, and bylaws provide that Gateway shall indemnify each director or former director against reasonable costs and expenses incurred by the director in connection with any action, suit or proceeding to which the director has been made a party by reason of his being a director, to the fullest extent permitted under Texas law.

United has received (1) a written affirmation from the director of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) an unlimited, general undertaking by or on behalf of the director to repay all amounts advanced in the event that it is determined that the director has not met the indemnification standards.

TEXAS ANTI-TAKEOVER STATUTES

Texas United and Gateway are subject to the provisions of the Texas Business Combination Law (Articles 13.01 through 13.08 of the Texas Business Corporation Act), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The Texas Business Combination Law is not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original charter or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law;

(b)	that adopts an amendment to its charter or bylaws before December 31, 1997, expressly electing not to be governed by the Texas Business Combination Law; or

(c)	that adopts an amendment to its charter or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•	a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•	a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; and

•	a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Texas United’s articles of incorporation nor its bylaws contain any provision expressly providing that Texas United will not be subject to the Texas Business Combination Law. In addition, neither Gateway’s articles of incorporation nor its bylaws contain any provision expressly providing that Gateway will not be subject to the Texas Business Combination Law. The Texas Business Combination Law may have the effect of inhibiting a non-negotiated merger or other business combination involving Texas United or Gateway, even if such event(s) would be beneficial to the shareholders of Texas United or Gateway.

PROPOSAL II

APPROVAL OF PAYMENT TO GENE PAYNE

General

In June 2000, Gateway and Gateway Bank entered into an employment agreement with Gene Payne. The employment agreement includes a two-year noncompetition covenant. In consideration of Mr. Payne’s covenant not to compete and other terms of the employment agreement, Gateway granted to Mr. Payne 30,000 shares of phantom stock under the Gateway Phantom Stock Plan at an initial value of $10.00 per share.

The Gateway Phantom Stock Plan is an incentive plan adopted by Gateway to attract and retain qualified management by providing supplemental compensation based upon the value of Gateway common stock. Under the plan, no shares of Gateway common stock are issued. Rather, Gateway is obligated to make payments based upon the difference between the distribution value (as defined in the plan) and the initial value upon certain events. The plan provides that payment is due upon a change in control transaction. Because the merger constitutes a change in control transaction, Gateway is obligated to make a payment to Mr. Payne of $1,220,400 with respect to the 30,000 shares of phantom stock previously granted to Mr. Payne.

Tax Consequences of Payment

Section 280G of the Internal Revenue Code governs the treatment of so called “parachute payments” to corporate officers, highly-compensated individuals or shareholders who own more than 1% of the fair market value of the company’s outstanding stock. As the President and Chief Executive Officer of Gateway, Gene Payne is covered by Section 280G of the Internal Revenue Code.

If the payments and benefits to Mr. Payne which are contingent on the merger equal or exceed three times his average taxable compensation for the five calendar years preceding the year in which the merger is completed, then Mr. Payne is subject to a 20% excise tax and Gateway loses its tax deduction on the excess parachute payment, which is defined as follows:

•	the total parachute payments to Mr. Payne, minus

•	one times the average taxable compensation of Mr. Payne for the five calendar years preceding the year in which the merger is completed.

Because the merger will be completed in 2005, Mr. Payne’s average taxable compensation will be based on the five years ending December 31, 2004. Based on his average compensation for the five-year period ending December 31, 2004 and the payment with respect to the 30,000 shares of phantom stock, the board of directors of Gateway believes that the payments to Mr. Payne will exceed three times his five-year average compensation.

The board of directors of Gateway is seeking shareholder approval of the excess payment to Mr. Payne of $663,251 in order to exempt such payment from Section 280G of the Internal Revenue Code. Section 280G and the regulations under such section permit the shareholders of Gateway to exempt all or part of the change in control payments to Mr. Payne by the affirmative vote of more than 75% of the outstanding common stock of Gateway, excluding any shares held by Mr. Payne. If the excess payment is approved by the requisite vote, the entire amount of the payment will be made to Mr. Payne without the adverse tax consequences described herein. If such shareholder approval is not received, then Mr. Payne will forfeit the excess payment. Accordingly, if the Gateway shareholders do not approve this proposal by the required vote, Mr. Payne will forfeit the excess payment with respect to the previously granted shares of phantom stock. Approval or disapproval of the payment to Mr. Payne will not affect the value or number of shares of Texas United common stock or the amount of cash Gateway shareholders will receive in the merger.

Calculation of Payment and Excess Amount

The estimated average taxable compensation of Mr. Payne for the five years ending December 31, 2004 is $185,716, and three times this average taxable compensation would be $557,149. Accordingly, the threshold amount that may be paid to Mr. Payne is $557,149.

The 30,000 shares of phantom stock issued to Mr. Payne had an initial value of $10.00 per share. The Phantom Stock Plan provides that upon a change in control, the distribution value of the phantom stock shall equal the consideration to be paid per share to the holders of Gateway common stock. In the merger, shareholders of Gateway will receive a number of shares of Texas United common stock with a market value of $35.48, plus $15.20 in cash, for each share of Gateway common stock they own, for total consideration of $50.68 per share. To determine the value of the phantom stock, the initial value of $10.00 is subtracted from the merger consideration, for a value of $40.68 per share of phantom stock, or $1,220,400 in the aggregate. Accordingly, the full amount of the payment would exceed the threshold amount by $663,251.

The adverse tax consequences of Section 280G may be avoided if the shareholders of Gateway approve the amount of the payment that is in excess of the threshold amount, or $663,251. To comply with this requirement, Mr. Payne has waived his right to receive $663,251 of the payment with respect to his phantom stock if shareholders do not approve the excess payment.

Vote Required to Approve the Excess Payment

Under Section 280G of the Internal Revenue Code and the regulations under such section, the excess payment to Mr. Payne must be approved by holders of more than 75% of the outstanding common stock of Gateway.

For any Gateway shareholder that is not an individual (such as a corporation, partnership or trust), the vote on the payment to Mr. Payne must generally be made by the person authorized by the entity shareholder to approve the payment. However, in order to approve the payment, the entity shareholder must receive a separate affirmative vote of the persons who hold more than 75% of the voting power of the entity shareholder if both of the following conditions exist:

•	the entity shareholder owns, directly or indirectly, more than 1% of the outstanding common stock of Gateway; and

•	the value of the Gateway common stock held by the entity shareholder equals or exceeds one-third of the total gross fair market value of all of the assets of the entity shareholder.

The directors of Gateway, other than Mr. Payne, have each indicated that they intend to vote FOR the proposal to approve the payment to Mr. Payne. These individuals beneficially own 375,355 shares or 50.4% of the outstanding Gateway common stock.

If a Gateway shareholder fails to vote on the proposal or abstains on the proposal, the failure to vote or the abstention will have the same effect as a vote against the proposal. Any broker non-votes will also have the same effect as a vote against the proposal.

Effect if the Proposal is Not Approved by Gateway Shareholders

If holders of more than 75% of the outstanding common stock of Gateway do not vote in favor of the proposal, then Mr. Payne’s right to receive the excess payment with respect to his shares of phantom stock will be forfeited by Mr. Payne. Mr. Payne will still be entitled to receive the portion of the payment with respect to the shares of phantom stock that is below the threshold amount and all other payments and benefits set forth in this section. Approval or disapproval of the excess payment to Mr. Payne will not affect the value or number of shares of Texas United common stock or the amount of cash Gateway shareholders will receive in the merger.

Other Payments and Benefits to Mr. Payne

As described under “Proposal I—Approval of the Merger Agreement—Financial Interests of Gateway Directors and Officers in the Merger,” Mr. Payne will also receive a two-year employment agreement with Texas United, with a starting annual base salary of $260,000, incentive compensation, general employee benefits, options to acquire 15,000 shares of Texas United common stock and a restricted stock award with an aggregate value of $250,000.

The cash payments, fringe benefits, stock option grant and restricted stock award to be made pursuant to the new employment agreement with Texas United are considered reasonable compensation for the services to be rendered by Mr. Payne. His salary from Texas United will be the same as his salary from Gateway. As long as such payments and benefits are reasonable compensation for services actually rendered, they are not considered to be change in control payments covered by Section 280G of the Internal Revenue Code.

Recommendation of the Gateway Board of Directors

The board of directors of Gateway (with Mr. Payne abstaining) unanimously approved the excess payment of $663,251 to Mr. Payne. The board of directors of Gateway (with Mr. Payne abstaining) recommends that you vote FOR the proposal to approve the excess payment to Mr. Payne.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GATEWAY

The following discussion and analysis of financial condition and results of operations of Gateway should be read in conjunction with the audited consolidated financial statements of Gateway and related notes as of December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004 and the unaudited interim consolidated financial statements of Gateway and related notes as of June 30, 2005 and for the six months ended June 30, 2005 and 2004 which are attached to this joint proxy statement/prospectus.

Application of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While Gateway bases its estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

Gateway considers accounting estimates to be critical to its reported financial results if (i) the accounting estimate requires Gateway management to make assumptions about matters that are highly uncertain and (ii) different estimates that Gateway management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on Gateway’s financial statements. Accounting policies related to allowance for loan losses and loss contingencies are considered to be critical as these policies involve considerable subjective judgment and estimation by Gateway management.

Critical accounting policies, and Gateway’s procedures related to these policies, are described in detail below. Also see Note 1—Summary of Significant Accounting Policies in the accompanying Notes to Consolidated Financial Statements.

Allowance for Loan Losses—The allowance for loan losses is a reserve established through a provision for loan losses charged to expense and represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in Gateway management’s judgment, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. In estimating the allowance for loan losses, Gateway management considers historical charge-off experience, loan delinquencies, the credit worthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors. Should any of these factors change, Gateway’s estimate of probable loan losses could also change, which could affect the level of the future provisions for loan losses. See additional discussion under the sections captioned, “Allowance for Loan Losses” and “Provision for Loan Losses,” included elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gateway. Also see Note 5—Loans and Allowance for Loan Losses in the accompanying Notes to Consolidated Financial Statements.

Overview

Gateway’s results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are increased by Gateway’s noninterest income and decreased by the provision for loan losses and noninterest expenses. General economic and competitive conditions, particularly changes in interest rates, prepayment rates of mortgage-backed securities and loans, repricings of loan relationships, government policies and actions of regulatory authorities, also significantly affect Gateway’s results of operations. Future changes in applicable law, regulations or government policies may also have a material impact on Gateway.

Net income for the six months ended June 30, 2005 was $348,000, a decrease of 9.4% compared with net income of $384,000 for the same period in 2004. Diluted earnings per share for the six months ended June 30, 2005 were $0.44 compared with $0.51 for the same period in 2004. The decrease in net income resulted primarily from an increase in noninterest expense of $264,000. The increase in noninterest expense was primarily due to normal salary adjustments, increased bonus incentives, profit sharing contributions, related payroll taxes and advertising expense. Net interest income, before the provision for loan losses, increased by 3.7% or $143,000. This increase includes the effect of a $279,000 reduction in interest income related to one loan being placed on nonaccrual status in the second quarter of 2005. Noninterest income for the six months ended June 30, 2005 decreased 7.3% or $72,000. The provision for loan losses decreased by $195,000, or 65%. Gateway’s annualized return on average assets was 0.34% and 0.40% and Gateway’s annualized return on average equity was 5.50% and 6.64% for the six months ended June 30, 2005 and 2004, respectively.

Net income was $1.1 million, $591,000 and $552,000 for the years ended December 31, 2004, 2003, and 2002, respectively, and diluted earnings per share were $1.48, $0.79 and $0.74 for these same periods. The increase in earnings from 2003 to 2004 resulted primarily from an increase in net interest income caused by the combination of an increase in volume of earning assets and a lower cost of funds. Average interest-earning assets increased to $178.7 million from $157.2 million, or 13.7% in 2004, while the cost of funds decreased 16 basis points from 1.62% in 2003 to 1.46% in 2004. The resulting net interest margin decreased from 4.64% in 2003 to 4.58% in 2004, a decrease of 6 basis points or 1.3%. Noninterest income increased $22,000 or 1.2% in 2004. Noninterest expense increased $184,000 or 2.4% during 2004. Gateway posted returns on average assets of 0.55%, 0.33% and 0.35% and returns on average equity of 5.91%, 5.43% and 5.25% in 2004, 2003 and 2002, respectively.

At June 30, 2005, total assets were $221.4 million compared with $210.4 million at December 31, 2004. The $11.0 million, or 5.2%, increase in total assets compared with December 31, 2004 was attributable to an increase in deposits, an increase in borrowings and a decrease in the securities portfolio from the maturity and principal paydowns of certain securities, partially offset by the increase in loans and federal funds sold. At June 30, 2005, total loans were $138.4 million compared with $131.9 million at December 31, 2004, an increase of $6.5 million, or 4.9%. Total deposits at June 30, 2005 were $193.2 million compared with $192.7 million at December 31, 2004, an increase of $556,000, or 0.2%. Stockholders’ equity at June 30, 2005 was $12.5 million, compared with $12.3 million at December 31, 2004.

Total assets at December 31, 2004 and 2003 were $210.4 million and $192.9 million, respectively. Total deposits at December 31, 2004 and 2003 were $192.7 million and $176.4 million, respectively, an increase of $16.3 million, or 9.2% in 2004. The increase was primarily attributable to an increase in demand accounts of $14.2 million, saving accounts of $2.0 million, and money market accounts of $2.5 million. At December 31, 2004 and 2003, securities totaled $46.2 million and $37.6 million, respectively. The increase in securities in 2004 was primarily due to an increase in the portfolio of U.S. Government Agencies. Stockholders’ equity was $12.3 million and $11.3 million at December 31, 2004 and 2003, respectively. The increase in stockholders’ equity for the year ended December 31, 2004 compared with the same period in 2003 reflects increased earnings, partially offset by an increase in the unrealized loss on available for sale securities.

Results of Operations

Net Interest Income

Net interest income represents the amount by which interest income on interest-earning assets, which include securities, loans, and federal funds sold, exceeds interest expense incurred on interest-bearing liabilities, which include deposits and other borrowed funds. Net interest income is the principal source of Gateway’s earnings. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

June 30, 2005 versus June 30, 2004. For the six months ended June 30, 2005, net interest income, before the provision for loan losses, increased by 5.3% to $4.0 million from $3.8 million for the same period in 2004. The increase was primarily due to the increased volumes in loans and the strategic increase on rates of earning assets in relation to the increase of the cost of funds. For the six months ended June 30, 2005 and 2004, Gateway’s net interest margin was 4.34% and 4.52% and the net interest spread was 3.69% and 4.05%, respectively.

Interest income for the six months ended June 30, 2005 and 2004 was $5.2 million and $4.7 million, respectively. As compared with the six months ended June 30, 2004, the average total loan volume for the six months ended June 30, 2005 increased by $16.4 million, or 13.8%, and the average yield on average total loan volume decreased 41 basis points to 6.50%. As compared with the six months ended June 30, 2004, the average total investment volume for the six months ended June 30, 2005 increased by $4.1 million, or 10.0%, and the yield on total average earning assets increased by 19 basis points to 5.64%.

Interest expense increased for the six months ended June 30, 2005 by $403,000 or 50.0%, compared with the same period in 2004. As compared with the six month period ended June 30, 2004, average interest-bearing deposit volumes decreased by $813,000, or 0.7% and the cost of funds on total average interest-bearing liabilities increased by 55 basis points to 1.95%.

2004 versus 2003. Net interest income increased from $7.3 million in 2003 to $8.2 million in 2004, an increase of $879,000, or 12.0% primarily due to an increase in interest income of $963,000, or 10.7%, partially offset by an increase in interest expense of $84,000, or 5.1%. This resulted in net interest margins of 4.58% and 4.64% and net interest spreads of 4.08% and 4.07% for the years ended December 31, 2004 and 2003, respectively.

2003 versus 2002. Net interest income increased from $6.9 million in 2002 to $7.3 million in 2003, an increase of $308,000, or 4.4%. This resulted in net interest margins of 4.64% and 5.03% and net interest spreads of 4.07% and 4.24% for the years ended December 31, 2003 and 2002, respectively.

The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made and all average balances are derived from daily average-balances. Nonaccruing loans have been included in the tables as loans carrying a zero yield.

	For the Six Months Ended June 30,
	2005			2004
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate(1)	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate(1)
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans	$135,579	$4,397	6.50%	$119,108	$4,101	6.91%
Taxable securities	45,033	746	3.32	40,925	501	2.46
Non-taxable securities	654	16	4.91	612	15	4.92
Federal funds sold	4,158	58	2.80	11,141	54	0.97

Total interest-earning assets	185,424	5,217	5.64%	171,786	4,671	5.45%

Less allowance for loan losses	(1,599)			(1,344)

Total interest-earning assets, net of allowance	183,825			170,442
Noninterest-earning assets	23,717			24,411

Total assets	$207,542			$194,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$14,285	$27	0.38%	$13,754	$19	0.28%
Savings and money market accounts	49,216	295	1.20	58,743	255	0.87
Time deposits	45,595	600	2.64	37,412	425	2.28
Federal funds purchased	380	5	2.64	—	—	—
Junior subordinated debentures	4,124	130	6.32	4,124	97	4.72
Other borrowings	10,282	149	2.91	1,000	7	1.40

Total interest-bearing liabilities	123,882	1,206	1.95	115,033	803	1.40

Noninterest-bearing liabilities:
Demand deposits	70,320			67,639
Other liabilities	658			590

Total liabilities	194,860			183,262
Stockholders’ equity	12,682			11,591

Total liabilities and stockholders’ equity	$207,542			$194,853

Net interest income		$4,011			$3,868

Net interest spread			3.69%			4.05%

Net interest margin			4.34%			4.52%

(1)	Annualized.

	For the Years Ended December 31,
	2004			2003			2002
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)
ASSETS
Interest-earning assets:
Loans	$123,455	$8,521	6.90%	$114,784	$7,922	6.90%	$109,052	$7,920	7.26%
Taxable securities	46,240	1,253	2.71	29,050	857	2.95	20,178	905	4.49
Non-taxable securitites	611	30	4.91	615	31	5.04	642	32	4.98
Federal funds sold	8,397	102	1.21	12,798	133	1.04	9,201	143	1.55

Total interest-earning assets	178,703	9,906	5.54%	157,247	8,943	5.69%	139,073	9,000	6.47%

Less allowance for loan losses	(1,401)			(1,102)			(1,004)

Total interest-earning assets, net of allowance	177,302			156,145			138,069
Noninterest-earning assets	24,128			20,920			18,262

Total assets	$201,430			$177,065			$156,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Interest-bearing demand deposits	$13,687	$38	0.28%	$11,720	$34	0.29%	$11,604	$57	0.49%
Savings and money market accounts	62,224	605	0.97	47,358	425	0.90	37,541	488	1.30
Time deposits	36,779	854	2.32	37,373	976	2.61	36,591	1,253	3.42
Federal funds purchased	48	1	2.08	25	—	—	33	1	3.03
Junior subordinated debentures	4,124	206	5.00	—	—	—	—	—	—
Capital Securities	—	—	—	4,000	195	4.88	3,000	168	5.60
Other borrowings	1,152	20	1.74	1,000	10	1.00	1,203	38	3.16

Total interest-bearing liabilities	118,014	1,724	1.46	101,476	1,640	1.62	89,972	2,005	2.23

Noninterest-bearing liabilities:
Demand deposits	71,153			64,110			55,867
Other liabilities	695			596			774

Total liabilities	189,862			166,182			146,613
Stockholders’ equity	11,568			10,883			9,718

Total liabilities and stockholders’ equity	$201,430			$177,065			$156,331

Net interest income		$8,182			$7,303			$6,995

Net interest spread			4.08%			4.07%			4.24%

Net interest margin			4.58%			4.64%			5.03%

The following tables present the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities and distinguishes between the changes in interest income and interest expense related to changes in average outstanding balances and changes in interest rates. For purposes of this table, changes attributable to both rate and volume, which can be segregated, have been allocated proportionately to changes due to rate and changes due to volume.

	For the Six Months Ended June 30, 2005 vs. 2004
	Increase (Decrease) Due to Change in
	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans	$596	$(300)	$296
Securities	52	194	246
Federal funds sold	(34)	38	4

Total increase (decrease) in interest income	614	(68)	546

Interest-bearing liabilities:
Interest-bearing demand deposits	1	7	8
Savings and money market accounts	(41)	81	40
Time deposits	93	82	175
Federal funds purchased	5	—	5
Junior subordinated debentures	—	33	33
Other borrowings	65	77	142

Total increase in interest expense	123	280	403

Increase (decrease) in net interest income	$491	$(348)	$143

	For the Years Ended December 31,
	2004 vs. 2003			2003 vs. 2002
	Increase (Decrease) Due to Change in		Total	Increase (Decrease) Due to Change in		Total
	Volume	Rate		Volume	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$599	$—	$599	$416	$(414)	$2
Securities	514	(119)	395	398	(447)	(49)
Federal funds sold	(45)	14	(31)	56	(66)	(10)

Total increase (decrease) in interest income	1,068	(105)	963	870	(927)	(57)

Interest-bearing liabilities:
Interest-bearing demand deposits	5	(1)	4	1	(24)	(23)
Savings and money market accounts	134	46	180	128	(191)	(63)
Time deposits	(16)	(106)	(122)	27	(304)	(277)
Federal funds purchased	—	1	1	—	(1)	(1)
Junior subordinated debentures	206	—	206	—	—	—
Capital securities	(195)	—	(195)	56	(29)	27
Other borrowings	2	8	10	6	(34)	(28)

Total increase (decrease) in interest expense	136	(52)	84	218	(583)	(365)

Increase (decrease) in net interest income	$932	$(53)	$879	$652	$(344)	$308

Provision for Loan Losses

Gateway’s provision for loan losses is established through charges to operating income in the form of the provision in order to bring the total allowance for loan losses to a level deemed appropriate by management of Gateway based on such factors as historical loan loss experience, the volume and type of lending conducted by Gateway, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Gateway’s portfolio as discussed under “Allowance for Loan Losses.” For the six months ended June 30, 2005, Gateway decreased its provision by $195,000, or 65%, to $105,000 compared with $300,000 for the same period in 2004. At June 30, 2005, Gateway had net charge-offs of $133,000 compared with net charge-offs of $207,000 for the same period in 2004.

For the years ended December 31, 2004, 2003 and 2002, Gateway recorded provisions for loan losses of $600,000, $684,000 and $480,000, respectively. Gateway’s management believes Gateway has maintained good asset quality as net charge-offs remain at manageable levels totaling $241,000, or 0.2% of average loans in 2004, compared with $605,000, or 0.5% of average loans in 2003 and $150,000, or 0.1% of average loans in 2002.

Noninterest Income

Noninterest income is an important source of revenue for financial institutions. Gateway’s primary sources of noninterest income are service charges on deposit accounts and other banking service related fees. Noninterest income for the six months ended June 30, 2005 was $914,000, a decrease of $72,000 or 7.3% compared with noninterest income of $986,000 for the same period in 2004. The decrease was primarily due to a decrease in mortgage income for the six months ended June 30, 2005 compared with the same period in 2004.

Noninterest income for the year ended December 31, 2004 was $1.92 million, an increase of $22,000 or 1.2%, compared with $1.9 million for the year ended December 31, 2003 and a decrease in 2003 of $6,000 or 0.3%, compared with $1.9 million for the year ended December 31, 2002. The 2004 increase was primarily due to an increase in service charges on deposit accounts as a result of an increase in deposits and an increase in earnings from life insurance contracts. These increases were partially offset by a $215,000 decrease in gains on the sales of securities and a decrease in mortgage income. The 2003 decrease was primarily due to a decrease in mortgage income and the gain on sale of loans recorded in 2002.

The following table presents, for the periods indicated, the major categories of noninterest income:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands)
Service charges on deposit accounts	$627	$685	$1,396	$1,070	$917
Gain on sales of securities, net	—	—	—	215	101
Fee income	93	47	89	103	100
Mortgage income	34	147	196	371	620
Earnings from life insurance contracts	78	78	157	52	—
Gain on sales of loans	—	—	—	—	108
Gain on sales of ORE	—	2	24	22	8
Other noninterest income	82	27	57	64	49

Total noninterest income	$914	$986	$1,919	$1,897	$1,903

Noninterest Expense

For the six months ended June 30, 2005, noninterest expense increased by $264,000 or 6.7% to $4.2 million compared with $4.0 million for the same period in 2004. The increase in noninterest expense was primarily the result of normal salary adjustments, increased bonus incentives, profit sharing contributions, related payroll taxes and advertising expense.

For the years ended December 31, 2004, 2003 and 2002, noninterest expense totaled $7.8 million, $7.6 million and $7.6 million, respectively. The $184,000 or 2.4% increase in 2004 compared with 2003 was primarily the result of normal salary adjustments, increased bonus incentives, profit sharing contributions and payroll taxes. The increase in total noninterest expense for 2003 compared with 2002 of $62,000 was primarily the result of increases in ORE expenses and net occupancy expense, partially offset by a decrease in employee compensation and benefits.

The efficiency ratio is a supplemental financial measure utilized in management’s internal evaluation of Gateway and is not defined under generally accepted accounting principles. The efficiency ratio is calculated by dividing total noninterest expense, excluding securities losses and loan loss provisions, by net interest income plus noninterest income, excluding securities gains. Taxes are not part of this calculation. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same volume of income, while a decrease would indicate a more efficient allocation of resources. Gateway’s efficiency ratio was 84.98% (annualized) for the six months ended June 30, 2005, 81.54% (annualized) for the six months ended June 30, 2004, 77.46% in 2004, 85.03% in 2003 and 86.14% in 2002.

The following table presents, for the periods indicated, the major categories of noninterest expense:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2005	2004	2004	2003	2002
	(Dollars in thousands)
Employee compensation and benefits	$2,306	$2,167	$4,335	$4,202	$4,306
Non-staff expenses:
Net occupancy expense	443	455	903	840	759
Legal and professional fees	105	119	189	150	164
Furniture and equipment	187	201	380	416	443
Advertising	130	50	119	64	111
Director fees	57	48	105	108	98
Telephone expense	73	76	147	182	147
Postage	45	32	88	101	80
Office and computer supplies	129	133	264	244	286
Other	747	677	1,294	1,333	1,184

Total non-staff expenses	1,916	1,791	3,489	3,438	3,272

Total noninterest expenses	$4,222	$3,958	$7,824	$7,640	$7,578

Income Taxes

Federal income tax is reported as income tax expense and is influenced by the amount of taxable income, the amount of tax-exempt income, the amount of non-deductible interest expense and the amount of other non-deductible expense. The effective tax rates for 2004, 2003 and 2002 were 33.6%, 32.5% and 34.3%, respectively. Income taxes for financial purposes in the consolidated statements of earnings differ from the amount computed by applying the statutory income tax rate of 34% to earnings before income taxes. The difference between the effective tax rate and statutory tax rate is primarily attributed to tax exempt interest income and other nondeductible expenses.

Additionally, the State of Texas imposes a Texas franchise tax. Taxable income for the income tax component of the Texas franchise tax is the federal pre-tax income, plus certain officers’ salaries, less interest income from federal securities. Total franchise tax expense was $10,000 in 2004, $8,000 in 2003 and $15,000 in 2002. The portion of the tax expense related to capital was included as a part of other noninterest expense and the portion related to income was included in income tax expense.

Impact of Inflation

The effects of inflation on the local economy and on Gateway’s operating results have been relatively modest for the past several years. Since substantially all of Gateway’s assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. Gateway tries to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities.

Financial Condition

Loan Portfolio

Gateway provides a broad range of commercial, real estate and consumer loan products to small and medium-sized businesses and individuals in its market areas. Gateway aggressively pursues qualified lending customers in both the commercial and consumer sectors, providing customers with direct access to lending personnel and prompt, professional service. The 71.64% total loan to deposit ratio as of June 30, 2005 and the 68.44% total loan to deposit ratio as of December 31, 2004, reflects Gateway’s commitment as an active lender in the local communities it serves. Total loans were $138.4 million at June 30, 2005 and $131.9 million and $118.1 million at December 31, 2004 and 2003, respectively, reflecting an increase of $13.8 million, or 11.68% during 2004. In 2003, total loans increased by $2.6 million, or 2.25% to $118.1 million from $115.5 million at December 31, 2002. The 2004 growth in loans, and the ability to maintain that level in 2005, is reflective of a stable local economy, Gateway’s pro-lending reputation and the active solicitation of new companies and individuals entering Gateway’s market areas.

The following table summarizes the loan portfolio of Gateway by type of loan as of the dates indicated:

	As of June 30, 2005		As of December 31,
			2004		2003
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Commercial	$41,591	30.0%	$44,851	34.0%	$45,769	38.8%
Real estate—1-4 family	3,521	2.5	3,004	2.3	3,770	3.2
Real estate—construction	13,111	9.5	15,048	11.4	20,675	17.5
Real estate—commercial	73,548	53.1	62,051	47.1	41,327	35.0
Installment	6,668	4.8	6,923	5.2	6,551	5.5

Total loans	$138,439	100.0%	$131,877	100.0%	$118,092	100.0%

Allowance for loan losses	1,589		1,617		1,258

Net loans	$136,850		$130,260		$116,834

	As of December 31,
	2002		2001		2000
	Amount	Percentage	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)
Commercial	$48,148	41.7%	$43,479	41.9%	$36,399	40.5%
Real estate—1-4 family	3,933	3.4	3,777	3.6	4,011	4.5
Real estate—construction	22,360	19.4	22,758	21.9	13,315	14.8
Real estate—commercial	35,294	30.5	27,461	26.5	30,227	33.6
Installment	5,810	5.0	6,220	6.0	6,015	6.7

Total loans	$115,545	100.0%	$103,695	100.0%	$89,967	100.0%

Allowance for loan losses	1,179		849		706

Net loans	$114,366		$102,846		$89,261

The primary lending focus of Gateway is on loans to small to medium sized businesses. Gateway’s commercial lending products include business loans, commercial real estate loans, equipment loans, working capital loans, term loans, revolving lines of credit and letters of credit. Most commercial loans are collateralized and on payment programs. The purpose of a particular loan generally determines its structure. In almost all cases, Gateway requires personal guarantees on commercial loans to help assure repayment.

Commercial

Gateway’s commercial loans are primarily made within its market area and are underwritten on the basis of the borrower’s ability to service the debt from income. As a general practice, Gateway takes as collateral a lien on any available real estate, equipment, or other assets owned by the borrower and obtains the personal guaranty of the borrower, if applicable. In general, commercial loans involve more credit risk than residential mortgage loans and commercial mortgage loans and, therefore, usually yield a higher return. The increased risk in commercial loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the operations of the business, and those operations may not be successful. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. As a result of these additional complexities, variables and risks, commercial loans require more thorough underwriting and servicing than other types of loans. At June 30, 2005, Gateway had $41.6 million in commercial loans, which represented 30.0% of total loans.

1-4 Family Residential Mortgage

A portion of Gateway’s lending activity has consisted of the origination of 1-4 family residential mortgage loans collateralized by owner-occupied properties located in its market areas. Gateway offers a variety of mortgage loan products which generally are amortized over five to 25 years. Loans collateralized by 1-4 family residential real estate generally have been originated in amounts of no more than 90% of the lower of cost or appraised value or have mortgage insurance. Gateway retains all of the 1-4 family loans it originates. Gateway retains a valid lien on real estate and obtains a title insurance policy that insures that the property is free of encumbrances. Gateway also requires hazard insurance in the amount of the loan and, if the property is in a flood plain as designated by the Department of Housing and Urban Development, Gateway also requires flood insurance. Gateway also requires most borrowers to advance funds on a monthly basis from which it makes disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance. At June 30, 2005, Gateway had $3.5 million in 1-4 family residential loans, which represented 2.5% of total loans.

Commercial Mortgage Loans

In addition to commercial loans secured by real estate, Gateway makes commercial mortgage loans to finance the purchase of real property, which generally consists of real estate with completed structures. Commercial mortgage lending typically involves higher loan principal amounts and the repayment of loans is dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. When owner occupied, Gateway requires its commercial mortgage loans to be secured by well-managed income producing property with adequate margins and to be guaranteed by responsible parties. Gateway looks for opportunities where cash flow from the collateral provides adequate debt service coverage and the guarantor’s net worth is centered on assets other than the project Gateway is financing.

In underwriting commercial mortgage loans, Gateway considers the property’s operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

Gateway’s commercial mortgage loans are generally secured by first liens on real estate, typically have fixed interest rates and amortize over a 10 to 15 year period with balloon payments due at the end of one to nine years. Payments on loans secured by such properties are often dependent on the successful operation or management of the properties. Accordingly, repayment of these loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than other types of loans. At June 30, 2005, Gateway had $73.5 million in commercial mortgage loans, which represented 53.1% of total loans.

Construction

Gateway also makes loans to finance the construction of residential and nonresidential properties. Construction loans generally are secured by first liens on real estate. Gateway conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in Gateway’s construction lending activities. Construction loans involve additional risks attributable to the fact that loan funds are advanced upon the security of a project under construction, and the project is of uncertain value prior to its completion. Because of uncertainties inherent in estimating construction costs, the market value of the completed project and the effects of governmental regulation on real property, it can be difficult to accurately evaluate the total funds required to complete a project and the related loan to value ratio. As a result of these uncertainties, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of a borrower or guarantor to repay the loan. If Gateway is forced to foreclose on a project prior to completion, there is no assurance that it will be able to recover all of the unpaid portion of the loan. In addition, Gateway may be required to fund additional amounts to complete a project and may have to hold the property for an indeterminate period of time. While Gateway has underwriting procedures designed to identify what it believes to be acceptable levels of risks in construction lending, it can give no assurance that these procedures will prevent losses from the risks described above. At June 30, 2005, Gateway had $13.1 million in real estate construction loans, which represented 9.5% of total loans.

Installment

Gateway provides a wide variety of installment or consumer loans including motor vehicle, watercraft, education, personal (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 72 months and vary based upon the nature of collateral and size of loan. Installment loans entail greater risk than do residential mortgage loans, particularly in the case of installment loans that are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted installment loan may not provide an adequate source of repayment for the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, installment loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws may limit the amount which can be recovered on such loans. Gateway personally has initiated very few indirect installment loans, indicating a preference to maintain personal banking relationships and strict underwriting standards. Installment loans have decreased during the last five years, reflecting management’s tight control of consumer credit due to record high personal bankruptcy filings nationwide. At June 30, 3005, Gateway had $6.7 million in installment loans, which represented 4.8% of total loans.

Underwriting Strategy

Gateway rarely makes loans at its legal lending limit. Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Gateway’s strategy for approving or disapproving loans is to follow conservative loan policies and underwriting practices which include:

•	granting loans on a sound and collectible basis;

•	investing funds properly for the benefit of stockholders and the protection of depositors;

•	serving the legitimate needs of the community and Gateway’s general market area while obtaining a balance between maximum yield and minimum risk;

•	ensuring that primary and secondary sources of repayment are adequate in relation to the amount of the loan;

•	developing and maintaining adequate diversification of the loan portfolio as a whole and of the loans within each category; and

•	ensuring that each loan is properly documented and, if appropriate, insurance coverage is adequate. Gateway’s loan review and compliance personnel interact daily with commercial, mortgage and consumer lenders to identify potential underwriting or technical exception variances.

In addition, Gateway has placed increased emphasis on the early identification of problem loans to aggressively seek resolution of the situations and thereby keep loan losses at a minimum.

The contractual maturity ranges of the loan portfolio, excluding nonperforming loans, as of June 30, 2005 and December 31, 2004, are summarized in the following table.

	As of June 30, 2005
	One Year or Less	After One Through Five Years	After 5 Years	Total
	(Dollars in thousands)
Real estate—1-4 family	$435	$1,114	$668	$2,247
Commercial, real estate and installment	80,309	39,529	14,562	134,400

Total	$80,744	$40,673	$15,230	$136,647

	As of December 31, 2004
	One Year or Less	After One Through Five Years	After 5 Years	Total
	(Dollars in thousands)
Real estate—1-4 family	$446	$1,097	$546	$2,089
Commercial, real estate and installment	99,018	21,895	8,667	129,580

Total	$99,464	$22,992	$9,213	$131,669

Nonperforming Assets

Gateway has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. Gateway has established underwriting guidelines to be followed by its officers and also monitors its delinquency levels for any negative or adverse trends. There can be no assurance, however, that Gateway’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Nonperforming assets were $1.8 million at June 30, 2005 compared with $208,000 at December 31, 2004. The increase was due to one loan of approximately $1.6 million that was placed on nonaccrual status in the second quarter of 2005. Although the borrower has filed bankruptcy, Gateway is continuing to collect payments on the loan pursuant to an agreement with the borrower. Nonperforming assets at December 31, 2004 decreased $649,000 or 75.7% to $208,000 compared with $857,000 at December 31, 2003. Nonperforming assets were $857,000 at December 31, 2003 compared with $2.8 million at December 31, 2002, a decrease of $1.9 million, or 69.0%. The decrease in nonperforming assets in 2003 and 2004 was primarily attributable to a decrease of other real estate owned of approximately $1.6 million and $444,000, respectively. The ratio of nonperforming assets to total loans and other real estate was 1.30%, 0.16%, 0.72%, and 2.35% at June 30, 2005 and December 31, 2004, 2003, and 2002, respectively.

Gateway generally places a loan on nonaccrual status and ceases to accrue interest when loan payment performance is deemed unsatisfactory. Loans where the interest payments jeopardize the collection of principal are placed on nonaccrual status, unless the loan is both well secured and in the process of collection. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection. Gateway is sometimes required to revise a loan’s interest rate or repayment terms in a troubled debt restructuring. Gateway had no restructured loans at June 30, 2005 or December 31, 2004. In addition to an internal loan review, Gateway retains an unrelated third party to conduct an annual external review to evaluate the loan portfolio.

Gateway maintains current appraisals on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower’s overall financial condition is made to determine the need, if any, for possible write-downs or appropriate additions to the allowance for loan losses. Gateway records other real estate at the lower of its fair market value, minus estimated costs to sell the property, or the recorded investment in the loan on the date of transfer.

The following table presents information regarding nonperforming assets at the dates indicated:

	As of June 30, 2005	As of December 31,
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Nonaccrual loans	$1,792	$208	$229	$399	$435	$48
Accruing loans past due 90 days or more	—	—	184	297	2,576	290
Restructured loans	—	—	—	—	—	—
Other real estate	—	—	444	2,066	625	—

Total nonperforming assets	$1,792	$208	$857	$2,762	$3,636	$338

Nonperforming assets to total loans and other real estate	1.30%	0.16%	0.72%	2.35%	3.49%	0.38%

Gateway considers a loan to be impaired based on current information and events, if it is probable that Gateway will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the loan’s observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

Allowance for Loan Losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established an allowance for loan losses, which it believes, is adequate to absorb estimated losses in Gateway’s loan portfolio. Based on an evaluation of the loan portfolio, management presents a monthly review of the adequacy of the allowance for loan losses to Gateway’s board of directors. In making its evaluation, management considers the diversification by industry of Gateway’s commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the results of recent regulatory examinations, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security, the results of management’s internal loan review and the evaluation of its loan portfolio through an annual external loan review conducted by an unrelated third party. Charge-offs occur when loans are deemed to be uncollectible.

Gateway follows an internal loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, Gateway maintains an internally classified loan list, which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the allowance for loan losses. Loans internally classified as “special mention” are those that contain a weakness that, if left unattended, could develop into a problem affecting the ultimate collectibility of the loan. Loans internally classified as “substandard” are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the loan. Loans internally classified as “doubtful” are those loans that have characteristics similar to substandard loans, but also have an increased risk that a loss may occur or at least a portion of the loan may require a charge-off if liquidated at present. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans may include some loans that are past due at least 90 days, are on nonaccrual status or have been restructured. Loans internally classified as “loss” are those loans that are in the process of being charged off. At June 30, 2005, Gateway had $7.3 million of internally classified loans, or 5.3% of total loans. At December 31, 2004, Gateway had $8.5 million of internally classified loans compared with $4.4 million at December 31, 2003, an increase of $4.1 million, or 93.2%. This increase from December 2003 to December 2004 is primarily due to the bank classifying several larger credits as special mention. However, no specific allocations were allocated to these credits due to the loans, in general, being well secured and posing little loss exposure to the bank.

In order to determine the adequacy of the allowance for loan losses, Gateway establishes both specific and general reserves. Gateway establishes specific allocations for the majority of problem loans based on the estimated exposure in each individual loan. The exposure is generally identified by determining the present value of estimated future cash flows or the fair value of collateral if repayment is expected solely from the collateral. Gateway establishes general reserves for non-problem loans primarily based on its historical loan loss experience, the volume and type of lending conducted by Gateway, the amount of nonperforming assets, regulatory policies, generally accepted accounting principles, general economic conditions, and other factors related to the collectibility of loans in Gateway’s loan portfolios.

Loans are charged-off against the allowance for loan losses when appropriate. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ from the assumptions used in making the initial determinations.

The following table presents, for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of and For the Six Months Ended June 30, 2005	As of and For the Years Ended December 31,
		2004	2003	2002	2001	2000
	(Dollars in thousands)
Average loans outstanding	$135,579	$123,455	$114,784	$109,052	$94,326	$81,491

Gross loans outstanding at end of period	$138,439	$131,877	$118,092	$115,545	$103,695	$89,967

Allowance for loan losses at beginning of period	$1,617	$1,258	$1,179	$849	$706	$762
Provision for loan losses	105	600	684	480	372	200
Charge-offs:
Commercial	(135)	(30)	(131)	—	(20)	(190)
Real estate	—	(167)	(450)	(95)	(195)	(65)
Installment	(9)	(63)	(35)	(68)	(37)	(15)

Total charge-offs	(144)	(260)	(616)	(163)	(252)	(270)
Recoveries:
Commercial	10	5	7	8	16	9
Real estate	—	5	—	—	—	—
Installment	1	9	4	5	7	5

Total recoveries	11	19	11	13	23	14

Net charge-offs	(133)	(241)	(605)	(150)	(229)	(256)

Allowance for loan losses at end of period	$1,589	$1,617	$1,258	$1,179	$849	$706

Ratio of allowance for loan losses to end of period loans	1.15%	1.23%	1.07%	1.02%	0.82%	0.79%
Ratio of net charge-offs to average loans	0.10%	0.20%	0.53%	0.14%	0.24%	0.31%
Ratio of allowance for loan losses to end of period nonperforming loans	88.67%	777.40%	304.60%	169.40%	28.20%	208.87%

The following tables describe the allocation of the allowance for loan losses among various categories of loans and certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from any segment of loans.

			As of December 31,
	As of June 30, 2005		2004		2003
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial	$86	30.0%	$57	34.0%	$11	38.8%
Real estate	299	65.2	144	60.8	149	55.7
Installment	—	4.8	31	5.2	10	5.5
Unallocated	1,204	—	1,385	—	1,088	—

Total allowance for loan losses	$1,589	100.0%	$1,617	100.0%	$1,258	100.0%

	As of December 31,
	2002		2001		2000
	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans	Amount	Percent of Loans to Total Loans
	(Dollars in thousands)
Balance of allowance for loan losses applicable to:
Commercial	$149	41.7%	$14	41.9%	$48	40.5%
Real estate	378	53.3	141	52.1	125	52.8
Installment	1	5.0	3	6.0	28	6.7
Unallocated	651		691	—	505	—

Total allowance for loan losses	$1,179	100.0%	$849	100.0%	$706	100.0%

Securities

Gateway uses its securities portfolio to ensure liquidity for cash requirements, to manage interest rate risk, to provide a source of income, to ensure collateral is available for municipal pledging requirements and to manage asset quality. At June 30, 2005, investment securities totaled $38.4 million, a decrease of $7.8 million from $46.2 million at December 31, 2004. The decrease was primarily attributable to a net $4.8 million in securities sold and in principal repayments. The June 30, 2005 net unrealized loss was $396,000 compared to December 31, 2004 net unrealized loss of $139,000. At June 30, 2005, securities represented 17.4% of total assets compared to 21.9% of total assets at December 31, 2004. The yield on the securities portfolio for June 30, 2005 was 3.41% compared to 2.92% as of December 31, 2004. At June 30, 2005, the fair value of investment securities primarily included $24.3 million in U.S. Government agency securities and $10.9 million in mortgage-backed securities.

At December 31, 2004, investment securities totaled $46.2 million, an increase of $8.6 million from $37.6 million at December 31, 2003. The increase was primarily attributable to $79.0 million in securities purchased, partially offset by $69.9 million in securities sold and in principal repayments. The December 31, 2004 net unrealized loss was $139,000 compared to the December 31, 2003 net unrealized gain of $28,000. At December 31, 2004, securities represented 21.9% of total assets compared to 19.5% of total assets at December 31, 2003. The yield on the securities portfolio for 2004 was 2.92% compared to a yield of 3.32% for 2003 and 4.73% for 2002. At December 31, 2004, the fair value of investment securities primarily included $28.5 million in U.S. Government agency securities and $14.9 million in mortgage-backed securities.

At December 31, 2003, investment securities totaled $37.6 million, an increase of $16.9 million from $20.7 million at December 31, 2002. The increase was primarily attributable to $78.2 million in securities purchased, partially offset by $60.9 million in securities sold and in principal repayments. The December 31, 2003 net unrealized gain was $28,000 compared to the December 31, 2002 net unrealized gain of $369,000. At December 31, 2003, securities represented 19.5% of total assets compared to 12.7% of total assets at December 31, 2002. At December 31, 2003, the fair value of investment securities primarily included $14.5 million in U.S. Government agency securities and $16.3 million in mortgage-backed securities.

The following table summarizes the fair value of securities available for sale held by Gateway as of the dates shown:

	As of June 30, 2005	As of December 31,
		2004	2003	2002
	(Dollars in thousands)
U.S. government agencies	$24,291	$28,485	$14,544	$13,328
Mortgage-backed securities	10,950	14,931	16,308	4,401
Commercial paper	1,030	1,057	1,103	—
Municipal securities	485	—	—	—

Total securities	$36,756	$44,473	$31,955	$17,729

The following table summarizes the contractual maturity of securities available for sale based on fair value and their weighted average yields as of June 30, 2005:

	As of June 30, 2005
	Within One Year		After One but Within Five years		After Five Years Within Ten Years		After Ten Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Total	Yield
	(Dollars in thousands)
U.S. government agencies	$2,963	2.7%	$21,328	3.4%	$—	—	$—	—	$24,291	3.3%
Commercial paper	1,030	3.6%	—	—	—	—	—	—	1,030	3.6%
Municipal securities	—	—	—	—	—	—	485	4.7%	485	4.7%

Subtotal	3,993		21,328		—		485		25,806
Mortgage-backed securities	—	—	9,432	3.3%	—	—	1,518	4.1%	10,950	3.4%

Total securities	$3,993	2.9%	$30,760	3.4%	$—	—	$2,003	4.2%	$36,756	3.4%

Gateway classifies debt and equity securities at the date of purchase into one of two categories: held-to-maturity or available-for-sale. At each reporting date, the appropriateness of the classification is reassessed. Investments in debt securities are classified as held-to-maturity and measured at amortized cost in the financial statements only if management has the positive intent and ability to hold those securities to maturity. Investments not classified as held-to-maturity are classified as available-for-sale and measured at fair value in the financial statements with unrealized gains and losses reported, net of tax, in a separate component of stockholders’ equity until realized.

The following table summarizes the amortized cost of securities held to maturity by Gateway as of the dates shown:

	As of June 30, 2005	As of December 31,
		2004	2003	2002
	(Dollars in thousands)
U.S. government agencies	$—	$—	$3,626	$1,000
Mortgage-backed securities	94	175	460	1,364
Municipal securities	608	610	613	616
Trust preferred securities	1,000	1,000	1,000	—

Total securities	$1,702	$1,785	$5,699	$2,980

Mortgage-backed securities are securities which have been developed by pooling a number of real estate mortgages and are principally issued by or guaranteed by federal agencies such as Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). These securities are deemed to have high credit ratings and regular monthly cash flows of principal and interest, which are guaranteed by the issuing agencies. All Gateway’s mortgage-backed securities at June 30, 2005 and December 31, 2004 were agency-issued collateral obligations.

Premises and Equipment

Premises and equipment totaled $5.7 million at June 30, 2005, $5.7 million at December 31, 2004 and $5.6 million at December 31, 2003. The minimal increase is a result of the purchase of furniture, equipment, and computer hardware partially offset by depreciation recorded for the year.

Other Assets

Gateway owns single premium insurance policies insuring the lives of certain key senior officers. The net cash surrender value of these polices totaled $3.6 million at June 30, 2005 and at December 31, 2004 and $3.3 million at December 31, 2003.

Deposits

Gateway offers a variety of deposit accounts having a wide range of interest rates and terms. Gateway’s deposit accounts consist of demand, savings, money market and time accounts. Gateway relies primarily on competitive pricing policies and customer service to attract and retain these deposits. Gateway does accept brokered deposits.

At June 30, 2005, demand, money market and savings deposits accounted for approximately 35.1% of total deposits, while certificates of deposit made up 27.5% of total deposits. Noninterest-bearing deposits totaled $72.3 million or 37.4% of total deposits at June 30, 2005, compared with $80.7 million or 41.9% of total deposits at December 31, 2004. The average cost of deposits, including noninterest-bearing deposits, was 1.0% for the six months ended June 30, 2005.

At December 31, 2004, demand, money market and savings deposits accounted for approximately 39.6% of total deposits, while certificates of deposit made up 18.5% of total deposits. Noninterest-bearing deposits totaled $80.7 million, or 41.9%, of total deposits at December 31, 2004, compared with $71.6 million or 40.5% of total deposits at December 31, 2003. The average cost of deposits, including noninterest-bearing demand deposits, was 0.81% for the year ended December 31, 2004, compared with 0.89% for 2003, primarily due to the lower interest rate environment during 2004 compared with 2003.

At December 31, 2003, demand, money market and savings deposits accounted for approximately 37.9% of total deposits, while certificates of deposit made up 21.6% of total deposits. Noninterest-bearing deposits totaled $71.6 million, or 40.5%, of total deposits at December 31, 2003, compared with $62.2 million or 42.5% of total deposits at December 31, 2002. The average cost of deposits, including noninterest-bearing demand deposits, was 0.89% for the year ended December 31, 2003, compared with 1.27% for 2002, primarily due to the lower interest rate environment during 2003 compared with 2002.

The daily average balances and weighted-average rates paid on deposits for the six months ended June 30, 2005 and each of the years ended December 31, 2004, 2003 and 2002 are presented below:

	For the Six Months Ended June 30, 2005		For the Years Ended December 31,
			2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Noninterest-bearing demand	$70,320	—%	$71,153	—%	$64,110	—%	$55,867	—%
Interest-bearing demand	14,285	0.38	13,687	0.28	11,720	0.29	11,604	0.49
Savings and money market	49,216	1.20	62,224	0.10	47,358	0.90	37,541	1.30
Time	45,595	2.64	36,779	2.32	37,373	2.61	36,591	3.42

Total deposits	$179,416	1.03%	$183,843	0.81%	$160,561	0.89%	$141,603	1.27%

The following table sets forth the amount of Gateway’s certificates of deposits at June 30, 2005 by time remaining until maturity:

June 30, 2005
(Dollars in thousands)
Three months or less	$21,191
Over three through six months	7,695
Over six through twelve months	8,077
Over one year	16,074

Total	$53,037

Other Borrowings

Securities sold under agreement to repurchase averaged approximately $1.0 million during the six month period ending June 2005 and year ended 2004, respectively. The maximum amount outstanding at any month-end during the period ended June 30, 2005 and the year ended December 31, 2004 was $1.0 million. The remaining maturity of the agreement to repurchase was two months at June 30, 2005.

Federal Home Loan Bank (FHLB) advances may be utilized from time to time as either a short-term funding source or a longer-term funding source. FHLB advances can be particularly attractive as a longer-term funding source to balance interest rate sensitivity and reduce interest rate risk. Gateway is eligible for two borrowing programs through the FHLB. The first, called “Short Term Fixed,” requires delivery of eligible securities for collateral. Maturities under this program range from 1-35 days. Gateway did not currently have any borrowings under this program. As of June 30, 2005 and December 31, 2004, Gateway did not have any of its investment securities in safekeeping at the FHLB.

The second borrowing program, the “Blanket Borrowing Program,” is under a borrowing agreement which does not require the delivery of specific collateral. Borrowings are limited by the level of qualified pledgable real estate loans held and FHLB stock owned. At June 30, 2005, Gateway had approximately $10.0 million borrowed of a potential $48.7 million available under this program, leaving approximately $38.7 million in available borrowings. At December 31, 2004, Gateway did not have any borrowings under this program.

In March 2002, Gateway formed Gateway Statutory Trust I (Trust), which issued $4.0 million of floating rate Preferred Capital Securities (Capital Securities) to a third party and $124,000 in Common Capital Securities (Common Securities) to Gateway. The Trust invested the total proceeds from the sale of such securities in Floating Rate Junior Subordinated Debentures issued by Gateway. The Capital Securities represent preferred beneficial interests in the assets of the Trust and are subject to mandatory redemption upon payment of the junior subordinated debentures held by the Trust. The Common Securities of the Trust are wholly-owned by Gateway. The Trust’s ability to pay amounts due on the Capital Securities is solely dependent upon Gateway making payment on the related junior subordinated debentures. The debentures, which are the only assets of the Trust, are subordinate and junior in right of payment to all of Gateway’s present and future senior indebtedness. Gateway has fully and unconditionally guaranteed the Trust’s obligations under the Capital Securities issued by the Trust to the extent not paid or made by the Trust, provided the Trust has funds available for such obligation.

Under the provisions of the debentures, Gateway has the right to defer payment of interest on the debentures at any time, or from time to time, for periods not exceeding five years. If interest payments on the debentures are deferred, the distributions on the Capital Securities and Common Securities will also be deferred.

The Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 360 basis points including a maximum rate during the first five years of 11.0%. The effective rate at December 31, 2004 was 5.3%.

As discussed in Note 1 to the Consolidated Financial Statements, in connection with Gateway’s adoption of FIN 46R as of and for the year ended December 31, 2004, Gateway deconsolidated its investment in the Trust which resulted in the Capital Securities being deconsolidated from its consolidated financial statements and instead the junior subordinated debentures are included as a liability. Prior to the adoption of FIN 46R, Gateway included the Capital Securities as a liability on its balance sheet.

The Capital Securities qualify as Tier 1 Capital, subject to regulatory limitations, under guidelines established by the Board of Governors of the Federal Reserve System (Federal Reserve).

Contractual Obligations

The future cash payments associated with Gateway’s contractual obligations (other than deposit obligations) as of June 30, 2005 are summarized below:

	As of June 30, 2005
	Fiscal 2005	Fiscal 2006-2007	Fiscal 2008-2009	Thereafter	Total
	(Dollars in thousands)
Securities sold under agreement to repurchase	$1,000	$—	$—	$—	$1,000
Minimum future rental payments under noncancellable operating leases	214	831	792	839	2,676
Junior subordinated debentures	—	—	—	4,124	4,124
Federal Home loan advances	10,000	—	—	—	10,000

Total	$11,214	$831	$792	$4,963	$17,800

Capital Resources and Liquidity

Capital management consists of providing equity to support both current and future operations. Gateway is subject to capital adequacy requirements imposed by the Federal Reserve and Gateway National Bank is subject to capital adequacy requirements imposed by the FDIC and the OCC. Both the Federal Reserve and the FDIC have adopted risk-based capital requirements for assessing bank holding company and bank capital adequacy. These standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profiles among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate relative risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The risk-based capital standards issued by the Federal Reserve require all bank holding companies to have “Tier 1 capital” of at least 4.0% and “total risk-based” capital (Tier 1 and Tier 2) of at least 8.0% of total risk-adjusted assets. “Tier 1 capital” generally includes common stockholders’ equity and qualifying perpetual preferred stock together with related surpluses and retained earnings, less deductions for goodwill and various other intangibles. “Tier 2 capital” may consist of a limited amount of intermediate-term preferred stock, a limited amount of term subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock not qualifying as Tier 1 capital, and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The Federal Reserve has also adopted guidelines which supplement the risk-based capital guidelines with a minimum ratio of Tier 1 capital to average total consolidated assets (leverage ratio) of 3.0% for certain institutions with well diversified risk, including no undue interest rate exposure; excellent asset quality; high liquidity; good earnings; and that are generally considered to be strong banking organizations, rated composite 1 under applicable federal guidelines, and that are not experiencing or anticipating significant growth. Other banking organizations are required to maintain a leverage ratio of at least 4.0% to 5.0%. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets.

Stockholders’ equity increased to $12.5 million at June 30, 2005 from $12.3 million at December 31, 2004, an increase of $188,000, or 1.5%. This increase was primarily the result of net earnings of $348,000, and an exercise of stock options of $10,000, partially offset by the net increase of unrealized loss on available for sale securities of $170,000. Stockholders’ equity increased to $12.3 million at December 31, 2004 from $11.3 million at December 31, 2003, an increase of $1.0 million, or 9.1%. This increase was primarily the result of net earnings of $1.1 million, partially offset by the net increase in unrealized loss on available for sale securities of $92,000.

The following table provides a comparison of Gateway’s and Gateway Bank’s leverage and risk-weighted capital ratios as of June 30, 2005 and December 31, 2004 to the minimum and well-capitalized regulatory standards:

	Minimum Required for Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions	Actual Ratio at June 30, 2005	Actual Ratio at December 31, 2004
Gateway Holding Company, Inc.
Leverage ratio	4.00	%(1)	5.00%	8.1%	7.8%
Tier 1 risk-based capital ratio	4.00%		6.00%	10.9%	11.0%
Risk-based capital ratio	8.00%		10.00%	11.9%	12.1%

Gateway National Bank
Leverage ratio	4.00	%(2)	5.00%	7.6%	7.2%
Tier 1 risk-based capital ratio	4.00%		6.00%	10.2%	10.2%
Risk-based capital ratio	8.00%		10.00%	11.3%	11.3%

(1)	The Federal Reserve may require Gateway to maintain a leverage ratio above the required minimum.
(2)	The Office of the Comptroller of the Currency may require Gateway Bank to maintain a leverage ratio above the required minimum.

At June 30, 2005, Gateway’s capital ratios exceeded the minimum required by regulatory guidelines. Gateway intends to maintain an optimal capital and leverage mix. Liquidity involves Gateway’s ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate Gateway on an ongoing basis. Gateway’s liquidity needs are met primarily by financing activities, which consists mainly of growth in core deposits, supplemented by investment securities and earnings through operating activities. Access to purchased funds from correspondent banks is available and has been utilized on occasion to take advantage of investment opportunities. The cash and federal funds sold position, supplemented by amortizing investments along with payments and maturities within the loan portfolio, have historically created an adequate liquidity position.

Gateway’s liquidity management objective is to meet maturing debt obligations, fund loan commitments and deposit withdrawals, and manage operations on a cost effective basis. Management believes that sufficient resources are available to meet Gateway’s liquidity objective through its debt maturity structure, holdings of liquid assets, and access to the capital markets through a variety of funding vehicles. Proper liquidity management is crucial to ensure that Gateway is able to take advantage of new business opportunities as well as meet the demands of its customers.

Gateway Bank’s traditional funding sources consist primarily of core deposits, established federal funds and other borrowing lines with major banks, proceeds from matured investments, contracts to repurchase investment securities and principal and interest repayments on loans.

Gateway management is not aware of any events that are reasonably likely to have a material adverse effect on Gateway’s liquidity, capital resources or operations. In addition, management is not aware of any regulatory recommendations regarding liquidity, which if implemented, would have a material adverse effect on Gateway.

Off Balance Sheet Items

Gateway enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of Gateway’s commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

Letters of credit are conditional commitments issued by Gateway to guarantee the performance of a customer to a third party. Gateway’s policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements. In the event the customer does not perform in accordance with the terms of the agreement with the third party, Gateway would be required to fund the commitment. The maximum potential amount of future payments Gateway could be required to make is represented by the contractual amount shown in the table below. If the commitment were funded, Gateway would be entitled to seek recovery from the customer. As of December 31, 2004 and December 31, 2003, no amounts have been recorded as liabilities for Gateway Bank’s potential obligations under these guarantees.

Outstanding commitments and letters of credit are approximately as follows:

	Contract or Notional Amount
	As of June 30, 2005	As of December 31,
		2004	2003	2002
	(Dollars in thousands)

Commitments to extend credit	$23,028	$22,995	$18,992	$17,791
Standby letters of credit	456	759	1,124	1,384

Industry Segments

The principal business of Gateway is overseeing the business of Gateway Bank. Gateway has no significant assets other than its investment in Gateway Bank; therefore, the banking operation is Gateway’s only reportable segment.

Recent Accounting Pronouncements

In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments and hedging activities under Statement 133. In addition, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative and when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This statement is effective for contracts entered into or modified after June 30, 2003s. Gateway’s adoption of this statement did not have a material impact on Gateway’s consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 established standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or asset in some circumstances). This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after December 15, 2003. Adoption of SFAS No. 150 did not have a material effect on Gateway’s consolidated financial statements.

Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), was issued in January 2003. FIN 46 requires that if an entity is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the entity. Variable interest entities that effectively disperse risk should not be consolidated. FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (FIN 46(R)), was issued in December 2003. The adoption of FIN 46R caused the Company to deconsolidate its subsidiary business trusts’ manditorily redeemable preferred capital securities, previously classified as Capital Securities under Other Borrowings and classify the underlying debentures to Other Borrowings. See Note 9, Other Borrowings, for reclassification and Note 10, Capital Securities, in Gateway’s Notes to Consolidated Financial Statements for a further discussion.

On December 16, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)), which is a revision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), SFAS 123(R) supersedes APB 25 and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) will require all share-based payments to employees, including grants of stock options to employees and members of the board of directors, to be recognized in our consolidated statements of operations based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) must be adopted as of the beginning of the first annual reporting period that begins after December 15, 2005.

BUSINESS OF GATEWAY

General

Gateway is a Texas corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended, headquartered in Dallas, Texas. Gateway was formed as a Texas corporation in 1996 and became a bank holding company through the acquisition of Gateway Bank.

Gateway provides commercial and retail banking services from the community banking offices of Gateway National Bank, its wholly-owned subsidiary, a national banking association headquartered in Dallas, Texas. Gateway Bank was originally chartered in 1982.

Bank Activities

Gateway Bank operates with a community banking philosophy emphasizing long-term customer relationships based on service and convenience. Each of Gateway Bank’s six locations is a full-service banking center led by banking officers focused on serving local community businesses and consumers.

Gateway Bank offers a variety of traditional loan and deposit products to its customers, which are mainly small and medium-size businesses and individual consumers. For businesses, Gateway Bank provides term loans, lines of credit and loans for working capital, business expansion and the purchase of equipment and machinery, interim construction loans for builders and owner occupied commercial real estate loans. Gateway Bank offers consumers a variety of products and services, including automobile loans, home equity loans and debit cards. Gateway Bank offers all of its customers a full array of cash management, Internet banking and traditional deposit services.

Competition

The banking business is highly competitive, with Gateway’s profitability dependent on the ability to compete in its market areas. Gateway competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based nonblank lenders and certain other non financial entities, including retail stores that offer credit programs, and certain governmental organizations which may offer more favorable financing than Gateway offers. Gateway expects competition from both financial and non financial institutions to continue. Recently enacted federal legislation eased burdens previously imposed on banks, securities firms, insurance companies, credit unions and other financial service providers. As a result, it may be easier for non bank institutions to compete directly with Gateway.

Gateway’s competitive edge is built upon developing strong customer relationships through timely and effective service, and on being more responsive to the needs and wants of the customer than other institutions. This service includes loan and deposit pricing within Gateway’s profitability models, building a network of convenient locations and providing the banking services most important to its customers.

Facilities

Gateway operates from six locations. Gateway owns three of its banking centers and leases the other three banking facilities. The lease terms expire in 2007 through 2012, not including renewal option periods that may be available. The following table sets forth the address, ownership status and deposit balances for each of Gateway’s banking centers:

Facility Location	Owned or Leased	Deposits at June 30, 2005
		(Dollars in thousands)
Main Office 12655 North Central Expressway Dallas, Texas 75243	Leased	$81,018

Balch Springs 3636 Shepherd Lane Balch Springs, Texas 75180	Owned	$48,583

Carrollton 2650 Midway, Suite 100 Carrollton, Texas 75006	Leased	$2,327

Frisco 6801 Gaylord Parkway Frisco, Texas 75034	Leased	$35,541

Frisco 2860 Main Street Frisco, Texas 75034	Owned	$2,726

Mesquite 2424 Beltline Road Mesquite, Texas 75150	Owned	$23,054

Employees

At June 30, 2005, Gateway Bank had 73 employees, including 24 officers. Management of Gateway considers its relations with its employees to be good. Neither Gateway nor Gateway Bank is a party to any collective bargaining agreement.

Legal Proceedings

Gateway and Gateway Bank are from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to Gateway’s business, neither Gateway nor Gateway Bank is a party to, nor is any of their property the subject of, any material legal proceedings. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of Gateway’s management, any such liability will not have a material adverse effect upon Gateway’s consolidated financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF GATEWAY STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF GATEWAY

The following table sets forth as of July 31, 2005, the beneficial ownership of the Gateway common stock by all (1) directors, (2) executive officers, (3) holders of more than 5% of Gateway common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Gateway believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of Gateway.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholder Not Listed Below
F. Xaver Schoenhofer	109,908		14.85%

Directors and Executive Officers
David D. Ballard	60,992	(2)	8.24
Joe L. Halpain	176,618	(3)	23.87
Joe A. Hargis	135,345	(4)	18.29
Wm. Gene Payne	19,683	(5)	2.59
H. Wayne Shamblin, Ed.D.	2,400		*
Directors and executive officers as a group (5 persons)	395,038		51.98%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 749,980 shares of Gateway common stock outstanding as of July 31, 2005. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Gateway’s common stock held by such shareholder or group and exercisable within 60 days.
(2)	Includes 60,592 shares owned by Ballard Property Company No. 1, Ltd., a limited partnership in which Mr. Ballard is the general partner.
(3)	Includes 169,190 shares owned by Halpain Financial, Ltd., a limited partnership in which Mr. Halpain is the President of the general partner.
(4)	Includes 124,223 shares owned by the J.A. Hargis Partnership, L.P., a limited partnership in which Mr. Hargis is the general partner, and 11,122 shares owned by Joe A. Hargis IRA, a self-directed IRA.
(5)	Includes 3,125 shares owned jointly by Mr. Payne and his spouse and 10,000 shares that may be acquired pursuant to the exercise of fully vested stock options.

BENEFICIAL OWNERSHIP OF TEXAS UNITED STOCK BY

MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF TEXAS UNITED

The following table sets forth as of July 31, 2005, the beneficial ownership of the Texas United common stock by all (1) directors, (2) executive officers, (3) holders of more than 5% of Texas United common stock and (4) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Texas United believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of Texas United.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholder Not Listed Below
Wellington Management Company, LLP(2)	760,800		9.75%

Directors and Executive Officers
Thomas N. Adams	30,150	(3)	*
Jimmy Jack Biffle	38,845	(4)	*
Bruce Frenzel	33,131	(5)	*
Michael Kulhanek	70,000		*
Dayna McElreath	13,455	(6)	*
Lee D. Mueller, Jr.	248,075		3.18
Hank Novak	79,250	(7)	1.02
Riley C. Peveto	110,000	(8)	1.41
Steve Stapp	35,625	(9)	*
Michael Steinhauser	19,952		*
L. Don Stricklin	112,750	(10)	1.43
Jeffrey A. Wilkinson	—		*
Ervan E. Zouzalik	124,240	(11)	1.59
Directors and executive officers as a group (13 persons)	915,473		11.49%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 7,805,372 shares of Texas United common stock outstanding as of July 31, 2005 and assumes the exercise by the shareholder or group named in each row of all options for the purchase of Texas United common stock held by such shareholder or group and exercisable within 60 days.
(2)	The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Wellington Management Company, LLP. Wellington Management Company, LLP, as an investment adviser, may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2004. Wellington Management Company, LLP reported that it shared dispositive power with respect to 760,800 shares and shared voting power with respect to 645,650 of such shares. According to the Schedule 13G, the shares reflected in the table are owned of record by clients of Wellington Management Company, LLP. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.
(3)	Includes 28,850 shares that may be acquired pursuant to the exercise of fully vested stock options.
(4)	Includes 5,549 shares held of record by Mr. Biffle’s spouse.
(5)	Includes 2,009 shares held of record through Mr. Frenzel’s IRA and 1,004 shares held of record through Mr. Frenzel’s spouse’s IRA.
(6)	Includes 8,000 shares that may be acquired pursuant to the exercise of fully vested stock options.
(7)	Consists of 79,250 shares held through H Novak, LP, a limited partnership in which Mr. Novak is the limited partner.
(8)	Includes 103,362 shares held through Hutton-Arlas, L.P., a limited partnership in which Mr. Peveto is the limited partner.
(9)	Consists of 35,625 shares that may be acquired pursuant to the exercise of fully vested stock options.
(10)	Includes 72,750 shares that may be acquired pursuant to the exercise of fully vested stock options.
(11)	Includes 20,340 shares that may be acquired pursuant to the exercise of fully vested stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Market Prices. The Texas United common stock has been listed on the Nasdaq National Market System under the symbol “TXUI” since July 31, 2002. Prior to that date, Texas United’s common stock was privately held and not listed on any public exchange or quotation system or actively traded. Quotations of the sales volume and the closing sales prices of the common stock of Texas United are listed daily in Nasdaq’s national market listings.

The following table sets forth the high and low closing prices for Texas United common stock for the periods indicated as reported by Nasdaq (adjusted to give effect to the three-for-two stock split effective October 15, 2003):

		Texas United
		High	Low
2003	First Quarter	$12.61	$11.13
	Second Quarter	15.20	12.27
	Third Quarter	17.67	14.17
	Fourth Quarter	17.44	15.34

2004	First Quarter	$19.54	$15.95
	Second Quarter	19.20	17.06
	Third Quarter	17.99	17.19
	Fourth Quarter	20.00	17.38

2005	First Quarter	$20.00	$17.65
	Second Quarter	18.50	16.30
	Third Quarter (through , 2005)

The shares of Gateway common stock are not publicly traded and management is not aware of any recent trades in the common stock of Gateway. There is no active market for Gateway common stock and management does not expect one to develop.

As of                  , 2005, Gateway had approximately          shareholders of record and as of                  , 2005, Texas United had approximately          shareholders of record. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Dividend Data. Holders of Texas United common stock are entitled to receive dividends when, as and if declared by the board of directors of Texas United out of funds legally available for that purpose. Texas United currently pays a quarterly cash dividend of $0.08 per share. While Texas United currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Texas United common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Texas United.

As a holding company, Texas United is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to State Bank and GNB Financial, n.a. limit the payment of dividends and other distributions by State Bank or GNB Financial, n.a. to Texas United, and may therefore limit Texas United’s ability to pay dividends on its common stock. If required payments on Texas United’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or suspended, Texas United will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of State Bank or GNB Financial, n.a. to pay dividends to Texas United if such limits were deemed appropriate to preserve certain capital adequacy requirements.

The quarterly cash dividends per share during Texas United’s last two fiscal years and the first and second quarter of 2005 (adjusted to give effect to the three-for-two stock split effective October 15, 2003) are set forth in the table below:

2003	First Quarter	$0.07
	Second Quarter	0.07
	Third Quarter	0.07
	Fourth Quarter	0.07

2004	First Quarter	$0.07
	Second Quarter	0.07
	Third Quarter	0.07
	Fourth Quarter	0.07

2005	First Quarter	$0.08
	Second Quarter	0.08

Gateway has never paid any cash dividends to its shareholders and the merger agreement prohibits Gateway from paying any dividends.

DESCRIPTION OF TEXAS UNITED CAPITAL STOCK

General

Texas United has authorized two classes of stock: (1) 20,000,000 authorized shares of common stock, par value $1.00 per share, 7,805,372 shares of which are issued and outstanding as of July 31, 2005; and (2) 500,000 authorized shares of preferred stock, no par value per share, none of which have been issued. The following summary is qualified in its entirety by reference to Texas United’s articles of incorporation and bylaws.

Texas United Common Stock

Voting Rights. The holders of Texas United’s common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Holders of shares of Texas United’s common stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of Texas United common stock voting for the nominees for director can elect all of the nominees.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Texas United common stock are entitled to receive ratably dividends when, as and if declared by Texas United’s board of directors out of funds legally available for the payment of dividends.

Liquidation Rights. Subject to the rights of any outstanding preferred stock, in the event of Texas United’s liquidation, dissolution or winding up, holders of Texas United’s common stock are entitled to share pro rata in all of the assets remaining after payment of liabilities and liquidation preferences, if any, on any outstanding shares of Texas United’s preferred stock.

Assessment and Redemption. All of the outstanding shares of Texas United’s common stock are fully paid and nonassessable. The common stock may not be voluntarily redeemed.

Other. Holders of Texas United’s common stock have no subscription, sinking fund, conversion or preemptive rights.

Texas United Preferred Stock

Texas United is authorized to issue 500,000 shares of preferred stock. The preferred stock is available for issuance from time to time for various purposes as determined by Texas United’s board of directors, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by Texas United’s articles of incorporation, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as Texas United’s board in its sole discretion determines to be appropriate, without any further approval or action by Texas United’s shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Texas United.

Moreover, except as otherwise limited by Texas United’s articles of incorporation or applicable laws, rules or regulations, Texas United’s board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. Texas United’s articles of incorporation require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation, dissolution or winding up;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

•	conditions or restrictions on the creation of debt or the issuance of any additional shares of capital stock; and

•	voting rights.

Texas United’s board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange or quotation system. Under Texas law, shareholder approval prior to the issuance of shares of Texas United’s common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of Texas United’s board that the delay necessary for shareholder approval of a specific issuance could be to Texas United’s detriment and the detriment of Texas United’s shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Texas United’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Texas United’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of common stock could include:

•	reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock; and

•	restrictions on the rights of holders of common stock to share in Texas United’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Texas Law and Certain Provisions of Texas United’s Articles of Incorporation and Bylaws

Certain provisions of Texas law, including the Texas Business Corporation Act, Texas United’s articles of incorporation and Texas United’s bylaws could make more difficult Texas United’s acquisition by means of a tender offer, a proxy contest or otherwise and the removal of Texas United’s incumbent officers and directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Texas United to negotiate first with Texas United.

The following discussion is a summary of certain material provisions of Texas United’s articles of incorporation and Texas United’s bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference in this joint proxy statement/prospectus.

Classified Board of Directors. Under Texas United’s articles of incorporation and bylaws, Texas United’s board of directors is classified into three classes, with the directors being elected for staggered, three-year terms. The classification of Texas United’s board of directors will have the effect of making it more difficult to change the composition of Texas United’s board of directors, because at least two annual meetings of the shareholders would be required to change the control of the board of directors rather than one. In addition, Texas United’s bylaws provide that directors may be removed by the shareholders only for cause and that vacancies on Texas United’s board of directors may be filled by the remaining directors; provided, however, that Texas United’s current directors who were former directors of South Central Texas Bancshares, Inc. have the right to nominate the individuals to fill any vacancy created when a former South Central director ceases to be a director and Texas United’s current directors who were former directors or Premier Bancshares, Inc. have the right to nominate the individuals to fill any vacancy created when a former Premier Bancshares directors ceases to be a director.

Advance Notice of Shareholder Proposals and Nominations. Any one or more of Texas United’s shareholders may nominate one or more persons for election as a director of Texas United or propose business to be conducted at a meeting of shareholders if the shareholder complies with the prior notice and information provisions in Texas United’s bylaws.

In order for a director nomination to be timely, a shareholder’s notice must be received by Texas United at Texas United’s principal executive office no later than 90 days prior to the date of the shareholders’ meeting at which directors are to be elected; provided, however, that in the event that Texas United gives less than 100 days notice or prior disclosure of such meeting, the notice must be received by Texas United within ten days of the date of notice or disclosure of the meeting by Texas United.

To submit a recommendation of a director candidate, a shareholder must submit the following information to Texas United in writing, addressed to the Chairman of Texas United’s Corporate Governance and Nominating Committee, care of Texas United’s Corporate Secretary, at Texas United’s principal executive office:

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the shareholder making the recommendation, the name and address, as they appear on Texas United’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of Texas United’s common stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of Texas United’s common stock; and

5. A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a proposal for business intended to be presented at Texas United’s annual meeting of shareholders to be timely, a shareholder’s notice must be received by Texas United at Texas United’s principal executive office no earlier than 90 days prior to, or later than 60 days prior to, the first anniversary of the preceding year’s annual meeting date; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the anniversary date, the notice must be received by Texas United no earlier than 90 days prior to, or later than 60 days prior to, the annual meeting or within ten days of the date Texas United publicly announces the meeting date.

Special Meetings of Shareholders. Texas United’s articles of incorporation provide that special meetings of Texas United’s shareholders can be called only by a majority of Texas United’s board of directors, Texas United’s President or the holders of not less than a majority of all shares of Texas United’s stock entitled to vote at the meeting. This provision has the effect of making it more difficult for Texas United’s shareholders to call special meetings.

Increased Shareholder Vote Required for Certain Actions. Although Texas United’s bylaws generally provide that the vote or approval of the holders of a majority of the shares of Texas United’s stock entitled to vote on a matter will be sufficient to approve such matter, Texas United’s articles of incorporation increase to 70% the required shareholder approval level for certain actions such as a merger or a consolidation in which Texas United will not be the surviving entity, or a share exchange or a sale or lease of substantially all of Texas United’s assets. This provision has the effect of enabling the holders of 30.1% of Texas United’s common stock to effectively veto these types of extraordinary transactions.

Action by Written Consent Without Unanimous Written Consent. Under the Texas Business Corporation Act, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders unless the articles of incorporation specifically allow action by less than unanimous consent. Texas United’s articles of incorporation provide that shareholders may act by written consent in lieu of a meeting if the consent is signed by the holders of shares representing not less than the minimum number of votes necessary to take such action at a meeting of shareholders.

BUSINESS OF TEXAS UNITED

Texas United is a financial holding company headquartered in La Grange, Texas. Texas United conducts business through its subsidiaries, State Bank and GNB Financial, n.a. Texas United operates a total of 27 full-service banking locations in north, central and south central Texas. Texas United also operates five mortgage loan production offices and 13 limited service branches located in Houston, Austin and San Antonio through State Bank. Texas United provides a wide range of financial services to small to medium-sized businesses, including commercial loans and commercial mortgage loans, and to individuals, including mortgage loans and consumer loans. As of June 30, 2005, on a consolidated basis, Texas United had total assets of $1.2 billion, total loans, including loans held for sale, of $786.7 million, total deposits of $902.4 million and shareholders’ equity of $107.4 million.

Incorporation of Certain Documents by Reference

Certain documents filed by an relating to Texas United are incorporated herein by reference. See “Where You Can Find More Information” on page 112 for a list of these documents.

Interests of Certain Persons

No director or executive officer of Texas United has any material direct or indirect financial interest in Gateway or the merger, except as a director, executive officer or shareholder of Texas United or its subsidiaries.

PROPOSAL III

ADJOURNMENT OF THE SPECIAL MEETINGS

In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meetings of either Texas United or Gateway, the merger agreement could not be approved unless such special meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received at the time of each special meeting to be voted for an adjournment, if necessary, Texas United and Gateway have submitted the question of adjournment to their respective shareholders as a separate matter for their consideration. The boards of directors of Texas United and Gateway unanimously recommend that their respective shareholders vote FOR the adjournment proposal. If it is necessary to adjourn a special meeting, no notice of such adjourned meeting is required to be given that company’s shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned, if the special meeting is adjourned for 30 days or less.

The boards of directors of each of Texas United and Gateway unanimously recommend that you vote FOR approval of this proposal.

EXPERTS

The consolidated financial statements of Texas United as of December 31, 2004 and for the year ended December 31, 2004 incorporated in this joint proxy statement/prospectus by reference from the Texas United Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by BKD, LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Texas United as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 incorporated in this joint proxy statement/prospectus by reference from the Texas United Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Gateway as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2003 included in this joint proxy statement/prospectus have been audited by Payne, Falkner, Smith & Jones, P.C., an independent registered public accounting firm, as indicated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Texas United common stock to be issued by Texas United in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for Gateway by Haynie, Rake & Repass, P.C., Dallas, Texas. Certain federal income tax matters with respect to the merger will be passed upon for Gateway by Andrews Kurth LLP, Dallas, Texas.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, the boards of directors of Texas United and Gateway know of no matters that will be presented for consideration at the special meetings of their respective shareholders other than as described in this joint proxy statement/prospectus. However, if any other matters are properly brought before the Texas United and Gateway special meetings or any adjournment or postponement of such special meetings and are voted upon, it is intended that the proxies for each of Texas United and Gateway will act in accordance with their best judgment unless otherwise indicated in the appropriate box on the proxy.

WHERE YOU CAN FIND MORE INFORMATION

Texas United files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Texas United, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Texas United to “incorporate by reference,” which means that Texas United can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Texas United incorporates by reference is considered to be part of this joint proxy statement/prospectus, and later information that Texas United files with the SEC will automatically update and supersede the information Texas United included in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents listed below that have previously been filed with the SEC which contain important information about Texas United:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Current Report on Form 8-K dated March 1, 2005;

•	Current Report on Form 8-K dated May 3, 2005; and

•	Current Report on Form 8-K dated July 11, 2005.

Texas United also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the meeting. Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Upon your written or oral request, Texas United will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. Your written or oral request for copies of this joint proxy statement/prospectus and documents Texas United has incorporated by reference should be directed to:

Texas United Bancshares, Inc.

202 West Colorado

La Grange, Texas 78945

Attention: Jeffrey A. Wilkinson

Telephone: (979) 968-8451

Facsimile: (979) 968-6513

To obtain timely delivery, you must make a written or oral request for a copy of such information by                     , 2005.

Texas United has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Texas United common stock to be issued to shareholders of Gateway in the merger. This joint proxy statement/prospectus constitutes the prospectus of Texas United filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this joint proxy statement/prospectus. Neither Texas United nor Gateway has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. Gateway has supplied all of the information about Gateway contained in this joint proxy statement/prospectus and Texas United has supplied all of the information contained in this joint proxy statement/prospectus about Texas United and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

GATEWAY HOLDING COMPANY, INC.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

June 30, 2005 and December 31, 2004

(In thousands)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and due from banks	$10,494	$11,685
Interest bearing deposits with banks	—	1,881
Federal funds sold	21,275	5,500
Securities available for sale	36,756	44,473
Securities held to maturity	1,702	1,785
Loans	136,850	130,260
Bank premises and equipment	5,683	5,768
Other assets	8,676	9,018

Total assets	$221,436	$210,370

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$72,359	$80,789
Interest bearing	120,890	111,904

Total deposits	193,249	192,693
Securities sold under agreement to repurchase	1,000	1,000
Other borrowings	10,000	—
Junior subordinated debentures	4,124	4,124
Other liabilities	566	244
Stockholders’ equity:
Common stock	740	739
Additional paid-in capital	1,498	1,489
Retained earnings	10,521	10,173
Accumulated other comprehensive loss, net of tax of approximately $135 and $47, respectively	(262)	(92)

Total stockholders’ equity	12,497	12,309

Total liabilities and stockholders’ equity	$221,436	$210,370

See accompanying notes to unaudited consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Six Months Ended June 30, 2005 and 2004

(In thousands, except per share data)

	For the Six Months Ended June 30,
	2005	2004
	(unaudited)
Interest income:
Interest and fees on loans	$4,397	$4,101
Interest on securities	762	516
Interest on federal funds sold	58	54

Total interest income	5,217	4,671

Interest expense:
Interest on deposit accounts	922	699
Interest on debenture and note payable	284	104

Total interest expense	1,206	803

Net interest income	4,011	3,868
Provision for loan losses	105	300

Net interest income after provision	3,906	3,568

Noninterest income:
Service charges on deposit accounts	627	685
Other	287	301

Total noninterest income	914	986

Noninterest expense:
Salaries and employee benefits	2,306	2,167
Occupancy of bank premises	631	656
Other	1,285	1,135

Total noninterest expense	4,222	3,958

Income before tax expense	598	596
Income tax expense	250	212

Net income	$348	$384

Earnings per share—basic	$0.47	$0.52

Earnings per share—diluted	$0.44	$0.51

Weighted average shares outstanding—basic	740	738

Weighted average shares outstanding—diluted	791	749

See accompanying notes to unaudited consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended June 30, 2005

(Unaudited)

(In thousands, except share amounts)

	Common Stock $1 par value 1,035,880 shares authorized at June 30, 2005		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Comprehensive Income	Total
	Shares	Amount
Balances January 1, 2005	739,380	$739	$1,489	$10,173	$(92)		$12,309
Comprehensive income:
Net income	—	—	—	348	—	$348	$348
Other comprehensive loss, net of tax:	—	—	—	—
Unrealized holding losses arising during the period	—	—	—	—	(170)	(170)	$(170)

Total comprehensive income	—	—	—	—	—	$178	—

Exercise of stock options	600	1	9	—	—		10

Balances June 30, 2005	739,980	$740	$1,498	$10,521	$(262)		$12,497

See accompanying notes to unaudited consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2005 and 2004

(In thousands)

	For the Six Months Ended June 30,
	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$348	$384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	340	400
Provision for loan losses	105	300
Loss on sales of securities	37	—
Decrease (increase) in accrued income and other assets	434	(988)
Increase in accrued expenses and other liabilities	322	411

Net cash provided by operating activities	1,586	507

Cash flows from investing activities:
Proceeds from maturities of interest bearing deposits with banks	1,881	1,539
Proceeds from maturities, paydowns, and sales of securities available for sale	7,773	32,308
Purchases of securities available for sale	(485)	(40,035)
Proceeds from maturities and paydowns of securities held to maturity	81	141
Net originations of loans	(6,695)	(5,974)
Net additions to bank premises and equipment	(123)	(507)

Net cash provided by (used in) investing activities	2,432	(12,528)

Cash flows from financing activities:
Net (decrease) increase in demand deposits, NOW and savings accounts	(16,817)	15,242
Net proceeds (maturities) of certificates of deposit	17,373	(87)
Increase in other borrowings	10,000	—
Proceeds from exercise of stock options	10	—

Net cash provided by financing activities	10,566	15,155

Net increase in cash and cash equivalents	14,584	3,134
Cash and cash equivalents at beginning of period	17,185	20,083

Cash and cash equivalents at end of period	$31,769	$23,217

See accompanying notes to unaudited consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited consolidated financial statements include the accounts of Gateway Holding Company, Inc. (GHC) and its wholly-owned subsidiary, Gateway Delaware Holding Company, Inc. (GDHC), and its wholly-owned subsidiary Gateway National Bank (Bank), (together referred to as Company). All significant intercompany transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all the information and footnotes required for complete financial statements. In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of June 30, 2005, and the results of its operations for the six month periods ended June 30, 2005 and 2004. The annualized results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results expected for the full year ending December 31, 2005.

2.	EARNINGS PER COMMON SHARE

Basic earnings per share (“EPS”) is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated by dividing net earnings available to common shareholders by the weighted average number of common shares and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares are computed using the treasury stock method. Potentially dilutive shares include stock options granted (in thousands of dollars, except per share data).

	For the Six Months Ended June 30,
	2005	2004
Net income available to common shareholders used in basic and diluted EPS	$348	$384

Weighted-average common shares used in basic EPS	740	738
Effect of dilutive securities:
Stock options	51	11

Weighted-average common shares and potentially dilutive common shares used in diluted EPS	791	749

Basic EPS	$0.47	$0.52
Diluted EPS	$0.44	$0.51

3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses for the six months ended June 30, 2005 and 2004 is as follows (in thousands of dollars):

	2005	2004
Balance at January 1	$1,617	$1,258
Provision charged to earnings	105	300
Loans charged to the allowance account	(144)	(218)
Recoveries on loans previously charged-off	11	11

Balance at June 30	$1,589	$1,351

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	COMMITMENTS AND CONTINGENCIES

The Company is involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

The Company does not anticipate any material losses as a result of commitments and contingent liabilities.

The Company leases certain of its facilities under non-cancelable operating leases. As of June 30, 2005 minimum future rental payments under noncancellable operating leases with remaining terms in excess of one year for each year through 2009 and in the aggregate are as follows (in thousands of dollars):

2005	$214
2006	443
2007	388
2008	396
2009	396
Thereafter	839

$2,676

During June of 2000 the Company entered into an Employment Agreement (Agreement) with a key executive (Executive) that sets forth the general terms of the Executive’s employment. Included in the Agreement is an incentive plan to provide the Executive with supplemental compensation based upon the value of the Company’s stock. As part of the Agreement and in consideration of the aforementioned incentives the Executive agrees with certain non-compete covenants (as defined in the Agreement) for a period of two years following the date of termination of the Executive’s employment with the Company.

5.	FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

At June 30, 2005 the approximate amounts of these financial instruments were as follows (in thousands of dollars):

2005
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$23,028
Standby letters of credit	456

$23,484

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

6.	STOCKHOLDERS’ EQUITY AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal banking agencies due to its total assets being greater than $150,000,000. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2005, that the Company meets all capital adequacy requirements to which it is subject.

As of June 30, 2005 and December 31, 2004, the Company’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since June 30, 2005 that management believes have changed the Company’s category.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A comparison of the Company’s actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands of dollars):

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of June 30, 2005
Total capital (to risk weighted assets)	$18,345	11.9%	≥	$12,324	≥	8.0%	≥	$15,405	≥	10.0%
Tier I capital (to risk weighted assets)	$16,756	10.9%	≥	$ 6,162	≥	4.0%	≥	$ 9,243	≥	6.0%
Tier I capital (to average assets)	$16,756	8.1%	≥	$ 8,290	≥	4.0%	≥	$10,362	≥	5.0%

As of December 31, 2004
Total capital (to risk weighted assets)	$18,009	12.1%	≥	$11,914	≥	8.0%	≥	$14,892	≥	10.0%
Tier I capital (to risk weighted assets)	$16,392	11.0%	≥	$ 5,957	≥	4.0%	≥	$ 8,935	≥	6.0%
Tier I capital (to average assets)	$16,392	7.8%	≥	$ 8,377	≥	4.0%	≥	$10,471	≥	5.0%

Additionally, the Bank is also subject to various capital requirements by federal banking agencies. As of June 30, 2005 and December 31, 2004 the Bank’s capital ratios exceed those levels to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. There are no conditions or events since June 30, 2005 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands of dollars):

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of June 30, 2005
Total capital (to risk weighted assets)	$17,321	11.3%	≥	$12,305	≥	8.0%	≥	$15,382	≥	10.0%
Tier I capital (to risk weighted assets)	$15,732	10.2%	≥	$ 6,153	≥	4.0%	≥	$ 9,229	≥	6.0%
Tier I capital (to average assets)	$15,732	7.6%	≥	$ 8,287	≥	4.0%	≥	$10,358	≥	5.0%

As of December 31, 2004
Total capital (to risk weighted assets)	$16,895	11.3%	≥	$11,905	≥	8.0%	≥	$14,881	≥	10.0%
Tier I capital (to risk weighted assets)	$15,278	10.2%	≥	$ 5,953	≥	4.0%	≥	$ 8,929	≥	6.0%
Tier I capital (to average assets)	$15,278	7.2%	≥	$ 8,381	≥	4.0%	≥	$10,476	≥	5.0%

7.	STOCK OPTION PLAN

During 1998 the Company created an incentive stock option plan (Plan) applicable to 80,000 shares of the Company’s common stock. Under the Plan, options can be granted to eligible key officers of the Company. The Plan is administered by the Compensation Committee of the Board of Directors. The option price per share of any option under the Plan shall not be less than the fair market value per share at the time the option is granted. Grantees generally vest in the options at 40% after two years from the date of grant and 20% for each of years three through five. Options granted under the Plan are exerciseable for a period not to exceed ten years from the option grant date.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has elected to account for the Plan under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation expense has been recognized for the stock options.

Had compensation cost been determined on the basis of fair value pursuant to FASB statement No. 123, “Accounting for Stock-Based Compensation,” as amended by FASB statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” management believes the related cost and disclosure would not have materially affected the accompanying consolidated financial statements.

A summary of option transactions during the six months ended June 30, 2005 and the year ended December 31, 2004 are as follows:

	June 30, 2005		December 31, 2004
	Shares Under Option	Option Price Per Share	Shares Under Option	Option Price Per Share
	(unaudited)
Outstanding at beginning of year	62,500	$12.25 – 17.75	63,500	$12.25 – 17.75
Granted during the year	—	—	1,500	16.50
Forefeited during the year	900	16.25	1,000	16.25
Exercised during the year	600	17.00	1,500	16.25

Outstanding at the end of year	61,000	$12.25 – 17.75	62,500	$12.25 – 17.75

Options exercisable	57,400		58,300

A summary of options outstanding as of June 30, 2005 is as follows:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Exercisable
$12.25 – 17.75	61,000	4.85 years	57,400

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Gateway Holding Company, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Gateway Holding Company, Inc. and Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gateway Holding Company, Inc. and Subsidiaries as of December 31, 2004 and 2003, the results of its operations and its cash flows for each of the years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    Payne, Falkner, Smith & Jones, P.C.

March 7, 2005

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of December 31, 2004 and 2003

(In thousands)

	2004	2003
ASSETS
Cash and due from banks	$11,685	$13,083
Interest bearing deposits with banks	1,881	4,428
Federal funds sold	5,500	7,000
Securities available for sale	44,473	31,955
Securities held to maturity	1,785	5,699
Loans	130,260	116,834
Bank premises and equipment	5,768	5,642
Other assets	9,018	8,234

	$210,370	$192,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$80,789	$71,575
Interest bearing	111,904	104,789

Total deposits	192,693	176,364
Securities sold under agreement to repurchase	1,000	1,000
Other borrowings	4,124	4,000
Other liabilities	244	230
Stockholders’ equity:
Common stock	739	738
Additional paid-in capital	1,489	1,465
Retained earnings	10,173	9,060
Accumulated other comprehensive income, net of tax of approximately $47 and $10, respectively	(92)	18

Total stockholders’ equity	12,309	11,281

	$210,370	$192,875

See accompanying notes to consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

For the Years Ended December 31, 2004, 2003 and 2002

(In thousands, except per share data)

	2004	2003	2002
Interest income:
Interest and fees on loans	$8,521	$7,922	$7,920
Interest on securities	1,283	888	937
Interest on federal funds sold	102	133	143

Total interest income	9,906	8,943	9,000

Interest expense:
Interest on deposit accounts	1,518	1,445	1,821
Interest on debenture and note payable	206	195	184

Total interest expense	1,724	1,640	2,005

Net interest income	8,182	7,303	6,995
Provision for loan losses	600	684	480

Net interest income after provision	7,582	6,619	6,515

Noninterest income:
Service charges on deposit accounts	1,396	1,070	917
Gain on sales of securities	—	215	101
Gain on sales of SBA Loans	—	—	108
Other	523	612	777

Total noninterest income	1,919	1,897	1,903

Noninterest expense:
Salaries and employee benefits	4,335	4,202	4,306
Occupancy of bank premises	903	840	759
Furniture and equipment expenses	380	416	442
Other	2,206	2,182	2,071

Total noninterest expense	7,824	7,640	7,578

Income before tax expense	1,677	876	840
Income tax expense	564	285	288

Net income	$1,113	$591	$552

Earnings per share—basic	$1.51	$0.80	$0.75

Earnings per share—diluted	$1.48	$0.79	$0.74

Weighted average shares outstanding—basic	739	738	738

Weighted average shares outstanding—diluted	750	747	750

See accompanying notes to consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2004, 2003 and 2002

(In thousands, except share amounts)

	Common Stock $1 par value 1,035,880 shares authorized at December 31, 2004, 2003 and 2002		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income	Total
	Shares	Amount
Balances January 1, 2002	737,880	$738	$1,465	$7,917	$173		$10,293
Comprehensive income:
Net income	—	—	—	552	—	$552	$552
Other comprehensive loss, net of tax:
Unrealized holding losses arising during the period	—	—	—	—	70	70	$70

Total comprehensive income	—	—	—	—	—	$622	—

Balances December 31, 2002	737,880	$738	$1,465	$8,469	$243		$10,915

Comprehensive income:
Net income	—	—	—	591	—	$591	$591
Other comprehensive loss, net of tax:
Unrealized holding losses arising during the period	—	—	—	—	(225)	(225)	(225)

Total comprehensive income	—	—	—	—	—	$366	—

Balances December 31, 2003	737,880	738	1,465	9,060	18		11,281

Comprehensive income:
Net income	—	—	—	1,113	—	$1,113	1,113
Other comprehensive loss, net of tax:
Unrealized holding losses arising during the period	—	—	—	—	(110)	(110)	$(110)

Total comprehensive income	—	—	—	—	—	$1,003	—

Exercise of stock options	1,500	1	24	—	—		25

Balances December 31, 2004	739,380	$739	$1,489	$10,173	$(92)		$12,309

See accompanying notes to consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

(In thousands)

	2004	2003	2002
Cash flows from operating activities:
Net income	$1,113	$591	$552
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization, and accretion	741	606	531
Loss (Gain) on sales of other real estate	10	130	(7)
Provision for loan losses	600	684	480
Provision for loss on other real estate	—	42	243
(Loss) on sales of securities	—	(215)	(101)
Gain on sale of SBA Loans	—	—	(108)
Loss on disposal of fixed assets	—	—	30
Increase in bank owned life insurance	(145)	(3,348)	—
Increase in accrued income and other assets	(1,028)	(2,205)	(211)
Increase in accrued expenses and other liabilities	138	68	175

Net cash provided by (used in) operating activities	1,429	(3,647)	1,584

Cash flows from investing activities:
Proceeds from maturities of interest bearing deposits with banks	1,407	—	—
Purchases of interest bearing deposits with banks	—	(3,288)	—
Proceeds from maturities, paydowns, and sales of securities available for sale	67,676	59,080	39,113
Purchases of securities available for sale	(79,048)	(73,575)	(30,963)
Proceeds from maturities and paydowns of securities held to maturity	2,285	1,903	2,060
Purchases of securities held to maturity	—	(4,662)	—
Net originations of loans	(14,472)	(3,931)	(14,086)
Net additions to bank premises and equipment	(549)	(1,036)	(1,366)
Proceeds from sales of other real estate	880	2,229	20

Net cash used in investing activities	(21,821)	(23,280)	(5,222)

Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	18,709	28,344	5,294
Net (maturities) proceeds of certificates of deposit	(2,380)	1,569	(2,725)
Repayments of note payable	—	—	(810)
Proceeds from other borrowings	—	—	4,000
Proceeds from exercise of stock options	25	—	—

Net cash provided by financing activities	16,354	29,913	5,759

Net (decrease) increase in cash and cash equivalents	(4,038)	2,986	2,121

Cash and cash equivalents at beginning of year	21,223	18,237	16,116

Cash and cash equivalents at end of year	$17,185	$21,223	$18,237

See accompanying notes to consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by Gateway Holding Company, Inc. and Subsidiaries (together referred to as the Company) in the preparation of its financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and practices generally followed within the banking industry. A description of the more significant of these policies follows.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Gateway Holding Company, Inc. (GHC) and its wholly-owned subsidiary, Gateway Delaware Holding Company, Inc. (GDHC), and its wholly-owned subsidiary Gateway National Bank (Bank).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, other short term investments and federal funds sold. All highly liquid investments with an initial maturity of less than ninety days are considered to be cash equivalents.

Securities Available for Sale

Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities.

Unrealized holding gains and losses, net of tax, on available for sale securities, are reported in other comprehensive income. Realized gains and losses are included in other income or expense, and when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.

Gains and losses on the sales of available for sale securities are determined using the specific identification method.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary, if any, would result in write-downs of the individual securities to their fair value. The related write-downs, if any, would be included in earnings as realized losses.

Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Securities Held to Maturity

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees on originated loans.

Unearned discounts on installment loans are recognized as income over the term of the loan using a method that approximates the interest method.

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When accrual of interest is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Fees and Costs Associated with Originating Loans

Fees associated with originating loans are deferred and recognized over the life of the loan as an adjustment of yield. Costs associated with originating loans are recognized in income generally in the period in which the costs were incurred. Under generally accepted accounting principles such net fees or costs generally are deferred and recognized over the life of the loan as an adjustment of yield.

For the years ended December 31, 2004, 2003 and 2002 management believes that not deferring such costs and amortizing them over the life of the related loans does not materially affect the financial position or results of operations of the Company.

Bank Premises and Equipment

Land is carried at cost. Bank premises and furniture and equipment are carried at cost, less accumulated depreciation and amortization computed using the accelerated or straight-line method.

Other Real Estate Owned

Real estate properties acquired through, or in lieu of loan foreclosure are to be sold and are initially recorded at the lower of the Bank’s carrying amount or fair value at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

Securities Sold Under Agreement to Repurchase

The Company sells certain securities under agreements to repurchase. The agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remain in the asset accounts.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising

Advertising consists of the Bank’s advertising in its local market area. Advertising is expensed as incurred. Advertising expense was approximately $119,000, $64,000 and $111,000 for the years ended December 31, 2004, 2003 and 2002 respectively.

Income Taxes

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Financial Instruments

The Company has not acquired or issued any derivative financial instruments.

In the ordinary course of business the Company has entered into certain off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share

Basic earnings per common share is calculated by dividing net income available for common shareholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated by dividing net earnings available for common shareholders by the weighted average of common and potentially dilutive common shares. Potentially dilutive shares include stock options granted (in thousands of dollars, except per share data).

	For the Years Ended December 31,
	2004	2003	2002
Net income available to common shareholders used in basic and diluted EPS	$1,113	$591	$552

Weighted-average common shares used in basic EPS	739	738	738
Effect of dilutive securities:
Stock options	11	9	12

Weighted-average common shares and potentially dilutive common shares used in diluted EPS	750	747	750

Basic EPS	$1.51	$0.80	$0.75
Diluted EPS	$1.48	$0.79	$0.74

Fair Values of Financial Instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and short term instruments

The carrying amounts of cash and short term instruments approximate their fair value.

Available for sale and held to maturity securities

Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Loans

For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD’s) approximate their fair values at the reporting date. Fair values for fixed-rate CD’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Securities sold under agreement to repurchase

The fair value is considered to approximate book value.

Note payable

The carrying amount of the note payable approximates its fair value.

Accrued interest

The carrying amounts of accrued interest approximate their fair values.

Off balance sheet instruments

Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Reclassification

Certain amounts previously reported have been reclassified to conform to the current format.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued Statement No. 148 (FAS 148), “Accounting for Stock-Based Compensation—Transition and Disclosure.” FAS 148 amends FASB Statement No. 123, “Accounting for Stock-Based Compensation” to provide three alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, it requires more prominent disclosure about the method of accounting for stock-based compensation and the effect of the method used on reported results. The provisions of FAS 148 are generally effective for fiscal years beginning after December 15, 2003. The adoption of this Statement did not have a material impact on the financial statements.

In April 2003, the FASB issued Statement No. 149 (FAS 149), “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FAS Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The provisions of FAS 149 did not have a material impact on its financial statements.

Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), was issued in January 2003. FIN 46 requires that if an entity is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the entity. Variable interest entities that effectively disperse risk should not be consolidated. FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”), was issued in December 2003. The adoption of FIN 46R caused the Company to deconsolidate its subsidiary business trusts’ manditorily redeemable preferred capital securities, previously classified as Capital Securities under Other Borrowings and classify the underlying debentures to Other Borrowings. See Note 9, Other Borrowings, for reclassification and Note 10, Capital Securities, for a further discussion.

In December 2004, the FASB issued a revision to FASB Statement No. 123, Accounting for Stock Based Compensation (SFAS 123). FASB Statement No. 123(R), Share Based Payment (SFAS 123(R)), supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and its related implementation guidance. SFAS 123(R) established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. The impact to the Company of SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions—in this case primarily stock options. The Company currently accounts for its stock-based compensation using the intrinsic method as defined in APB 25 and, accordingly, has not recognized any expense for stock option plans in the consolidated financial statements. Implementation of SFAS 123(R) is required for the Company beginning in the interim period ending March 31, 2006. The Company is currently analyzing this new pronouncement to determine the impact on its consolidated financial statements. As a result of SFAS 123(R), the Company may adopt different models than are currently utilized to calculate the expense effect associated with the Company’s stock options.

3.	STATEMENT OF CASH FLOWS

The Company reports on a net basis its cash receipts and cash payments for time deposits accepted and repayments of those deposits, loans made to customers and principal collections on those loans.

The Company uses the indirect method to present cash flows from operating activities. Other supplemental cash flow information for the years ended December 31, 2004, 2003, and 2002 is presented as follows (in thousands of dollars):

	2004	2003	2002
Cash transactions:
Interest expense paid	$1,728	$1,656	$1,892

Interest income received	$9,601	$8,853	$9,273

Federal income taxes paid	$465	$415	$314

Noncash transactions:
Net unrealized (depreciation) appreciation on securities available for sale	$(167)	$(341)	$111

Net acquisition of other real estate owned	$446	$779	$1,441

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified in the consolidated balance sheet according to management’s intent. The carrying amount of securities and their approximate fair values at December 31, 2004 and 2003 are as follows (in thousands of dollars):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Classified as Available for Sale

December 31, 2004
U.S. Government Agency obligations	$28,558	$15	$88	$28,485
Mortgage-backed securities	15,001	22	92	14,931
Commercial paper	1,053	4	—	1,057

	$44,612	$41	$180	$44,473

December 31, 2003
U.S. Government Agency obligations	$14,529	$21	$6	$14,544
Mortgage-backed securities	16,306	46	44	16,308
Commercial paper	1,092	11	—	1,103

	$31,927	$78	$50	$31,955

Securities Classified as Held to Maturity

December 31, 2004
U.S. Government Agency obligations	$—	$—	$—	$—
Mortgage-backed securities	175	2	—	177
Municipal securities	610	21	—	631
Trust preferred securities	1,000	—	—	1,000

	$1,785	$23	$—	$1,808

December 31, 2003
U.S. Government Agency obligations	$3,626	$—	$5	$3,621
Mortgage-backed securities	460	14	—	474
Municipal securities	613	45	—	658
Trust preferred securities	1,000	—	—	1,000

	$5,699	$59	$5	$5,753

Proceeds from sales of securities available for sale were approximately $4,997,000, $8,965,000, and $11,620,000 for the years ended December 31, 2004, 2003 and 2002 respectively. Gross gains and losses of approximately $215,000 and $101,000 were realized on those sales for the year ended December 31, 2003 and 2002, respectively. There were no gross gains or losses in 2004.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2004 and 2003 are summarized as follows (in thousands of dollars):

	Less than 12 Months		12 Months or More		Totals
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Securities Classified as Available for Sale

December 31, 2004
U.S. Government Agencies	$18,425	$88	$—	$—	$18,425	$88
Mortgage-backed securities	3,777	31	6,713	61	10,490	92
Commercial paper	—	—	—	—	—	—

	$22,202	$119	$6,713	$61	$28,915	$180

December 31, 2003
U.S. Government Agencies	$1,495	$6	$—	$—	$1,495	$6
Mortgage-backed securities	11,716	44	—	—	11,716	44
Commercial paper	—	—	—	—	—	—

	$13,211	$50	$—	$—	$13,211	$50

Securities Classified as Held to Maturity

December 31, 2003
U.S. Government Agencies	$1,620	$5	$—	$—	$1,620	$5
Mortgage-backed securities	—	—	—	—	—	—
Municipal obligations	—	—	—	—	—	—
Trust preferred securities	—	—	—	—	—	—

	$1,620	$5	$—	$—	$1,620	$5

For all of the above investment securities, the unrealized losses are generally due to changes in interest rates and, as such, are considered to be temporary.

The amortized cost and estimated fair value of debt securities (in thousands) at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale		Securities Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$4,609	$4,592	$57	$57
Due in one year to five years	38,295	38,192	728	751
Due from five years to ten years	—	—	—	—
Due after ten years	1,708	1,689	1,000	1,000

	$44,612	$44,473	$1,785	$1,808

Investment securities with fair values of approximately $13,202,000 and $11,072,000 at December 31, 2004 and 2003, respectively, were pledged to secure public fund deposits.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2004 and 2003 consisted of the following (in thousands of dollars):

	2004	2003
Commercial	$44,851	$45,769
Real Estate	80,103	65,772
Installment	6,923	6,551

	131,877	118,092
Allowance for loan losses	(1,617)	(1,258)

	$130,260	$116,834

The Company extends commercial and consumer credit primarily to customers in the state of Texas. At December 31, 2004 and 2003, substantially all of the Company’s loans were collateralized with real estate, inventory, accounts receivable, equipment, marketable securities or other assets. An analysis of the allowance for loan losses for the years ended December 31, 2004, 2003 and 2002 is as follows (in thousands of dollars):

	2004	2003	2002
Balance at January 1	$1,258	$1,179	$849
Provision charged to earnings	600	684	480
Loans charged to the allowance account	(260)	(616)	(163)
Recoveries on loans previously charged-off	19	11	13

Balance at December 31	$1,617	$1,258	$1,179

Impairment of loans having recorded investments of approximately $208,000 at December 31, 2004 and $230,000 at December 31, 2003 has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The average recorded investment in impaired loans during 2004, 2003 and 2002 was approximately $214,000, $315,000 and $533,000 respectively. The total allowance for loan losses related to these loans was approximately $119,000 at both December 31, 2004 and 2003, respectively, and $48,000 at December 31, 2002. No significant interest income on impaired loans was recognized for cash payments received during 2004, 2003 and 2002.

The Company is not committed to lend additional funds to debtors whose loans have been modified.

6.	BANK PREMISES AND EQUIPMENT

Bank premises and equipment at December 31, 2004 and 2003, and consisted of the following (in thousands of dollars):

	2004	2003
Land	$1,809	$1,809
Building and improvements	5,177	4,795
Furniture and equipment	3,735	3,568

	10,721	10,172
Less accumulated depreciation	4,953	4,530

	$5,768	$5,642

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense amounted to approximately $424,000, $423,000 and $478,000 during 2004, 2003 and 2002 respectively.

7.	DEPOSITS

Deposits at December 31, 2004 and 2003 are summarized as follows (in thousands of dollars):

	2004		2003
	Amount	Percent	Amount	Percent
Noninterest bearing demand accounts	$80,789	41.9%	$71,575	40.5%
Interest bearing demand accounts	17,437	9.1	12,478	7.1
Savings accounts	9,896	5.1	7,811	4.4
Limited access money market accounts	48,908	25.4	46,457	26.4
Individual retirement accounts	4,799	2.5	5,245	3.0
Certificates of deposit, greater than $100,000	13,978	7.2	11,829	6.7
Certificates of deposit, less than $100,000	16,886	8.8	19,969	11.3
Public funds time deposits	—	—	1,000	0.6

	$192,693	100.0%	$176,364	100.0%

Certificates maturing as of December 31, 2004 are as follows (in thousands of dollars):

2004
Due in one year or less	$23,555
Due in one year to three years	10,803
Due after three years	1,305

$35,663

8.	SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

Securities sold under agreement to repurchase had a weighted average annual interest rate of 2.025% and 1.00% during 2004 and 2003, respectively. Securities sold under agreement to repurchase averaged approximately $1,000,000 during 2004 and 2003, respectively. The maximum amount outstanding at any month-end during 2004 and 2003 was $1,000,000. The remaining maturity of the agreement to repurchase was eight months at December 31, 2004.

9.	OTHER BORROWINGS

Other borrowings as of December 31, 2004 and 2003, including maturities and interest rates as of December 31, 2004 consisted of the following (in thousands of dollars):

	2004	2003
Capital Securities:
Libor-based floating rate (weighted average rate of 5.14%) debentures payable to Gateway Statutory Trust I with stated maturity of 2032	$4,124	$4,000

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	CAPITAL SECURITIES

In March 2002, the Company issued $4,000,000 in floating rate Preferred Capital Securities (“Capital Securities”) through Gateway Statutory Trust I (“Trust”), a statutory business trust and wholly-owned subsidiary of the Company. As guarantor, the Company unconditionally guarantees payment of accrued and unpaid distributions required to be paid on the capital securities; the redemption price when a capital security is called for redemption and amounts due if a trust is liquidated or terminated.

The Company owns all of the outstanding common stock of the Trust. The Trust used the proceeds from the issuance of its Capital Securities to buy debentures issued by the Company. These debentures are the Trusts’ only assets and the interest payments from the debentures finance the distributions paid on the Capital Securities. Previously, the Company’s financial statements did not reflect the debentures or the related income effects because they were eliminated in consolidation. However, in December of 2003, the FASB issued FIN 46R, which resulted in the Capital Securities being deconsolidated and the Company’s underlying debentures not being eliminated in consolidation. As a result, the Company’s underlying debentures are now classified as other borrowings. See Note 1, Summary of Significant Accounting Policies and Note 9, Other Borrowings, for further discussion of trust preferred securities and FIN 46R.

The Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 360 basis points including a maximum rate during the first five years of 11.0%. The effective rate at December 31, 2004 was 5.3%. The Capital Securities are subject to mandatory redemption in whole or in part, upon repayment of the debentures at the stated maturity in the year 2032 or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances.

The Capital Securities qualify as Tier 1 Capital, subject to regulatory limitations, under guidelines established by the Board of Governors of the Federal Reserve System (“Federal Reserve”).

11.	INCOME TAXES

The provision for income taxes for the years ended December 31, 2004, 2003, and 2002 consisted of the following (in thousands of dollars):

	2004	2003	2002
Income tax expense:
Current
Federal	$549	$266	$398
State	8	6	11
Deferred	7	13	(121)

	$564	$285	$288

The effective tax rate for 2004, 2003, and 2002 differed from the statutory tax rate of 34% primarily due to tax-exempt interest income.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2004 and 2003 are as follows (in thousands of dollars):

	2004	2003
Deferred tax assets:
Allowance for loan losses	$406	$284
Net unrealized depreciation on securities available for sale	47	—

Total deferred tax assets	453	284

Deferred tax liabilities:
Bank premises and equipment	223	72
Discount accretion for investment securities deferred for tax purposes	18	40
Net unrealized appreciation on securities available for sale	—	13

Total deferred tax liabilities	241	125

Net deferred tax assets	$212	$159

Included in the accompanying consolidated balance sheet are current taxes receivable of approximately $19,000 and $48,000 as of December 31, 2004 and 2003, respectively.

Included in the accompanying consolidated balance sheet at December 31, 2004 and 2003 are net deferred tax assets of approximately $212,000 and $159,000, respectively.

12.	COMMITMENTS AND CONTINGENCIES

The Company is involved in legal actions arising from normal business activities. Management believes that these actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the financial position or results of operations of the Company.

The Company does not anticipate any material losses as a result of commitments and contingent liabilities.

The Company leases certain of its facilities under non-cancelable operating leases. Rent expense for the years ended December 31, 2004, 2003, and 2002 was approximately $414,000, $445,000, and $374,000, respectively. Minimum future rental payments under noncancellable operating leases with remaining terms in excess of one year for each year through 2009 and in the aggregate are as follows (in thousands of dollars):

2005	$420
2006	443
2007	388
2008	396
2009	396
Thereafter	839

$2,882

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During June of 2000 the Company entered into an Employment Agreement (Agreement) with a key executive (Executive) that sets forth the general terms of the Executive’s employment. Included in the Agreement is an incentive plan to provide the Executive with supplemental compensation based upon the value of the Company’s stock. As part of the Agreement and in consideration of the aforementioned incentives the Executive agrees with certain non-compete covenants (as defined in the Agreement) for a period of two years following the date of termination of the Executive’s employment with the Company. The effects of the incentives on the accompanying consolidated financial statements at December 31, 2004 are insignificant.

13.	FINANCIAL INSTRUMENTS

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

At December 31, 2004 and 2003, the approximate amounts of these financial instruments were as follows (in thousands of dollars):

	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$22,995	$18,992
Standby letters of credit	759	1,124

	$23,754	$20,116

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Management evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company’s policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair values of the Company’s financial instruments at December 31, 2004 and 2003 were as follows (in thousands of dollars):

	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks, and federal funds sold	$17,185	$17,185	$20,083	$20,083
Interest bearing deposits with banks	1,881	1,881	4,428	4,428
Securities available for sale	44,473	44,473	31,955	31,955
Securities held to maturity	1,785	1,808	5,699	5,503
Loans	130,260	128,187	116,834	119,612
Accrued interest receivable	1,088	1,088	783	783

Financial liabilities:
Deposit liabilities	192,693	192,815	176,364	176,928
Accrued interest payable	90	90	94	94
Securities sold under agreement to repurchase	1,000	1,000	1,000	1,000
Other borrowings	4,124	4,124	4,000	4,000

Off balance sheet assets:
Commitments to extend credit	—	—	—	—
Standby letters of credit	—	—	—	—

14.	SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Company’s business activity is with customers located within Texas. Such customers are normally also depositors of the Company.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The contractual amounts of credit related financial instruments such as commitments to extend credit, credit card arrangements, and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

At December 31, 2004, and 2003, the company had concentrations of credit associated with due from bank deposits of approximately $719,000 and $1,756,000, respectively, and federal funds sold of approximately $5,500,000 and $7,000,000, at one unaffiliated commercial bank.

15.	RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Company has and expects to continue to have transactions, including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At December 31, 2004 and 2003, the aggregate amounts of such loans were approximately $2,263,000 and $1,852,000, respectively. During the year ended December 31, 2004, approximately $725,000 of new loans were made and repayments totaled approximately $314,000.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	DIVIDEND RESTRICTIONS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At January 1, 2005, approximately $1,990,000 of undivided profits was available for dividend declaration without prior regulatory approval.

17.	STOCKHOLDERS’ EQUITY AND REGULATORY MATTERS

The Company is subject to various regulatory capital requirements administered by federal banking agencies due to its total assets being greater than $150,000,000. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2004 and 2003, the Company’s capital ratios exceeded those levels necessary to be categorized as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Company must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since December 31, 2004 that management believes have changed the Company’s category.

A comparison of the Company’s actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (amounts in thousands):

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004
Total capital (to risk weighted assets)	$18,009	12.1%	≥	$11,914	≥	8.0%	≥	$14,892	≥	10.0%
Tier I capital (to risk weighted assets)	$16,392	11.0%	≥	$ 5,957	≥	4.0%	≥	$ 8,935	≥	6.0%
Tier I capital (to average assets)	$16,392	7.8%	≥	$ 8,377	≥	4.0%	≥	$10,471	≥	5.0%

As of December 31, 2003
Total capital (to risk weighted assets)	$16,502	12.6%	≥	$10,469	≥	8.0%	≥	$13,086	≥	10.0%
Tier I capital (to risk weighted assets)	$14,999	11.5%	≥	$ 5,235	≥	4.0%	≥	$ 7,852	≥	6.0%
Tier I capital (to average assets)	$14,999	7.8%	≥	$ 7,658	≥	4.0%	≥	$ 9,573	≥	5.0%

Additionally, the Bank is also subject to various capital requirements by federal banking agencies. As of December 31, 2004 and 2003 the Bank’s capital ratios exceed those levels to be categorized as “well capitalized”

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the regulatory framework for prompt corrective action. There are no conditions or events since December 31, 2004 that management believes have changed the Bank’s category.

The Bank’s actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (amounts in thousands):

	Actual		For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio		Amount		Ratio
As of December 31, 2004
Total capital (to risk weighted assets)	$16,895	11.3%	≥	$11,905	≥	8.0%	≥	$14,881	≥	10.0%
Tier I capital (to risk weighted assets)	$15,278	10.2%	≥	$ 5,953	≥	4.0%	≥	$ 8,929	≥	6.0%
Tier I capital (to average assets)	$15,278	7.2%	≥	$ 8,381	≥	4.0%	≥	$10,476	≥	5.0%

As of December 31, 2003
Total capital (to risk weighted assets)	$15,263	11.7%	≥	$10,440	≥	8.0%	≥	$13,051	≥	10.0%
Tier I capital (to risk weighted assets)	$14,005	10.7%	≥	$ 5,220	≥	4.0%	≥	$ 7,830	≥	6.0%
Tier I capital (to average assets)	$14,005	7.3%	≥	$ 7,658	≥	4.0%	≥	$ 9,573	≥	5.0%

18.	STOCK OPTION PLAN

During 1998 the Company created an incentive stock option plan (Plan) applicable to 80,000 shares of the Company’s common stock. Under the Plan, options can be granted to eligible key officers of the Company. The Plan is administered by the Compensation Committee of the Board of Directors. The option price per share of any option under the Plan shall not be less than the fair market value per share at the time the option is granted. Grantees generally vest in the options at 40% after two years from the date of grant and 20% for each of years three through five. Options granted under the Plan are exerciseable for a period not to exceed ten years from the option grant date.

The Company has elected to account for the Plan under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation expense has been recognized for the stock options.

Had compensation cost been determined on the basis of fair value pursuant to FASB statement No. 123, “Accounting for Stock-Based Compensation,” as amended by FASB statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” management believes the related cost and disclosure would not have materially affected the accompanying consolidated financial statements.

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of option transactions during the years ended December 31, 2004 and 2003 are as follows:

	2004		2003
	Shares Under Option	Option Price Per Share	Shares Under Option	Option Price Per Share
Outstanding at beginning of year	63,500	$12.25 – 17.75	63,500	$12.25 – 17.75
Granted during the year	1,500	16.50	1,500	16.00
Forefeited during the year	1,000	16.25	1,500	17.00
Exercised during the year	1,500	16.25	—	—

Outstanding at the end of year	62,500	$12.25 – 17.75	63,500	$12.25 – 17.75

Options exercisable	58,300		58,200

A summary of options outstanding as of December 31, 2004 is as follows:

Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Number of Options Exercisable
$12.25 – 17.75	62,500	5 years	58,300

19.	CONDENSED FINANCIAL STATEMENTS OF GATEWAY HOLDING COMPANY, INC.

The condensed balance sheet, statement of income and statement of cash flows of Gateway Holding Company, Inc. (parent company only) are presented below (in thousands of dollars):

BALANCE SHEET

December 31, 2004 and 2003

	December 31,
	2004	2003
ASSETS
Cash	$725	$925
Investment in subsidiaries	15,318	14,166
Other assets	434	314

Total assets	$16,477	$15,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$44	$—
Junior subordinated debentures	4,124	4,124

Total liabilities	4,168	4,124

Stockholders’ equity	12,309	11,281

Total liabilities and stockholders’ equity	$16,477	$15,405

GATEWAY HOLDING COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

STATEMENT OF INCOME

Years Ended December 31, 2004, 2003 and 2002

	For the Years Ended December 31,
	2004	2003	2002
INCOME:
Dividends from subsidiaries	$—	$—	$240
EXPENSES:
Junior subordinated debentures interest expense	206	195	184
Other expenses	19	14	38

Total expense	225	209	222

Income (loss) before undistributed income of subsidiaries	(225)	(209)	18
Equity in undistributed income of subsidiaries	1,261	729	459

Income before tax expense	1,036	520	477
Income tax expense	77	71	75

Net income	$1,113	$591	$552

STATEMENT OF CASH FLOWS

Years Ended December 31, 2004, 2003 and 2002

	For the Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,113	$591	$552
Adjustments to reconcile net income to net cash from operating activities:
Equity in undistributed earnings of subsidiaries	(1,261)	(729)	(459)
Net change in other assets and liabilities	(76)	(67)	(52)

Net cash (used) provided by operating activities	(224)	(205)	41

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for investments in and advances to subsidiaries	—	—	(124)
Investment in Gateway Statutory Trust I	—	—	(121)

Net cash used in investing activities	—	—	(245)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term debt	—	—	(810)
Proceeds from issuance of common stock	24	—	—
Proceeds of advances from subsidiaries	—	—	4,124
Capital investment in bank	—	(1,000)	(1,000)

Net cash provided (used) by financing activities	24	(1,000)	2,314

Net (decrease) increase in cash and cash equivalents	(200)	1,205	2,110

Cash and cash equivalents at beginning of year	925	2,130	19

Cash and cash equivalents at end of year	$725	$925	$2,129

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

by and between

TEXAS UNITED BANCSHARES, INC.

and

GATEWAY HOLDING COMPANY, INC.

Dated as of May 2, 2005

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

LIST OF SCHEDULES

Schedule 3.1(d)	Subsidiaries and Affiliates
Schedule 3.2(c)	Stock Options
Schedule 3.2(d)	Commitments to Issue Stock
Schedule 3.2(e)	Voting Trusts and Buy-Sell Agreements
Schedule 3.4	Investments
Schedule 3.6(a)	Real Property
Schedule 3.6(b)	Leases
Schedule 3.9	Litigation
Schedule 3.10(b)	Tax Return Extensions
Schedule 3.10(d)	Income Tax Returns
Schedule 3.10(f)	Tax Allocation Agreements
Schedule 3.10(g)	Net Operating Losses
Schedule 3.10(i)	§ 481(a) Adjustment
Schedule 3.11	Loan Portfolio
Schedule 3.12(a)	Past Due Loans
Schedule 3.12(b)	Watch List
Schedule 3.13	Contracts and Commitments
Schedule 3.14(a)	Insurance Policies
Schedule 3.15	No Conflict
Schedule 3.17	Absence of Certain Changes
Schedule 3.18	Employment Relations
Schedule 3.19(a)	Employee Benefit Plans
Schedule 3.20	Deferred Compensation Arrangements
Schedule 3.21(e)	Section 280G
Schedule 3.24	Brokered Deposits
Schedule 3.26	Intellectual Property
Schedule 3.27	Bank Secrecy Act
Schedule 5.2(b)(i)	Loan Commitments
Schedule 5.2(b)(xvi)	Capital Expenditures

A-v

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (the “Agreement”) dated as of May 2, 2005, is by and between Texas United Bancshares, Inc. (“Texas United”), a Texas corporation and financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and Gateway Holding Company, Inc. (“Gateway”), a Texas corporation and bank holding company registered under the BHC Act.

WHEREAS, Gateway desires to affiliate with Texas United and Texas United desires to affiliate with Gateway by merging Gateway with and into Texas United, with Texas United as the surviving entity (the “Merger”); and

WHEREAS, Texas United and Gateway believe that the merger of Gateway into Texas United in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto is desirable and in the best interests of their respective shareholders; and

WHEREAS, Texas United and Gateway intend the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; and

WHEREAS, the respective Boards of Directors of Texas United and Gateway have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Texas United’s willingness to enter into this Agreement, each of the members of the Board of Directors of Gateway and holders of more than 10% of Gateway Stock (as defined below) has entered into an agreement dated as of the date hereof in the form of Exhibit A attached hereto pursuant to which he or she will vote his or her shares of Gateway Stock in favor of this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

INTRODUCTION

This Agreement provides for the Merger of Gateway with and into Texas United with Texas United as the surviving entity, all pursuant to this Agreement. In connection with the Merger, Texas United will acquire all of the issued and outstanding shares of common stock, $1.00 par value, of Gateway (“Gateway Stock”).

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Gateway shall be merged with and into Texas United (which, as the surviving corporation, is hereinafter referred to as “Continuing Company” whenever reference is made to it at or after the Effective Time (as defined in Section 8.2 hereof)) pursuant to the provisions of, and with the effect provided in Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Company. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing

Company shall be the Articles of Incorporation of Texas United as in effect immediately prior to the Effective Time. Until altered, amended or repealed as therein provided, the Bylaws of Continuing Company shall be the Bylaws of Texas United as in effect immediately prior to the Effective Time. The established offices and facilities of Gateway immediately prior to the Merger shall become established offices and facilities of Continuing Company. Unless and until changed by the Board of Directors of Continuing Company, the main office of Texas United as of the Effective Time shall become the main office of Continuing Company. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Company, all corporate acts, plans, policies, contracts, approvals and authorizations of Gateway and Texas United and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Company and shall be as effective and binding thereon as the same were with respect to the Gateway and Texas United, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the members of the Board of Directors of Texas United at the Effective Time and each of (i) Joe L. Halpain, a director of Gateway, and (ii) Joseph A. Hargis, Sr., a director of Gateway, shall the Board of Directors of Continuing Company. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Company, the officers of Texas United immediately prior to the Effective Time and William Gene Payne, who shall have entered into an employment agreement with Texas United, shall become the officers of Continuing Company.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of Gateway and Texas United shall, as provided in the provisions of law heretofore mentioned, be merged and continued in Continuing Company, and Continuing Company shall be deemed to be a continuation in entity and identity of Gateway and Texas United. All rights, franchises and interests of Gateway and Texas United, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Company by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Company. At the Effective Time, Continuing Company shall be liable for all liabilities of Gateway and Texas United. All debts, liabilities, obligations and contracts of Gateway and of Texas United, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of Gateway or Texas United, as the case may be, shall be those of Continuing Company and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either Gateway or Texas United shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of each of Gateway and Texas United in accordance with the terms of this Agreement, the applicable provisions of law and the Articles of Incorporation and Bylaws of Gateway and Texas United, respectively. Gateway and Texas United shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this

Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

Section 1.8 Intermediate Holding Company Merger. Texas United and Gateway shall take all action necessary and appropriate to cause, including causing the entering into of a merger agreement, their respective subsidiaries, Texas United Nevada, Inc., a Nevada corporation (“Nevada Company”), and Gateway Delaware Holding Company, Inc., a Delaware corporation (“Gateway Delaware”), to merge (“Intermediate Merger”) immediately following consummation of the Merger, with Nevada Company being the surviving entity pursuant to the provisions of applicable law.

II. MERGER CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Gateway Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3 hereof) shall, subject to the conditions hereinafter stated, be converted into and exchanged for (i) an amount of cash equal to $15.20 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of Texas United (“Texas United Common Stock”), with an aggregate market value equal to $35.48 as provided in Section 2.1(b) hereof (collectively, the “Merger Consideration”). At the Effective Time, all such shares of Gateway Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) The number of shares of Texas United Common Stock into which each share of Gateway Stock will be converted into and exchanged for will equal $35.48 divided by the Average Trading Price of Texas United Common Stock (rounded to the nearest ten thousandth) (the “Exchange Ratio”). The “Average Trading Price” of Texas United Common Stock shall be the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

(c) Each share of Gateway Stock held in the treasury of Gateway and each share of Gateway Stock owned by any direct or indirect wholly owned Subsidiary (as defined in Section 13.1 hereof) of Gateway immediately prior to the Effective Time shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(d) Notwithstanding anything in this Agreement to the contrary, Texas United will not issue any certificates or scrip representing fractional shares of Texas United Common Stock otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Texas United shall pay to each former holder of Gateway Stock otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the average of the closing sale price per share of Texas United Common Stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported by The Wall Street Journal or, if not reported thereby, another alternative source as chosen by Texas United) on the fifth trading day immediately prior to the Closing Date by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.1.

Section 2.2 Treatment of Gateway Stock Options.

(a) At any time prior to the Closing Date, each option (“Gateway Stock Option”) to acquire shares of Gateway Stock pursuant to the Gateway 1998 Incentive Stock Option Plan (the “Gateway Stock Option Plan”) may be exercised by the holder in accordance with its terms. At the Effective Time, each Gateway

Stock Option which is outstanding and unexercised immediately prior thereto shall, pursuant to the Gateway Stock Option Plan, become vested and shall be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of Texas United Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Gateway Stock Option Plan and/or agreements evidencing the grants thereunder):

(i) The number of shares of Texas United Common Stock to be subject to the new option (rounded to the nearest whole share) shall be equal to the number of shares of Gateway Stock subject to the original option multiplied by the Option Exchange Ratio (as defined below); and

(ii) The exercise price per share of Texas United Common Stock under the new option shall be equal to the exercise price per share of Gateway Stock under the original option divided by the Option Exchange Ratio.

(b) The Option Exchange Ratio shall be that number of shares of Texas United Common Stock determined by (i) dividing the Per Share Cash Consideration by the closing price per share of Texas United Common Stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another alternative source chosen by Texas United) on the fifth trading day prior to the Closing Date, and (ii) adding that number to the Exchange Ratio.

(c) The adjustment provided herein with respect to any options which are “incentive stock options” as defined in Section 422 of the Internal Revenue Code, shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Internal Revenue Code. The duration and other terms of the new option shall be the same as the original option except that all references to Gateway shall be deemed to be references to Texas United.

Section 2.3 Dissenting Shares. Each share of Gateway Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.4 Exchange Procedures.

(a) Texas United shall deposit or cause to be deposited in trust with U. S. Stock Transfer Corporation (the “Exchange Agent”) (i) certificates representing shares of Texas United Common Stock and (ii) cash in an aggregate amount estimated to be sufficient to make the appropriate cash payments (A) of the cash portion of Merger Consideration set forth in Section 2.1 of this Agreement, (B) to holders of Dissenting Shares pursuant to Section 2.3 hereof, if any, and (C) to holders of a fraction of a share of Texas United Common Stock pursuant to Section 2.1(d) of this Agreement (such certificates and cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) Prior to the Effective Time, subject to Gateway delivering to the Exchange Agent list of Gateway shareholders as of a recent date in form and substance required by the Exchange Agent, Texas United shall use its best efforts to cause the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of Gateway Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the

Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Texas United Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be canceled. No interest will be paid or accrued with respect to the shares of Texas United Common Stock or the cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Texas United shall use its commercially reasonable best efforts to cause the Exchange Agent to deliver the Merger Consideration to the shareholders of Gateway as soon as practicable following the Effective Time and the receipt by the Exchange Agent of a list of Gateway shareholders as of the Effective Time in form and substance required by the Exchange Agent.

(c) No dividends or other distributions declared after the Effective Time with respect to shares of Texas United Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Texas United Common Stock represented by such Certificate.

(d) Former shareholders of Gateway shall be entitled to vote after the Effective Time at any meeting of Texas United’s shareholders the number of shares of Texas United Common Stock into which their shares are converted, regardless of whether such shareholders of Gateway have surrendered their Certificates in exchange therefor.

(e) After the Effective Time, the stock transfer ledger of Gateway shall be closed and there shall be no transfers on the stock transfer books of Gateway of the shares of Gateway Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Texas United, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.4.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of Gateway for six months after the Exchange Agent mails the letter of transmittal pursuant to Section 2.4(b) shall be delivered to Texas United upon demand, and any shareholders of Gateway who have not theretofore complied with the exchange procedures in this Article II shall look to Texas United only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing shares of Texas United Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Texas United) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Texas United Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Texas United, Gateway, the Exchange Agent or any other person shall be liable to any former holder of shares of Gateway Stock for any Texas United Common Stock (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Texas United or the Exchange Agent, the posting by such person of a bond in such amount as Texas United or the Exchange Agent may direct as indemnity against any claim that may be made against the

Continuing Company with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF GATEWAY

Subject to the delivery of certain of the disclosure schedules of Gateway (“Disclosure Schedules”) referred to in this Article III as set forth in Section 13.15 within seven (7) days following the date hereof, Gateway represents and warrants to Texas United as set forth below. Gateway agrees that, at the Closing, it shall provide Texas United with supplemental Disclosure Schedules reflecting any material changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to the date of Closing.

Section 3.1 Organization and Authority.

(a) Gateway is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. Gateway Delaware is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gateway Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each of Gateway, Gateway Delaware and Gateway Bank have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by it. Gateway owns all of the capital stock of Gateway Delaware free and clear of any lien, charge, claim or other encumbrance and Gateway Delaware owns all of the capital stock of Gateway Bank free and clear of any lien, charge, claim or other encumbrance.

(b) Gateway Bank is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the Federal Deposit Insurance Corporation (“FDIC”) and the OCC. Gateway Bank does not conduct trust activities.

(c) True and complete copies of the Articles of Incorporation or Association and Bylaws or other constituent documents of Gateway and each Subsidiary, each as amended to date (collectively, “Gateway Constituent Documents”), have been delivered or made available to Texas United.

(d) Except as set forth in Schedule 3.1(d), other than each other, neither Gateway nor Gateway Bank, (i) has any Subsidiaries or Affiliates (as defined in Section 13.1 hereof), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity, and (iii) knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of Gateway.

(e) The deposit accounts of Gateway Bank are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by Gateway Bank.

Section 3.2 Capitalization.

(a) The authorized capital stock of Gateway consists of 5,000,000 shares of Gateway Stock, 739,380 shares of which are issued and outstanding as of the date of this Agreement, and 80,000 shares of which are reserved for issuance upon the exercise of outstanding stock options as of the date of this Agreement. All of the issued and outstanding shares of Gateway Stock are validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of Gateway Delaware consists of 2,000 shares of common stock, $1.00 par value, 1,000 shares of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Gateway Bank consists of 4,000,000 shares of common stock, $2.00 par value per share (“Bank Stock”), 1,055,880 shares of which are issued and outstanding as of the date of this Agreement, and 1,500 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of each of Gateway’s Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable, except with respect to the Bank Stock, as provided in 12 U.S.C. § 55, (ii) free and clear of any liens, claims, security interests and encumbrances of any kind, (iii) have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws and (iv) there are no irrevocable proxies with respect to such shares and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock to any person.

(c) Schedule 3.2(c) contains a list of the exercise prices, vesting schedules, expiration dates, holders, weighted exercise price and numbers of shares of Gateway Stock subject to Gateway Stock Options outstanding as of the date hereof. Except as set forth in Schedule 3.2(c), all Gateway Stock Options (i) have been duly authorized, (ii) were granted at a per share price which was not less than the fair market value per share of Gateway Stock at the date of grant and (iii) all Gateway Stock Options intended to qualify as “incentive” stock options under Section 422(b) of the Internal Revenue Code met all the requirements under the Internal Revenue Code for such qualification.

(d) Except for the Gateway Stock Options and except as set forth in Schedule 3.2(d), there are no existing options, warrants, calls, convertible securities or commitments of any kind obligating the Gateway to issue any authorized and unissued Gateway Stock.

(e) Gateway does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than as set forth in Schedule 3.2(e), there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting Gateway Stock to which Gateway is a party.

Section 3.3 Authority; Approvals.

(a) Gateway has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Gateway and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Gateway, all actions or proceedings on the part of Gateway necessary to execute and deliver this Agreement (and any related documents) and to consummate the contemplated transactions have been taken, all of which have been duly and validly authorized by its Board of Directors.

(b) This Agreement has been duly executed and delivered by Gateway and is a duly authorized, valid, legally binding agreement of Gateway enforceable against Gateway in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. Gateway has furnished to Texas United a complete list, as of December 31, 2004, of all securities, including municipal bonds, owned by Gateway Bank (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by Gateway (i) of record, except those held in bearer form, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of Gateway equals 5% or more of the issued and outstanding voting securities of the issuer thereof. Gateway is not a party to, and to the knowledge of Gateway, there are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) Gateway has furnished or made available to Texas United true and complete copies of Gateway’s (i) audited consolidated financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended, together with the notes thereto, and (ii) unaudited consolidated financial statements as of March 31, 2005 and for the three months then ended. Gateway has also delivered to Texas United a true and correct copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by Gateway Bank as of and for the years ended December 31, 2004, 2003 and 2002 and as of and for the three months ended March 31, 2005. The audited and unaudited consolidated financial statements and Call Reports referred to in this Section 3.5 are collectively referred to herein as the “Gateway Financial Statements.”

(b) Each of the Gateway Financial Statements fairly presents the financial position and results of operations of Gateway at the dates and for the periods indicated in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except for the Call Reports, which fairly present the financial position of Gateway Bank and the results of operations at the dates and for the periods indicated and are in compliance with regulatory accounting principles.

(c) As of the dates of the Gateway Financial Statements referred to above, neither Gateway nor any Gateway Subsidiary had any material obligations or liabilities, fixed or contingent, which are not fully shown or provided for in the Gateway Financial Statements or otherwise disclosed in this Agreement, the Disclosure Schedules or in any of the documents delivered to Texas United.

Section 3.6 Real Property Owned or Leased.

(a) Other than real property acquired through foreclosure or deed in lieu of foreclosure, Schedule 3.6(a) contains a true, correct and complete list of all real property owned or leased by Gateway or any of its Subsidiaries (the “Gateway Real Property”). True and complete copies of all of its deeds, leases and title insurance policies for, or other documentation evidencing ownership of, the properties referred to in Schedule 3.6(a) and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Texas United.

(b) Except as set forth in Schedule 3.6(b), no lease with respect to any Gateway Real Property and no deed with respect to any Gateway Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Gateway Real Property. Each of such leases described in Schedule 3.6(b) is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by Gateway or any of its Subsidiaries or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with or without notice, lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of Gateway, none of the buildings and structures located on any Gateway Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Gateway Real Property, except for those violations and encroachments which in the aggregate would not reasonably be expected to cause a Material Adverse Effect on Gateway. No condemnation proceeding is pending or, to Gateway’s knowledge, threatened, which would preclude or materially impair the use of any Gateway Real Property in the manner in which it is currently being used.

(d) Gateway and its Subsidiaries have good and indefeasible title to, or a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all Gateway Real Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of Gateway and its Subsidiaries are adequately maintained and, are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities.

Section 3.7 Personal Property. Gateway and its Subsidiaries have good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of their business (the “Gateway Personalty”), free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Gateway Personalty. Subject to ordinary wear and tear, the Gateway Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.8 Environmental Laws. To the knowledge of Gateway, Gateway and its Subsidiaries and any properties or business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are in compliance with all terms and conditions of all applicable federal and state Environmental Laws (as defined below) and permits thereunder, except for such noncompliance as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect on Gateway. Neither Gateway nor any of its Subsidiaries has received notice of or has knowledge of any violation of any Environmental Laws or of any placement, disposal or release of any materials designated as Hazardous Materials (as defined below) under the Environmental Laws in a manner that would result in a material claim or lien against any of them under any Environmental Laws. During the term of ownership by Gateway or any of its Subsidiaries no real estate currently owned, operated, or leased (including any property acquired by foreclosure or deeded in lieu thereof) by Gateway or its Subsidiaries, or owned, operated or leased by Gateway or its Subsidiaries within the ten years preceding the date of this Agreement has, been designated by applicable governmental authorities as requiring any environmental cleanup or response action to comply with Environmental Laws, or has been the site of release of any Hazardous Materials. To the knowledge of Gateway or any of its Subsidiaries, (i) no asbestos was used in the construction of any portion of Gateway’s or any Subsidiary’s facilities; and (ii) no real property currently owned by Gateway or any Subsidiary is, or has been a heavy industrial site or landfill. There are no underground storage tanks at any of the properties currently owned, operated or leased by Gateway or any of its Subsidiaries or, to the knowledge of Gateway, at any of the properties acquired by foreclosure or deeded in lieu thereof, and no underground storage tanks have been closed or removed from any properties owned or operated by Gateway or any of its Subsidiaries, or to the knowledge of Gateway, at any of the properties acquired by foreclosure or deeded in lieu thereof.

“Environmental Laws,” as used in this Agreement, means any applicable federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, the protection of human health or safety, the environment, or emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, handling, or transport of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; The Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs) greater than 500 mg/l, and radon gas in levels above 4 picocures/liter; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic as of the date hereof by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials.

Section 3.9 Litigation and Other Proceedings. Except as set forth in Schedule 3.9, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the knowledge of Gateway, threatened before any court or administrative body in any manner against Gateway or its Subsidiaries, or any of their respective properties or capital stock. Gateway will promptly notify Texas United in writing of any such proceedings, threatened or instigated against Gateway or any of its Subsidiaries subsequent to the date of this Agreement. To Gateway’s knowledge, there is no basis on which any litigation or proceeding could be brought which is reasonably likely to have a Material Adverse Effect on Gateway or which would reasonably be likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Neither Gateway nor its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.10 Taxes and Tax Returns.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) § 1504(a).

“Deferred Intercompany Transaction” has the meaning set forth in Treasury Regulation (“Reg.”) § 1.1502-13.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that Gateway or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar) unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) Gateway and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either Gateway or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes owed by Gateway or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either Gateway or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid with respect to periods or any portion of a period ending on or before the Closing Date. Except as set forth in Schedule 3.10(b), neither Gateway nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where Gateway or any Subsidiary does not file Tax Returns that Gateway or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Gateway or any Subsidiary to pay any Tax.

(c) Gateway and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) No director or officer (or employee responsible for Tax matters) of either of Gateway or any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of Gateway or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers of Gateway or any Subsidiary has knowledge based upon personal contact with any agent of such authority. Schedule 3.10(d) lists all federal, state, local and foreign income Tax Returns filed with respect to Gateway or any Subsidiary for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Gateway has delivered to the Texas United correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Bank with respect to all periods beginning after December 31, 2000.

(e) Gateway has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) Gateway has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii). Gateway has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662. Except as set forth in Schedule 3.10(f), neither Gateway nor any of its Subsidiaries is (i) a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (iii) has any Liability for the Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Schedule 3.10(g) sets forth the following information with respect to Gateway and its Subsidiaries as of December 31, 2004 (as well as on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated hereby): (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Gateway Bank; and (ii) the amount of any deferred gain or loss allocable to Gateway and its Subsidiaries arising out of any Deferred Intercompany Transaction.

(h) The unpaid Taxes of Gateway and its Subsidiaries (i) did not, as of December 31, 2004, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Gateway Financial Statements (rather than in any notes thereto) and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Gateway in filing its Tax Returns.

(i) Except as set forth in Schedule 3.10(i), neither Gateway nor any of its Subsidiaries is required to make any adjustment under Code § 481(a) by reason of a change in accounting method or otherwise.

Section 3.11 Loan Portfolio. With respect to Gateway Bank’s loan portfolio, except as set forth in Schedule 3.11, (i) all evidences of indebtedness in original principal amount in excess of $25,000 reflected as assets in the Gateway Financial Statements as of December 31, 2004, were as of such dates in all material respects the binding obligations of the respective obligors named therein in accordance with their respective terms, (ii) the allowance for loan losses shown on the Gateway Financial Statements as of December 31, 2004, was, and the allowance for loan losses to be shown on any consolidated financial statements of Gateway or any Call Reports of Gateway Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, in the reasonable judgment of management of Gateway, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of Gateway and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) the allowance for loan losses described in (ii) above has been established in accordance with GAAP as applied to banking institutions and all applicable rules and regulations; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.12 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.12(a), as of March 31, 2005, neither Gateway nor Gateway Bank is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by Gateway or Gateway Bank or any regulatory agency with supervisory jurisdiction over Gateway or Gateway Bank, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of Gateway or any of its Subsidiaries, or any 10% or greater shareholder of Gateway, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to Gateway or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over Gateway or its Subsidiaries and which violation could have a Material Adverse Effect on Gateway.

(b) Schedule 3.12(b) contains the “watch list of loans” of Gateway Bank (“Watch List”) as of March 31, 2005. Except as set forth in Schedule 3.12(b), to the knowledge of Gateway, there is no loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with Gateway’s past practices and prudent banking principles.

Section 3.13 Contracts and Commitments.

(a) Except as set forth in Schedule 3.13, neither Gateway nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract, severance arrangement, change-in-control agreement or parachute (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or other employee benefit arrangement, other than any profit-sharing, pension or retirement plan disclosed in Schedule 3.19(a);

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred (100) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of Gateway or any Subsidiary imposed by any bank regulatory authority having supervisory jurisdiction over Gateway or any Subsidiary;

(viii) agreement, contract or indenture related to the borrowing by Gateway or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of Gateway or any Subsidiary or holder of more than ten percent (10%) of the issued and outstanding Gateway Stock, or any affiliate of such person, which is not on substantially the same terms (including, without limitation, in the case of lending transactions, interest rates and collateral) as, and following credit underwriting practices that are not less stringent than, those prevailing at the time for comparable transactions with unrelated parties or which involve more than the normal risk of collectibility or other unfavorable features; or

(xi) contracts, other than the foregoing, with annual payments aggregating $10,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, the Disclosure Schedules or in any document delivered or referred to or described in writing by Gateway to Texas United.

(b) Gateway and its Subsidiaries have in all material respects performed all material obligations required to be performed by them to date and are not in default under, and no event has occurred which, with the lapse of time or action by a third party or both, could reasonably be expected to result in default under any material indenture, mortgage, contract, lease or other agreement to which Gateway or any of its Subsidiaries is a party or by which Gateway or any of its Subsidiaries is bound or under any provision of the Gateway Constituent Documents.

Section 3.14 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of either Gateway or any of its Subsidiaries (other than credit life policies), including the insurer, amount of coverage, deductions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.14(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by Gateway or any of its Subsidiaries (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which Gateway or any of its Subsidiaries is a party; (iii) are adequate for the business conducted by Gateway and any of its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither Gateway nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. Neither Gateway nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.15 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement by Gateway, and the consummation or performance by Gateway and any of its Subsidiaries of the transactions contemplated hereby, will not (i) conflict with or violate any provision of the Gateway Constituent Documents or (ii) assuming approvals and consents and the consents of third parties set forth in Schedule 3.15 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Gateway or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Gateway or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Gateway or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Gateway or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (ii) such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Gateway.

Section 3.16 Laws and Regulatory Filings. Gateway and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Gateway and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Gateway and its Subsidiaries in connection with the execution, delivery and performance by Gateway of this Agreement and the transactions contemplated hereby. Gateway and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over Gateway and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are true and correct in all material respects.

Section 3.17 Absence of Certain Changes. Since December 31, 2004, (i) Gateway and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Gateway.

Section 3.18 Employment Relations. The relations of Gateway and any of its Subsidiaries with their employees are generally satisfactory. Neither Gateway nor any of its Subsidiaries has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of their employees. Each of Gateway and any of its Subsidiaries has materially complied with all laws relating to the employment of labor with respect to their employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker’s compensation insurance and social security and similar taxes, and, except as set forth in Schedule 3.18, no person has asserted that Gateway or any of its Subsidiaries is liable for any arrearages of wages, worker’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all employee benefit plans or agreements providing benefits to any employees or former employees of Gateway or any of its Subsidiaries that are sponsored or maintained by Gateway or any of its subsidiaries or to which Gateway or any of its Subsidiaries contributes or is obligated to contribute on behalf of employees or former employees of Gateway, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the knowledge of Gateway or any of its subsidiaries, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of Gateway Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to Gateway Employee Plans which is likely to result in the imposition of any penalties or taxes upon Gateway or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code.

(b) Neither Gateway nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each Company Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects and Gateway is not aware of any event or circumstance that would disqualify any such Company Employee Plan. Gateway has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans.

(c) No employee benefit plans of Gateway or its ERISA Affiliates (as defined below) (the “Gateway Plans”) are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”). None of Gateway or any of its respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Gateway, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(d) There does not now exist, nor, to the knowledge of Gateway or any of its Subsidiaries, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of Gateway now or following the Closing. “Controlled Group Liability” means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (E) under corresponding or similar provisions of foreign laws or regulations.

(e) Except as set forth in Schedule 3.21(e), there is no contract, agreement, plan or arrangement covering any employee or former employee of Gateway or any of its Affiliates that, individually or in the aggregate, could give rise to the payment by Gateway or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, neither Gateway nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of Gateway or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

Section 3.20 Deferred Compensation Arrangements. Schedule 3.20 contains a list of all non-qualified deferred compensation arrangements of Gateway, if any, including (i) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (ii) the amount of any unfunded liabilities of such plans.

Section 3.21 Brokers and Finders. Neither Gateway nor any of its Subsidiaries nor any of their respective officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

Section 3.22 Accounting Controls. Gateway has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Gateway; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as Gateway or other criteria applicable to such financial statements, and to maintain proper accountability for items therein; (iii) control of the material properties and assets of Gateway is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of Gateway; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.23 Derivative Contracts. Gateway is not a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Gateway Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.24 Deposits. Except as set forth in Schedule 3.24, to the knowledge of Gateway or Gateway Bank, none of the deposits of Gateway Bank is a “brokered” deposit (as such term is defined in 12 CFR 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.25 Community Reinvestment Act. Gateway Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. 2901 et seq.) and all regulations promulgated thereunder (“CRA”). Gateway Bank has a rating of “satisfactory” as of its most recent CRA compliance examination and, knows of no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.26 Intellectual Property Rights. Schedule 3.26 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by Gateway or any of its Subsidiaries or used under license by them in the conduct of their business (the “Intellectual Property”). Gateway or its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Except as set forth in Schedule 3.26, to the knowledge of Gateway, neither Gateway nor any of its Subsidiaries is infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has Gateway or its Subsidiaries used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To Gateway’s knowledge, neither Gateway nor any of its Subsidiaries is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of Gateway or its Subsidiaries or the Continuing Company to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.27 Bank Secrecy Act; USA Patriot Act. Except as set forth in Schedule 3.27, Gateway and Gateway Bank have neither had nor suspected any incidents of employee fraud or defalcation during the last two years. Gateway and Gateway Bank are in compliance with the Bank Secrecy Act and all regulations promulgated thereunder and have timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports. In addition, Gateway and Gateway Bank are in compliance with the USA Patriot Act, Gramm Leach Bliley Act Privacy Provisions, Office of Foreign Assets Control Regulation (OFAC), Bank Protection Act, all applicable Financial Crimes Enforcement Network (FinCEN) requirements.

Section 3.28 Shareholders’ List. Gateway has provided or made available to Texas United as of a date within ten (10) days of the date of this Agreement a list of the holders of shares of Gateway Stock containing for such shareholders the names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated prior to Closing and as of the Effective Time.

Section 3.29 Gateway Information. The information regarding Gateway and its Subsidiaries to be supplied by Gateway for inclusion in the Registration Statement (as defined in Section 6.2 hereof), any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

IV. REPRESENTATIONS AND WARRANTIES OF TEXAS UNITED

Texas United represents and warrants to Gateway as set forth below.

Section 4.1 Organization.

(a) Texas United is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to financial holding companies. Texas United owns 100% of the issued and outstanding shares of common stock, $1.00 par value (“Nevada Stock”), of Nevada Company. Nevada Company, a Nevada corporation and a bank holding company registered under the BHC Act, is duly organized, validly existing and in good standing under the laws of the State of Nevada. Nevada Company owns 100% of the issued and outstanding shares of common stock, $5.00 par value, of State Bank (“State Bank Stock”) and 100% of the issued and outstanding shares of common stock, $5.00 par value, of GNB Bank (“GNB Stock”). State Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas. GNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(b) Texas United, Nevada Company and State Bank each have full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Texas United.

(c) State Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Texas Department of Banking (“TDB”), and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

(d) GNB Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Texas United consists of 20,000,000 shares of Texas United Common Stock, 7,811,217 shares of which are issued and 7,805,122 shares of which are outstanding as of the date of this Agreement and 500,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding. All of the issued and outstanding shares of Texas United Common Stock, Nevada Stock, State Bank Stock and GNB Stock are validly issued, fully paid and nonassessable (except with respect to the GNB Stock, as set forth in 12 U.S.C. § 55), and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Nevada Company Stock, the State Bank Stock or the GNB Stock, or to Texas United’s knowledge, the Texas United Common Stock.

(b) At the Effective Time, the shares of Texas United Common Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights and/or any federal or state securities laws.

Section 4.3 Approvals; Authority.

(a) Texas United has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Texas United and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions. Except for the approval of the shareholders of Texas United, all actions or corporate proceedings on the part of Texas United or any of its Subsidiaries are necessary to execute and deliver this Agreement (and any related documents) and to consummate the transaction contemplated hereby, all of which have been duly and validly authorized by Texas United’s Board of Directors.

(b) This Agreement has been duly executed and delivered by Texas United and is a duly authorized, valid, legally binding agreement of Texas United enforceable against Texas United in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation or Bylaws of Texas United or (ii) assuming all required shareholder and regulatory consents and approvals are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Texas United or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Texas United to become subject to or liable for the payment of any tax, or result in the creation of any encumbrance upon any of the properties or assets of Texas United under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Texas United or State Bank is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Texas United.

Section 4.5 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Texas United, threatened before any court or administrative body in any manner against Texas United or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Texas United. To Texas United’s knowledge, there is no reasonable basis on which any litigation or proceeding could be brought which could have a Material Adverse Effect on Texas United or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. Texas United is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 4.6 Financial Statements.

(a) Texas United has furnished or made available to Gateway true and complete copies of its Annual Report on Form 10-K for the year ended December 31, 2004 (“Annual Report”), as filed with the SEC, which contains Texas United’s audited balance sheet as of December 31, 2004 and 2003, and the related statements of income and statements of changes in shareholders’ equity and cash flow for the years ended December 31, 2004, 2003 and 2002. The financial statements referred to above included in the Annual Report are collectively referred to herein as the “Texas United Financial Statements.”

(b) The Texas United Financial Statements fairly present the financial position and results of operation of Texas United at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Texas United Financial Statements referred to above, Texas United did not have any obligations or liabilities, fixed or contingent, which are material and are not fully shown or provided for in the Texas United Financial Statements or otherwise disclosed in this Agreement, or in any of the documents delivered to Gateway.

Section 4.7 Absence of Certain Changes. Since December 31, 2004, (i) Texas United and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Texas United.

Section 4.8 Securities and Exchange Commission Reporting Obligations. Since December 31, 2002, Texas United has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.9 Texas United Employee Benefit Plans. The employee pension benefits plans and welfare benefit plans (referred to collectively herein as the “Texas United Plans”) in effect at Texas United and its Subsidiaries have all been operated in all material respects in compliance with ERISA, since ERISA became applicable with respect thereto. None of the Texas United Plans nor any of their respective related trusts have been terminated (except the termination of any Texas United Plan which is in compliance with the requirements of ERISA and which will not result in any additional liability to Texas United), and there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, required to be reported since the effective date of ERISA which has not been reported, and none of such Texas United Plans nor their respective related trusts have incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived), since the effective date of ERISA. The Texas United Plans are the only employee pension benefit plans covering employees of Texas United and its Subsidiaries. Texas United and its Subsidiaries will not have any material liabilities with respect to employee pension benefits, whether vested or unvested as of the Closing Date, for any of their employees other than under the Texas United Plans, and as of the date hereof the actuarial present value of Texas United Plan assets of each Texas United Plan is not less (and as of the Effective Time of the Merger such present value will not be less) than the present value of all benefits payable or to be payable thereunder.

Section 4.10 Regulatory Approvals. Texas United has no reason to believe that it will not be able to obtain all requisite regulatory approvals necessary to consummate the transactions set forth in this Agreement.

Section 4.11 Laws and Regulatory Filings. Texas United and its Subsidiaries are in material compliance with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Texas United and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB, the OCC or any other regulatory authority having supervisory jurisdiction over Texas United and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to the knowledge of Texas United and its Subsidiaries, true and correct in all material respects.

V. COVENANTS OF GATEWAY

Gateway covenants and agrees with Texas United as follows:

Section 5.1 Shareholder Approval and Reasonable Best Efforts.

(a) Gateway will, as promptly as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable, including, without limitation, for the purpose of obtaining approval of the shareholders of Gateway of the contingent payment with respect to 30,000 shares of phantom stock issued pursuant to the Gateway Phantom Stock Plan. The Board of Directors of Gateway will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby, and Gateway will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by the Gateway shareholders, Gateway shall, subject to Section 5.6, take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as Texas United reasonably considers necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of Gateway Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, Gateway shall and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and prudent banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Texas United of (a) any material change in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over Gateway or any of its Subsidiaries, (c) the institution or threat of any litigation against Gateway or (d) any event or condition that would cause any of the representations or warranties of Gateway contained in this Agreement to be untrue in any material respect or which would otherwise cause a Material Adverse Effect on Gateway; and

(iv) except as required by law or regulation, take no action which, to the knowledge of Gateway or any of its Subsidiaries, would adversely affect or delay the ability of Texas United or its Subsidiaries to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its and agreements under this Agreement.

(b) From the date hereof to and including the Closing Date, except (1) as required by law or regulation, (2) as expressly contemplated or permitted by this Agreement or (3) to the extent Texas United consents in writing (which consent shall not be unreasonably withheld or delayed), Gateway shall not, and shall not permit any of its Subsidiaries, to:

(i) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock, except that Gateway may issue shares of Gateway Stock upon the exercise of outstanding Gateway Stock Options as listed in Section 3.2 hereof;

(ii) grant any stock appreciation rights or other form of incentive compensation;

(iii) open or close any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities, and shall otherwise consult with and seek the advice of Texas United with respect to basic policies relating to branching, site location and relocation;

(iv) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.13, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities, except in the ordinary course of business consistent with prudent banking practices;

(v) grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of Gateway or any of its Subsidiaries, either individually or as part of a class of similarly situated persons, except that, subject to approval of the Gateway shareholders, Gateway may make the payment with respect to 30,000 shares of phantom stock issued pursuant to the Gateway Phantom Stock Plan referred to in Section 5.1 hereof;

(vi) make any general or individual wage or salary increase (including increases in directors’ or consultants’ fees) or pay any bonuses other than in accordance with past practice, pay any prerequisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

(vii) declare, pay or set aside or pay any dividend or make any other distribution (whether in cash, stock or property) in respect of the Gateway Stock, or, directly or indirectly, purchase, redeem or otherwise acquire any shares of Gateway Stock, other than the payment of dividends from Gateway Bank to Gateway;

(viii) sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interest therein, other than in the ordinary course of business consistent with past practices;

(ix) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with Gateway’s past practices and prudent banking practices;

(x) establish any new Subsidiary or Affiliate;

(xi) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xii) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xiii) foreclose upon or otherwise acquire any commercial real property prior to receipt and approval by Texas United of a Phase I environmental review thereof;

(xiv) amend or change any provision of Gateway’s Constituent Documents;

(xv) excluding deposits, incur or modify any indebtedness for borrowed money with maturities in excess of ninety (90) days;

(xvi) make any capital expenditures which would exceed an aggregate of $100,000, except pursuant to commitments made prior to the date of this Agreement or as set forth in Schedule 5.2(b)(xvi);

(xvii) prepay any indebtedness or other similar arrangements so as to cause Gateway to incur any prepayment penalty thereunder;

(xviii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xix) settle any claim, action or proceeding involving payment by it of money damages in excess of $50,000 or impose any material restriction on the operations of Gateway or any of its Subsidiaries; or

(xx) restructure or materially change its investment securities portfolio or its interest rate risk position from that as of December 31, 2004, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, including, without limitation, banking laws and regulations and antitrust laws and regulations, Gateway shall, and shall cause each of its Subsidiaries to, (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Texas United full access upon reasonable notice to Gateway’s properties, books and records and other documents and data in order that Texas United may have opportunity to make such reasonable investigation as it shall desire to make of the affairs of Gateway, and (ii) furnish Texas United with such additional financial and operating data and other information as to its business and properties as Texas United shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, Gateway will deliver or make available to Texas United all unaudited quarterly financial statements prepared for the internal use of management of Gateway and all Call Reports filed by Gateway Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Texas United will return to Gateway all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings. To the extent permitted by applicable law, Gateway will furnish Texas United with all information concerning Gateway and its Subsidiaries required for inclusion in (i) any application, statement or document to be made or filed by Texas United or Gateway with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and (ii) any filings with the SEC, including a Registration Statement on Form S-4, and any applicable state securities authorities. Gateway represents and warrants that all information so furnished for such applications and filings shall, to the best of its knowledge, be true and correct in all material respects without omission of any material fact required to be stated to make the information not misleading. Gateway agrees at any time, upon the request of Texas United, to furnish to Texas United a written letter or statement confirming the accuracy of the information with respect to Gateway contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to Gateway contained in such document or draft was furnished by Gateway expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by Gateway expressly for use therein.

Section 5.5 Attendance at Certain Gateway Meetings. In order to facilitate the continuing interaction of Texas United with Gateway, and in order to keep Texas United fully advised of all ongoing activities of Gateway, subject to the limitation in this Section 5.5, Gateway agrees and shall cause its Subsidiaries to agree to allow Texas United to designate two representatives (who shall be officers of State Bank or GNB Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Gateway and each of its Subsidiaries (including, but not limited to, meetings of the officers’ loan committee of Gateway Bank). Such representatives shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which Gateway or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Gateway, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Texas United’s confidentiality obligations. No attendance by representatives of Texas United at board or committee meetings under this Section 5.5 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Gateway made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Texas United’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.6 Standstill Provision. So long as this Agreement is in effect, neither Gateway nor any of its Subsidiaries shall, and Gateway agrees to use its best efforts to cause its and each of its Subsidiaries’ directors, officers, employees, agents and representatives not to, entertain, solicit or encourage any inquiries with respect to, or provide any information to or negotiate with any other party any proposal which could reasonably be expected to lead to the merger, consolidation, acquisition or sale of all or substantially all of the assets or any shares of capital stock of Gateway; except where the Board of Directors of Gateway determines, based on the advice of counsel, that the failure to furnish such information or participate in such negotiations or discussions would or could reasonably be deemed to constitute a breach of the fiduciary or legal obligations of Gateway’s Board of Directors to its shareholders. Gateway agrees to notify Texas United of any such unsolicited acquisition proposal, within one business day of its receipt, and provide reasonable detail as to the identify of the proposed acquirer and the nature of the proposed transaction.

Section 5.7 Affiliates’ Letters. No later than the fifteenth (15th) day following the date of execution of this Agreement, Gateway shall deliver to Texas United, after consultation with legal counsel, a list of names and addresses of those persons who are then “affiliates” of Gateway with respect to the Merger within the meaning of Rule 144 under the Securities Act. There shall be added to such list the names and addresses of any other person (within the meaning of Rule 144) which Texas United identifies (by written notice to Gateway within three business days after receipt of such list) as possibly being a person who may be deemed to be an “affiliate” of Gateway within the meaning of Rule 144. Gateway shall use its commercially reasonable best efforts to cause each person identified as an “affiliate” to deliver, to Texas United, not later than the thirtieth (30th) day following the date of execution of this Agreement, a letter dated as of the date of delivery thereof in substantially the form of Exhibit B attached hereto.

Section 5.8 Conforming Accounting Adjustments. Gateway shall, if requested by Texas United, consistent with GAAP, immediately prior to Closing, make such accounting entries as Texas United may reasonably request in order to conform the accounting records of Gateway to the accounting policies and practices of Texas United. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by Gateway (i) of any adverse circumstances for purposes of determining whether the conditions to Texas United’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to Texas United’s obligations under this Agreement set forth in Section 10.3 hereof or (iii) that such adjustment has any bearing on the number of shares of Texas United Common Stock issuable hereunder. No adjustment required by Texas United shall (a) require any prior filing with any governmental agency or regulatory authority or (b) violate any law, rule or regulation applicable to Gateway.

Section 5.9 Ongoing Insurance Coverage. Gateway Bank will use its best efforts to provide, for a period of not less than three (3) years after the Effective Time, (i) Past Acts Insurance under its current directors and officers insurance policy (or comparable coverage), (ii) Employment Practices Liability coverage providing prior acts insurance and (iii) Past Acts coverage under its current Bankers Blanket Bond (or comparable coverage) for each of the directors and officers of Gateway and Gateway Bank currently covered under comparable policies held by Gateway or Gateway Bank.

Section 5.10 Consents to Assign and Use Leased Premises. With respect to the leases disclosed in Schedule 3.6(a), Gateway will use its best efforts to obtain all consents, approvals, authorizations, waivers or similar affirmations necessary to transfer and assign all right, title and interest of the Gateway and Gateway Bank to Texas United and to permit the use and operation of the leased premises of Gateway or its Subsidiaries by Texas United.

Section 5.11 Releases. Gateway shall use its best efforts to have each of the directors and officers (with a title of executive vice president or above as of the date hereof) of Gateway and Gateway Bank deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Gateway and Texas United and their respective Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

Section 5.12 Employment Agreement. Gateway shall use its best efforts to cause William Gene Payne to enter into an employment agreement with Texas United and/or GNB Bank to be effective as of the Effective Time in form and substance satisfactory to Texas United. The employment agreement shall (i) be for a term of two (2) years, (ii) include a non-competition agreement of Mr. Payne for a two (2) year period following the termination of his employment with Texas United and/or GNB Bank and (iii) provide for the grant of options to acquire 15,000 shares of Texas United Common Stock on the effective date of the employment agreement.

Section 5.13 Appointment of Directors. Gateway agrees that prior to the Effective Time, it will take, or cause to be taken, all actions necessary to (i) increase by three (3) the number of positions on the Gateway Bank Board of Directors and (ii) cause each of L. Don Stricklin, Ervan Zouzalik and Riley C. Peveto to be elected or appointed as a director of Gateway Bank at the Effective Time, if each is still a member of the Texas United Board of Directors immediately prior to the Effective Time and if each is willing and eligible to serve as a director of Gateway Bank.

Section 5.14 Notification of Loans. Gateway shall, and shall cause Gateway Bank to, report to Texas United in writing all new loans over $500,000 and modifications of loans within two (2) business days following the approval of the loan by the appropriate officer and/or committee.

VI. COVENANTS OF TEXAS UNITED

Texas United covenants and agrees with Gateway as follows by this Agreement:

Section 6.1 Shareholder Approval and Reasonable Best Efforts.

(a) Texas United will, as promptly as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to be the parties for the purpose of considering and approving the Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. The Board of Directors of Texas United will recommend to its shareholders the approval of this Agreement, the issuance of the shares of Texas United Common Stock and the transactions contemplated hereby and Texas United will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

(b) As promptly as practicable after the date hereof, but in no event later than seventy-five (75) days after the date of this Agreement, Texas United will prepare and file all necessary applications with the Federal Reserve and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Texas United shall take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 6.2 Registration Statement. No later than seventy-five (75) days after the date of this Agreement, Texas United shall prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act and any other applicable documents, relating to the shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and at the time of mailing thereof to Gateway’s shareholders, at the time of each of the Gateway shareholders’ meeting held to approve this Agreement and at the Effective Time of the Merger, the prospectus included as part of the Registration Statement (the “Prospectus”) will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this paragraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Gateway for use in the Registration Statement or the Prospectus.

Section 6.3 Nasdaq Listing. Texas United will file all documents required to be filed to have the shares of the Texas United Common Stock to be issued pursuant to the Agreement included for quotation on Nasdaq and use its best efforts to effect said listing.

Section 6.4 Issuance of Texas United Common Stock. The shares of Texas United Common Stock to be issued by Texas United to the shareholders of Gateway pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duty authorized, validly issued, fully paid and nonassessable. The shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Texas United or any other person, firm or entity.

Section 6.5 Assumption of Gateway Stock Options.

(a) At the Effective Time, each outstanding and unexercised Gateway Stock Option shall be converted into options to acquire shares of Texas United Common Stock and shall be assumed by Texas United as provided in Section 2.2 hereof.

(b) Texas United shall take all corporate action necessary to reserve for issuance at all times after the Effective Time a sufficient number of shares of Texas United Common Stock for delivery upon exercise of Gateway Stock Options assumed by Texas United in accordance with Section 2.2. As soon as practicable following the Effective Time, Texas United shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Texas United Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Texas United shall administer the Gateway Stock Option Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

Section 6.6 Attendance at Certain Texas United Meetings. In order to facilitate the continuing interaction of Texas United with Gateway, and in order to keep Gateway fully advised of all ongoing activities of Texas United, subject to the limitation in this Section 6.6, Texas United agrees and shall cause State Bank and GNB Bank to agree to allow Gateway to designate two representatives (who shall be officers or directors of Gateway or Gateway Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and committees of Texas United, State Bank and GNB Bank; provided, however, that such representatives shall be subject to the Texas United Inside Information and Insider Trading Policy from the date hereof through the Effective Time. Such representative shall have no right to vote and may be excluded from sessions of the board of directors and committees during which there is being discussed (a) matters involving this Agreement, (b) information or material which Texas United or any of its Subsidiaries is required or obligated to maintain as confidential under applicable laws or regulations or (c) pending or threatened litigation or investigations if, in the opinion of counsel to Texas United, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed and will be bound by Gateway’s confidentiality obligations. No attendance by representatives of Gateway at board or committee meetings under this Section 6.6 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties of Texas United made in this Agreement. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated prior to the Effective Time, then Gateway’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 6.7 Access to Properties and Records. To the extent permitted by applicable laws and any applicable contractual obligations, Texas United will (i) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Gateway full access upon reasonable notice to the properties, books and records of Texas United and GNB Bank in order that Gateway may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Texas United, and (ii) furnish Gateway with such additional financial and operational data and other information as to the business and properties of Texas United as Gateway shall, from time to time, reasonably request. As soon as practicable after they become available, Texas United will deliver or make available to Gateway all unaudited quarterly financial statements prepared for the internal use of management of Texas United and all Call Reports filed by GNB Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Gateway will return to Texas United all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.8 Appointment of Directors.

(a) Texas United agrees, at or prior to the Effective Time, to take all actions necessary to (i) increase by two (2) the number of positions on the Texas United Board of Directors (ii) cause each of Joe L. Halpain and Joseph A. Hargis, Sr. to be elected or appointed as a director of Texas United at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of Texas United and (iii) cause Gene Payne to be appointed as an advisory director of Texas United at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as an advisory director of Texas United.

(b) Texas United agrees, at or prior to the Effective Time, to take, or cause to be taken, all actions necessary to (i) increase by one (1) the number of positions on the GNB Bank Board of Directors and (ii) cause Gene Payne to be elected or appointed as a director of GNB Bank at the Effective Time, if he is still a member of the Gateway Board of Directors immediately prior to the Effective Time and if he is willing and eligible to serve as a director of GNB Bank.

Section 6.9 Participation in Subsequent Transactions. From the date hereof through the Effective Time or the earlier termination of this Agreement, Texas United shall not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of Texas United, State Bank or GNB Bank or any of their respective material assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (a “Texas United Transaction”), unless such Texas United Transaction expressly provides (i) for the acquisition of Gateway by Texas United or a successor entity on the same terms and conditions as provided for in this Agreement and (ii) that if such Texas United Transaction is completed before the Effective Time, the shareholders of Gateway will be entitled to receive consideration in such transaction as if their shares of Gateway Stock had been converted into Texas United Common Stock at the effective time of such transaction.

VII. MUTUAL COVENANTS OF GATEWAY AND TEXAS UNITED

Section 7.1 Notification; Updated Disclosure Schedules. Gateway shall give prompt notice to Texas United, and Texas United shall give prompt notice to the Gateway, of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.2 Confidentiality. Neither Texas United nor Gateway will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (ii) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (iii) was independently acquired or developed without violating any obligations of this Agreement.

Section 7.3 Publicity. Except as otherwise required by applicable law, the rules of the Nasdaq or in connection with the regulatory approval process, as long as this Agreement is in effect, neither Texas United nor Gateway shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that this shall not include notices required to be published pursuant to the regulatory application process. The parties agree that they will make a good faith effort to reach agreement expeditiously on such press releases, announcements or other public statements.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of all requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Texas United or Gateway, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Texas United and Gateway, to the consummation of the transactions contemplated herein, or such prior date as each of Texas United and Gateway shall elect whether or not such proceeding has been brought to a conclusion;

A meeting (“Closing”) will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Texas United and Gateway shall, in accordance with Section 5.04 of the TCBA, file Articles of Merger with the Secretary of State of Texas regarding the Merger. The Merger shall become effective, and the effective time of the Merger (“Effective Time”) shall occur at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas.

IX. TERMINATION

Section 9.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) This Agreement may be terminated by action of the Board of Directors of Texas United or Gateway at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the Merger shall not have become effective on or before the one hundred and eightieth (180th) day following the date of this Agreement, or such later date as shall have been approved in writing by the Boards of Directors of Texas United and Gateway; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such date;

(b) This Agreement may be terminated by Texas United or Gateway if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of: (i) a material breach by Texas United or Gateway, as the case may be, of any representation or warranty contained herein, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching party or parties of such breach; or (ii) a material breach by Texas United or Gateway, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice to the breaching party or parties of such breach.

(c) This Agreement may be terminated by either Texas United or Gateway if the approval of the shareholders of Gateway or Texas United, as the case may be, contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the meeting of shareholders of Gateway or Texas United, as the case may be, at which such shareholders consider the approval of the Agreement.

(d) This Agreement may be terminated at any time prior to the Effective Time with the mutual written consent of Texas United and Gateway and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Gateway if prior to the Effective Time, Gateway shall have received a bona fide Acquisition Proposal (as defined in Section 9.3(c)) and the Gateway Board of Directors determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written advice of independent legal counsel and as to financial matters on the written advice of an investment banking firm of national reputation, that such alternative Acquisition Proposal (if consummated pursuant to its terms) is a Superior Proposal (as defined in Section 9.3(d)) and that the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that termination under this clause (ii) shall not be deemed effective until payment of the Termination Fee required by Section 9.3.

(f) This Agreement may be terminated at any time prior to the Closing by the Board of Directors of Texas United if the Gateway Board of Directors shall have (i) resolved to accept an Acquisition Proposal, (ii) recommended to the shareholders of Gateway that they tender their shares in a tender or exchange offer commenced by a third party or (iii) withdrawn or modified, in any manner that is adverse to Texas United, its recommendation or approval of this Agreement or the Merger or recommended to the Gateway shareholders acceptance or approval of any alternative Acquisition Proposal, or shall have resolved to do the foregoing.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Texas United or Gateway as provided under Section 9.1 hereof or abandonment of the Merger without breach by any party hereto, this Agreement (other than Section 7.2) shall become void and have no effect, without any liability on the part of any party or its directors, officers, agents, representatives or shareholders, except that the provisions of this Section 9.2, Section 7.2 and Section 13.4 shall survive any such termination and abandonment. Nothing contained in this Section 9.2 shall relieve any party of any liability for a breach of this Agreement; provided that notwithstanding any provision in this Agreement to the contrary, the sole remedy available to a party for any unknowing misrepresentation or breach of warranty by the other party which is discovered by the non-breaching party prior to the Closing Date shall be the termination of this Agreement.

Section 9.3 Gateway Termination Fee. To compensate Texas United for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Texas United, Gateway and Texas United agree as follows:

(a) Provided that Texas United shall not be in material breach of any covenant or obligation under this Agreement (which breach has not been cured promptly following receipt of written notice thereof by

Gateway specifying in reasonable detail the basis of such alleged breach), Gateway shall pay to Texas United the sum of $1,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by Gateway under the provisions of Section 9.1(e), (ii) by either Texas United or Gateway under the provisions of Section 9.1(c), if at the time of any failure by the shareholders of Gateway to approve and adopt this Agreement and the Merger there shall exist an Acquisition Proposal with respect to Gateway and, within twelve months of the termination of this Agreement, Gateway enters into a definitive agreement with any third party with respect to any Acquisition Proposal or (iii) by Texas United under the provisions of Section 9.1(f).

(b) Any payment required by paragraph (a) of this Section 9.3 shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement.

(c) For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the Gateway Stock regarding any of the following (other than the transactions contemplated by this Agreement) involving Gateway or any Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities or deposits of, Gateway or any Subsidiary, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; (ii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of Gateway or the filing of a registration statement under the Securities Act in connection therewith; or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a third person that the Board of Directors of Gateway determines in its good faith judgment to be more favorable to Gateway’s shareholders than the Merger (taking into account, in good faith, the written opinion, with only customary qualifications, of Gateway’s independent financial advisor that the value of the consideration to Gateway’s shareholders provided for in such proposal exceeds the value of the consideration to Gateway’s shareholders provided for in the Merger) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Gateway (taking into account, in good faith, the written advice of Gateway’s independent financial advisor), is reasonably capable of being obtained by such third person.

X. CONDITIONS TO OBLIGATIONS OF TEXAS UNITED

The obligations of Texas United under this Agreement are subject to the satisfaction, at or prior to the Closing Date of all of the following conditions, which may be waived by Texas United in its sole discretion:

Section 10.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Gateway in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Gateway by the chief executive officer of Gateway to that effect.

(b) Each of the representations and warranties made by Gateway in Article III which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Texas United shall have received a certificate signed on behalf of Gateway by the chief executive officer of Gateway to that effect.

Section 10.2 Performance of Obligations. Gateway shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Texas United shall have received a certificate signed on behalf of Gateway by the by the chief executive officer of Gateway to that effect.

Section 10.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Gateway or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Gateway.

Section 10.4 Termination of Gateway Employment Agreement. The employment agreement among Gateway, Gateway Bank and William Gene Payne (“Employment Agreement”) shall be terminated and Gateway shall, subject to approval by the shareholders of Gateway, pay to Gene Payne a lump sum payment with respect to the 30,000 shares of phantom stock granted in such Employment Agreement pursuant to the Gateway Phantom Stock Plan. Further, Texas United and/or GNB Bank shall have entered into a new employment agreement with Mr. Payne as set forth in Section 5.12 hereof and Gene Payne shall have executed a termination and release agreement with respect to the Employment Agreement.

Section 10.5 Releases. Each of the directors of the Gateway and Gateway Bank shall deliver to Texas United an instrument in the form of Exhibit C attached hereto dated as of the Closing Date releasing Gateway and its Subsidiaries and Texas United and its Subsidiaries from any and all claims of such directors (except as described in such instrument).

Section 10.6 Conversion and Cancellation of Gateway Stock Options. Each of the holders of outstanding Gateway Stock Options outstanding prior to the Closing Date shall have executed and delivered to Texas United an acknowledgment stating that such holder’s Gateway Stock Option shall be converted, in accordance with its terms, into an option to purchase a number of shares of Texas United Common Stock equal to the number of shares of Gateway Stock subject to the original option multiplied by the Option Exchange Ratio, at an exercise price per share equal to the exercise price per share of the original option divided by the Option Exchange Ratio, consistent with the provisions of Section 2.2 hereof.

XI. CONDITIONS TO OBLIGATIONS OF GATEWAY

The obligations of Gateway under this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions, which may be waived by Gateway in its sole discretion:

Section 11.1 Compliance with Representations and Warranties.

(a) Each of the representations and warranties made by Texas United in this Agreement must have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Gateway shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

(b) Each of the representations and warranties made by Texas United in Article IV which is qualified by a materiality standard must have been accurate in all respects when made and shall be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except to the extent such representations and warranties are by their express provisions made as of a specified date, and Gateway shall have received a certificate signed on behalf of Texas United by the chief executive officer of Texas United to that effect.

Section 11.2 Performance of Obligations. Texas United shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with prior to or at the Closing. Gateway shall have received a certificate signed by the by the chief executive officer of Texas United to that effect.

Section 11.3 Absence of Material Adverse Changes. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Texas United which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Texas United.

XII. MUTUAL CONDITIONS TO RESPECTIVE OBLIGATIONS OF

TEXAS UNITED AND GATEWAY

The respective obligations of Texas United and Gateway under this Agreement are subject to the satisfaction of the following conditions which may be waived by Texas United and Gateway, respectively, in their sole discretion:

Section 12.1 Government Approvals. Texas United shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including the Federal Reserve, the OCC, and any other regulatory agency whose approval must be received in order to consummate the Merger and the transactions contemplated hereby and all statutory waiting periods in respect thereof shall have expired, which approvals shall not impose any restrictions on the operations of the Continuing Company which would reduce the benefits of the transactions contemplated by this Agreement in such a manner that Texas United in its good faith and reasonable judgment, would not have entered into this Agreement had such restrictions been known at the date hereof; and such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority. It is understood that, if any such contest is brought by formal proceeding, Texas United or Gateway may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger over such objection.

Section 12.2 Shareholder Approval. The shareholders of Gateway and the shareholders of Texas United shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. Gateway shall have received an opinion of counsel to Gateway and Texas United shall have received an opinion of counsel to Texas United, in each case dated the Closing Date, to the effect that based on the terms of this Agreement and on the certain facts, representations and opinions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers and/or directors of Gateway, Texas United and others.

Section 12.4 Registration of Texas United Common Stock. The Registration Statement covering the shares of Texas United Common Stock to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws, if any, relating to the issuance or trading of the Texas United Common Stock to be issued in the Merger shall have been received.

Section 12.5 Listing of Texas United Common Stock. The shares of Texas United Common Stock to be delivered to the shareholders of Gateway pursuant to this Agreement shall have been authorized for listing on Nasdaq.

XIII. MISCELLANEOUS

Section 13.1 Definitions.

(a) Except as otherwise provided herein, the term “Subsidiary” shall mean, in the case of either Texas United or Gateway, any corporation, association or other entity in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest;

provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

(b) “Material Adverse Effect” with respect to any party means any effect that is material and adverse to (i) the financial position, business or results of operations or financial performance of such party and its subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by governmental authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks generally, (iii) changes in general economic conditions affecting banks generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with the transactions contemplated hereby, in each case in accordance with GAAP and (v) reasonable expenses incurred in connection with the transactions contemplated hereby.

(c) “Affiliate” means any natural corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

Section 13.2 Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Texas United and Gateway contained in this Agreement shall terminate at the Closing, other than covenants that by their terms are to be performed after the Effective Time (including Sections 2.4, 6.5, 7.2 and 7.4), which shall survive the Closing.

Section 13.3 Amendments. To the extent permitted by applicable law, this Agreement may be amended only by a writing signed by Texas United and Gateway at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of Gateway pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Except as set forth in Section 9.3, whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Such expenses shall include, but not be limited to, fees and expenses of its own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice or communication given hereunder shall be in writing and shall be delivered in person or mailed by certified or first class mail, postage prepaid or sent by courier or by facsimile to the persons at the addresses set forth below (or at other address as may be provided hereunder):

If to Texas United:

Texas United Bancshares, Inc.

202 West Colorado

LaGrange, Texas 78945

Facsimile: (979) 968-6513

Attention: Mr. L. Don Stricklin

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Facsimile: (713) 221-1212

Attention: Ms. Charlotte M. Rasche

If to Gateway:

Gateway Holding Company, Inc.

12655 North Central Expressway, Suite 100

Dallas, Texas 75243

Facsimile: (972) 913-3299

Attention: Mr. William Gene Payne

With a copy to:

Haynie, Rake & Repass, PC

14651 Dallas Parkway, Suite 136

Dallas, Texas 75254

Facsimile: (972) 716-1850

Attention: Mr. Mark Haynie

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices, including notices of changes of address, shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

Section 13.6 Governing Law. All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

Section 13.7 Headings. The headings and titles to the sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

Section 13.8 Modifications or Waiver. No termination, cancellation, modification, amendment, deletion, addition or other change in this Agreement, or any provision hereof, or waiver of any right or remedy herein provided, shall be effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Section 13.9 Severability. Except to the extent that application of this Section 13.9 would have a Material Adverse Effect on Gateway or Texas United, as applicable, any term or other provision prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force, provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party hereto without the prior written consent of the other parties.

Section 13.11 Entire Agreement. All understandings and agreements heretofore made between the parties hereto are merged in this Agreement which (together with any agreements executed by the parties hereto contemporaneously with or subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger.

Section 13.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.13 Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, trustees, administrators, guardians, successors and assigns.

Section 13.14 Gender. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.

Section 13.15 Delivery of Disclosure Schedules. In order to provide for the prompt execution of this Agreement, the parties hereto agree that with respect to the Disclosure Schedules to this Agreement:

(a) Full and complete originals of all of the Disclosure Schedules to this Agreement, other than the Disclosure Schedules listed in clause (b) below, shall be delivered to Texas United on the date of this Agreement.

(b) Schedules 3.10(d), 3.10(f), 3.10(g) and 3.14 shall be delivered to Texas United pursuant to Section 13.5 as soon as possible following execution of this Agreement, but in no event later than seven (7) days following the date of this Agreement.

(c) Texas United will have five (5) business days after receipt of the schedules to this Agreement to review such schedules to determine whether they are in form and substance satisfactory to Texas United in its sole discretion. No later than five (5) business days following the date of Texas United’s receipt of the schedules, Texas United shall notify Gateway whether (i) Texas United accepts the schedules and this Agreement remains in full force and effect or (ii) Texas United objects to certain disclosures contained in the schedules. If Texas United objects to any disclosure contained in the schedules, Gateway shall, within one (1) business day of its receipt of such objection, notify Texas United as to whether Gateway is able and willing to remedy such matter. If Gateway notifies Texas United that Gateway is unable or unwilling to delete or modify such disclosure item, Texas United shall have one (1) additional business day after receipt of such notification to either terminate this Agreement or accept such disclosure. Texas United shall have the unconditional right to terminate this Agreement and all of its obligations hereunder by providing Gateway notice of such termination pursuant to Section 13.5 hereof, no later than 6:00 p.m., La Grange, Texas time on the applicable business day after receipt of the schedules of Gateway to this Agreement.

Section 13.16 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

TEXAS UNITED BANCSHARES, INC.

By:	/s/ L. DON STRICKLIN
Name:	L. Don Stricklin
Title:	President and Chief Executive Officer

ATTEST:

By:	/s/ ERICA VASEK

GATEWAY HOLDING COMPANY, INC.

By:	/s/ WILLIAM GENE PAYNE
Name:	William Gene Payne
Title:	President

ATTEST:

By:	/s/ JOE A. HARGIS

[Signature Page to Agreement and Plan of Reorganization]

Appendix B

THE BANK ADVISORY GROUP, L.L.C.

Bank M&A Specialists . Bank Stock Appraisers

September 2, 2005

Board of Directors

Gateway Holding Company, Inc.

Dallas, Texas

Gentlemen:

You have requested that The Bank Advisory Group, L.L.C. act as an independent financial analyst and advisor on behalf of Gateway Holding Company, Inc., a Texas corporation (“Gateway”), and its wholly-owned bank subsidiary, Gateway National Bank, Dallas, Texas. Specifically, we have been asked to render advice and analysis in connection with the proposed merger (the “Merger”) of Gateway with and into Texas United Bancshares, Inc., a Texas corporation (“Texas United”). In our role as an independent financial analyst, you have requested our opinion with regard to the fairness—from the perspective of the common shareholders of Gateway—of the financial terms of the Merger pursuant to the provisions of the Agreement and Plan of Reorganization by and between Texas United and Gateway and dated as of May 2, 2005 (the “Agreement”). The specific details of the Merger are described in the Form S-4 Registration Statement to which this opinion is attached.

In conjunction with our review of the Agreement, our understanding is that Texas United proposes to consummate the Merger pursuant to the following financial terms:

•	Gateway shareholders, other than those holders who have duly exercised and perfected their dissenters’ rights, will receive, for each share of Gateway common stock they own, (i) an amount of cash equal to $15.20 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of Texas United (“Texas United Common Stock”), with an aggregate market value equal to $35.48 (collectively, the “Merger Consideration”).

•	The number of shares of Texas United Common Stock into which each share of Gateway common stock will be converted into and exchanged for (the “Exchange Ratio”) will equal $35.48 divided by the average closing trading price of the Texas United common stock on the Nasdaq National Market System for the 20 consecutive trading days ending on and including the tenth trading day preceding the closing date.

•	No fractional shares of Texas United Common Stock will be issued in the Merger and, in lieu thereof, holders of shares of Gateway common stock who would otherwise be entitled to a fractional share interest will be paid an amount in cash. Such cash payment shall be determined by multiplying (i) the closing price of Texas United Common Stock on the Nasdaq National Market System on the fifth trading day immediately preceding the closing date by (ii) the fraction of a share of Texas United Common Stock which such holder would otherwise be entitled to receive pursuant to the Agreement.

15100 gebron drive . austin, texas 78734 - 6304

TELEPHONE (512) 263-8800 . FACSIMILE (512) 669-7700

www.bankadvisory.com

THE BANK ADVISORY GROUP, L.L.C.

Board of Directors

Gateway Holding Company, Inc.

September 2, 2005

•	Each Gateway stock option which is outstanding and unexercised immediately prior to the closing date shall become vested and shall be converted automatically into an option to purchase shares of Texas United Common Stock. The number of shares of Texas United Common Stock to be subject to the new option (rounded to the nearest whole share) shall be equal to the number of shares of Gateway common stock subject to the original option multiplied by the Option Exchange Ratio (as defined below); and the exercise price per share of Texas United Common Stock under the new option shall be equal to the exercise price per share of Gateway common stock under the original option divided by the Option Exchange Ratio.

•	The Option Exchange Ratio shall be that number of shares of Texas United Common Stock determined by (i) dividing the Per Share Cash Consideration by the closing price per share of Texas United Common Stock on the Nasdaq National Market System on the fifth trading day prior to the closing date, and (ii) adding that number to the Exchange Ratio.

The Bank Advisory Group, L.L.C. is a specialized consulting firm focusing on providing stock valuations together with traditional merger & acquisition advisory services exclusively to financial institutions located throughout the United States, or to groups of individuals associated with U.S.-based financial institutions. As part of its line of professional services, The Bank Advisory Group, L.L.C. specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to its retention for this assignment:

•	The Bank Advisory Group has previously provided stock appraisal services to Gateway. However, since January 1, 2003, the professional fees, together with reimbursement of out-of-pocket expenses, paid by Gateway totaled $3,773.95, representing an amount insignificant relative to the total revenues of The Bank Advisory Group.

•	The Bank Advisory Group has not provided any services to nor has it received any professional fees from Texas United.

In connection with this opinion and with respect to Gateway, we have reviewed, among other things:

1.	Audited financial statements for Gateway, at and for the fiscal years ended December 31, 2002–2004;

2.	Consolidated financial statements for Gateway, at and for the six-month period ended June 30, 2005, as included in the Form S-4 Registration Statement;

3.	Consolidated financial statements for Gateway, on form F.R. Y-9C, for the years ended December 31, 2002–2004, and for the six-month period ended June 30, 2005, as filed with the Federal Reserve System;

4.	Reports of Condition and Income for Gateway National Bank, for the years ended December 31, 2002–2004, and for the six month period ended June 30, 2005, as filed with the Federal Deposit Insurance Corporation;

5.	Internally-generated, unaudited summary financial statements for Gateway National Bank as of July 31, 2005;

6.	Certain internal financial analyses and forecasts for Gateway prepared by the management of Gateway, including projections of future performance;

7.	Certain other summary materials and analyses with respect to Gateway’s loan portfolio, investments portfolio, deposit base, fixed assets, and operations; and,

THE BANK ADVISORY GROUP, L.L.C.

Board of Directors

Gateway Holding Company, Inc.

September 2, 2005

8.	Such other information regarding Gateway that we deemed relevant to this assignment.

In connection with this opinion and with respect to Texas United, we have reviewed, among other things:

1.	Quarterly financial statements, included in the Texas United quarterly report on Form 10–Q, as filed with the U.S. Securities and Exchange Commission, for the six-month periods ended June 30, 2005 and 2004;

2.	Audited consolidated financial statements, included in the Texas United annual reports on Form 10–K, as filed with the U.S. Securities and Exchange Commission, for the fiscal years ended December 31, 2004 and 2003;

3.	Consolidated financial statements for Texas United, on form F.R. Y-9C, for the years ended December 31, 2002–2004, and for the three-month period ended March 31, 2005, as filed with the Federal Reserve System;

4.	Equity research reports regarding Texas United prepared by various analysts who cover the financial institutions sector; and,

5.	Such other information regarding Texas United that we deemed relevant to this assignment.

In connection with this opinion and with respect to the proposed Merger, we have reviewed, among other things:

1.	The Agreement, and any amendments thereto, that sets forth, among other items, the terms, conditions to closing, pending litigation against both Gateway and Texas United, and representations and warranties of Gateway and Texas United with respect to the proposed Merger;

2.	The Form S-4 Registration Statement, in draft form dated August 24, 2005, to which, in final form, this opinion will be appended, and that will be furnished to the shareholders of Gateway in connection with the proposed Merger;

3.	The financial terms and price levels for commercial banking organizations with assets between $150 million and $300 million recently acquired in the United States—and specifically in Texas—together with the financial performance and condition of such banking organizations;

4.	The financial terms and stated price levels of other Texas banking organizations acquired by Texas United with Texas United Common Stock, the announcement of which occurred subsequent to January 1, 2003 and prior to the date of this Opinion, and for which the transaction terms, including price, were disclosed;

5.	The price-to-equity and price-to-earnings multiples of banking organizations based in the United States that have publicly-traded common stock, together with the financial performance and condition of such banking organizations, compared with the price-to-equity and price-to-earnings multiples for Texas United Common Stock; and,

6.	Such other information—including financial studies, analyses, investigations, and economic and market criteria—that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion—not a certification of value.

THE BANK ADVISORY GROUP, L.L.C.

Board of Directors

Gateway Holding Company, Inc.

September 2, 2005

We have relied upon the information provided by the management of Gateway and Texas United, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Gateway and Texas United or their subsidiary banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Gateway and Texas United since the date of the last financial statements made available to us. We have met with the management of Gateway for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, it is our opinion that the terms of the proposed Merger, including, without limitation, the Merger Consideration, are fair, from a financial point of view, to the common shareholders of Gateway Holding Company, Inc.

This opinion is available for disclosure to the shareholders of Gateway. Accordingly, we hereby consent to the reference to this opinion and to our Firm in any disclosure materials provided to the shareholders of Gateway in conjunction with the Form S-4 Registration Statement.

Respectfully submitted,

THE BANK ADVISORY GROUP, L.L.C.

By:	/s/ ROBERT L. WALTERS, CHAIRMAN
Robert L. Walters, Chairman

Appendix C

HOEFER & ARNETT

INCORPORATED

INVESTMENT BANKERS

207 JEFFERSON SQUARE

AUSTIN, TEXAS 78731

(512) 495-9890

FAX: (512) 495-9894

September 2, 2005

Members of the Board of Directors

Texas United Bancshares, Inc.

202 W. Colorado

La Grange, Texas 78945

Members of the Board of Directors:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Texas United Bancshares, Inc., La Grange, Texas (“TXUI”) of the terms of the proposed merger of Gateway Holding Company, Inc., Dallas, Texas (“Gateway”) with and into TXUI. Pursuant to the Agreement and Plan of Reorganization, dated as of May 2, 2005, (the “Agreement”) and subject to the terms and conditions therein, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Gateway stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3 of the Agreement) shall, subject to the conditions hereinafter stated, be converted into and exchanged for (i) an amount of cash equal to $15.20 (“Per Share Cash Consideration”) and (ii) a number of shares of common stock, par value $1.00 per share, of TXUI common stock, with an aggregate market value equal to $35.48 as provided in Section 2.1(b) of the Agreement (collectively, the “Merger Consideration”). At the Effective Time, all such shares of Gateway stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration. The number of shares of TXUI common stock into which each share of Gateway stock will be converted into and exchanged for will equal $35.48 divided by the Average Trading Price of TXUI common stock (rounded to the nearest ten thousandth) (the “Exchange Ratio”). The “Average Trading Price” of TXUI common stock shall be the average of the closing sale price per share of TXUI common stock on The Nasdaq Stock Market, Inc. National Market System (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by TXUI) for the twenty (20) consecutive trading days ending on and including the tenth trading day preceding the Closing Date.

At any time prior to the Closing Date, each option (“Gateway Stock Option”) to acquire shares of Gateway stock pursuant to the Gateway 1998 Incentive Stock Option Plan (the “Gateway Stock Option Plan”) may be exercised by the holder in accordance with its terms. At the Effective Time, each Gateway Stock Option which is outstanding and unexercised immediately prior thereto shall, pursuant to the Gateway Stock Option Plan, become vested and shall be converted (automatically and without any action on the part of the holder thereof) into an option to purchase shares of TXUI common stock in an amount and at an exercise price determined as provided in the Agreement and described below (and otherwise subject to the terms of the Gateway Stock Option Plan and/or agreements evidencing the grants thereunder):

(i) The number of shares of TXUI common stock to be subject to the new option (rounded to the nearest whole share) shall be equal to the number of shares of Gateway stock subject to the original option multiplied by the Option Exchange Ratio (as defined in the Agreement and stated below); and

HOEFER & ARNETT

INCORPORATED

(ii) The exercise price per share of TXUI common stock under the new option shall be equal to the exercise price per share of Gateway stock under the original option divided by the Option Exchange Ratio.

(a) The Option Exchange Ratio shall be that number of shares of TXUI common stock determined by (i) dividing the Per Share Cash Consideration by the closing price per share of TXUI common stock on Nasdaq (as reported by the Wall Street Journal or, if not reported thereby, another alternative source chosen by TXUI) on the fifth trading day prior to the Closing Date, and (ii) adding that number to the Exchange Ratio.

Based on 739,980 shares of Gateway outstanding, 92,500 Gateway Stock Options with an average exercise price of $12.51 (62,500 will convert into options to purchase TXUI common stock at the Option Exchange Ratio and 30,000 Gateway Stock Options will be cashed out) and a market value of $19.3445 per share for TXUI common stock (based on the average 20 day closing sales prices of TXUI common stock ending on August 17, 2005), the exchange ratio would equal 1.8341 and the total transaction value would equal $41,032,911. A transaction value of $41,032,911 represents a price to book value at June 30, 2005 of 3.28x, a price to tangible book value at June 30, 2005 of 3.28x, a price to estimated 2005 earnings multiple of 35.69x, a price to June 30, 2005 assets of 18.54% and a tangible premium on core deposits of 17.68%.

In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) annual reports to shareholders and annual reports on Form 10-K of TXUI for December 31, 2004, December 31, 2003 and December 31, 2002; quarterly reports on Form 10-Q of TXUI for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004; (iii) quarterly reports on Form Y-9C for Gateway for the quarters ended June 30, 2005, March 31, 2005, December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003; (iv) certain other information relating to TXUI and Gateway, including financial forecasts provided to Hoefer & Arnett or discussed with Hoefer & Arnett by TXUI and Gateway and met with the managements of TXUI and Gateway to discuss past and current operations, financial condition and prospects, as well as the results of regulatory examinations; (v) the publicly reported historical prices and trading activity for TXUI stock; and (vi) the nature and financial terms of certain other merger and acquisition transactions involving banks and bank holding companies. We have conducted such other financial studies, analyses and investigations, as we deemed appropriate for purposes of this opinion.

In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the managements of TXUI and Gateway as to the reasonableness of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of TXUI and Gateway management.

We did not make or obtain any evaluations or appraisals of the assets or liabilities of TXUI or Gateway. We are not experts in the valuation of allowances for loan losses and we did not make an independent evaluation of the adequacy of the allowance for loan losses of either TXUI or Gateway, nor did we review any individual loan credit files. We assumed that the aggregate allowance for loan losses set forth in the financial statements of TXUI and Gateway is adequate to cover such losses. For purposes of our opinion, we assumed that the reorganization would have the tax, accounting and legal effects described in the merger agreement. Hoefer & Arnett’s opinion as expressed herein is limited to the fairness, from a financial point of view, to the shareholders of TXUI with respect to the terms of the proposed merger of Gateway with and into TXUI and does not address the underlying business decision to proceed with the transaction.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results

C-2

HOEFER & ARNETT

INCORPORATED

of operations of TXUI and Gateway, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for TXUI and Gateway; and (ii) the assets and liabilities of TXUI and Gateway, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the terms of the proposed merger of Gateway with and into TXUI are fair, from a financial point of view, to the holders of shares of common stock of TXUI.

Our opinion is directed to the Board of Directors of TXUI for their information and assistance in connection with their consideration of the financial terms of the transaction contemplated by the Agreement and does not constitute a recommendation to any shareholder of TXUI as to how such shareholder should vote on the proposed transaction.

Very truly yours,

/s/ Hoefer & Arnett, Incorporated

Hoefer & Arnett, Incorporated

C-3

Appendix D

DISSENTERS’ RIGHTS UNDER THE TEXAS BUSINESS CORPORATION ACT

Art. 5.11.	Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.	Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.	Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Texas United.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Texas United (the “Company”) require the Company to indemnify and hold harmless any person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because such person was or is a director or officer of the Company, if it is determined that such person (i) conducted himself in good faith; (ii) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the Company, that his conduct was in the Company’s best interest, or (b) in other cases, that his conduct was at least not opposed to the Company’s best interests; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, provided, however, that in the event that the director or officer is found liable to the Company or is found liable on the basis that personal benefit was improperly received by such director or officer, whether or not the benefit resulted from an action taken in his official capacity as a director or officer of the Company, the indemnification (i) is limited to reasonable expenses actually incurred by such person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to the Company.

The Company’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws require the Company to indemnify a director or officer against reasonable expenses incurred in connection with a proceeding in which he is named a defendant or respondent because he is or was a director or officer, if he has been wholly successful on the merits or otherwise in the defense of the proceeding. The indemnification by the Company shall be to the fullest extent authorized or permitted by applicable law, as such law exists or is amended, but only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to the amendment.

The Company’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company provide that the Company is not obligated to reimburse the amount of any settlement unless it has agreed in writing to such settlement. Further, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company provide that where any person unreasonably fails to enter into a settlement of a proceeding, the indemnification obligation of the Company in connection with such proceeding is limited to the total amount at which a settlement could have been made and the expenses incurred by such person prior to the time the settlement could have been effected.

The Company’s Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company require the expenses of a director or officer incurred as a party to a proceeding to be paid by the Company as they are incurred and in advance of the final disposition of the proceeding, if the director or officer furnishes the Company with (i) a written statement of his good faith belief that he has met the standard of conduct necessary for indemnification under applicable laws and regulations and (ii) an unlimited, general written undertaking by or on behalf of such officer or director to repay all amounts advanced by the Company if it is ultimately determined that such person has not met such standards or that indemnification of such person in connection with such proceeding is prohibited by the Company’s Amended and Restated Articles of Incorporation or under applicable law or regulation.

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws permit a director or officer to enforce his rights to indemnification or advance payment for expenses in a suit brought against the Company if such request for indemnification or advance payment for expenses is wholly or partially refused by the Company or if there is no determination with respect to such request within 60 days from receipt by the Company of written notice from the director or officer for such a determination. If such director or officer is successful in establishing in a suit his entitlement to receive or recover an advancement of expenses or a right to indemnification, in whole or in part, the Company is required to indemnify such officer or director for costs and expenses incurred in such suit. It is not a defense to the suit and does not create a presumption that the director or officer has not met the applicable standard of conduct where (i) the Company or independent legal counsel have failed to make a determination prior to the commencement of such suit that indemnification of such director or officer is proper in the circumstances because the director or officer has met the applicable standard of conduct or (ii) the Company or independent legal counsel have made a determination that the director or officer has not met such applicable standard of conduct. In such a suit, the burden is on the Company to prove that such director or officer is not entitled to indemnification or advancement of expenses. It is a defense under such suit that the claimant has not met the standard of conduct set forth in the Texas Business Corporation Act.

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide that the right to indemnification and advancement of expenses as they are incurred and in advance of the final disposition of a proceeding is not exclusive of other rights to which an officer or director may be entitled to under the Amended and Restated Articles of Incorporation, Bylaws, resolution of shareholder or directors, agreement or otherwise, provided that all rights to indemnification and advancement or expenses are valid only to the extent that they are consistent with applicable laws and regulations as they may be limited by the Amended and Restated Articles of Incorporation.

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws permit the Company to purchase and maintain insurance on behalf of any officer or director against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as an officer or director, whether or not the Company would have the power to indemnify such person against such liability. In addition, the Company’s Amended and Restated Articles of Incorporation permit the Company to, for the benefit of the persons indemnified by the Company, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company, or (iv) establish a letter of credit, guaranty, or surety arrangement.

The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company were previously filed with the Securities and Exchange Commission and are incorporated by reference to such registration statements.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	List of Exhibits

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization between the Company and Gateway Holding Company, Inc. dated May 2, 2005 (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-124055))

3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))

4.1	Specimen certificate representing shares of the Company’s common stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-84644))

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Andrews Kurth LLP as to certain tax matters

Exhibit(1)	Description
10.1†	Form of Employment Agreement between the Company and Gene Payne

23.1	Consent of BKD, LLP, independent registered public accounting firm of the Company

23.2	Consent of Grant Thornton LLP, former independent registered public accounting firm of the Company

23.3	Consent of Payne, Falkner, Smith & Jones, P.C., independent registered public accounting firm of Gateway Holding Company, Inc.

23.4	Consent of Bracewell & Giuliani LLP included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.5	Consent of Bracewell & Giuliani LLP included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.6	Consent of Andrews Kurth LLP included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of directors and officers of the Company, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Hoefer & Arnett, Incorporated

99.2	Consent of The Bank Advisory Group, L.L.C.

99.3	Form of Proxy for Special Meeting of Shareholders of the Company

99.4	Form of Proxy for Special Meeting of Shareholders of Gateway Holding Company, Inc.

99.5	Consent of Joe L. Halpain

99.6	Consent of Joe A. Hargis

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.
†	Management contract or compensatory plan, contract or arrangement.

(b)	Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c)	Opinions of Financial Advisors

Furnished as Appendix B and Appendix C to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of La Grange and State of Texas on September 2, 2005.

TEXAS UNITED BANCSHARES, INC. (Registrant)

By:	/s/ L. DON STRICKLIN
L. Don Stricklin
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Don Stricklin and Thomas N. Adams and each of them to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every other act on behalf of the undersigned required to be done in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. DON STRICKLIN L. Don Stricklin	President and Chief Executive Officer (principal executive officer)	September 2, 2005

/s/ JEFFREY A. WILKINSON Jeffrey A. Wilkinson	Executive Vice President and Chief Financial Officer (principal financial officer)	September 2, 2005

/s/ JIMMY JACK BIFFLE Jimmy Jack Biffle	Director	September 2, 2005

/s/ BRUCE FRENZEL Bruce Frenzel	Director	September 2, 2005

/s/ MICHAEL KULHANEK Michael Kulhanek	Director	September 2, 2005

/s/ LEE D. MUELLER, JR. Lee D. Mueller, Jr.	Director	September 2, 2005

/s/ HANK NOVAK Hank Novak	Director	September 2, 2005

Signature	Title	Date

/s/ RILEY C. PEVETO Riley C. Peveto	Director	September 2, 2005

/s/ MICHAEL STEINHAUSER Michael Steinhauser	Director	September 2, 2005

/s/ ERVAN E. ZOUZALIK Ervan E. Zouzalik	Chairman of the Board and Director	September 2, 2005

EXHIBIT LIST

Exhibit(1)	Description
2.1	Agreement and Plan of Reorganization between the Company and Gateway Holding Company, Inc. dated May 2, 2005 (included as Appendix A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-124055))

3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-116542))

4.1	Specimen certificate representing shares of the Company’s common stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (Registration No. 333-84644))

5.1	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2	Opinion of Andrews Kurth LLP as to certain tax matters

10.1†	Form of Employment Agreement between the Company and Gene Payne

23.1	Consent of BKD, LLP, independent registered public accounting firm of the Company

23.2	Consent of Grant Thornton LLP, former independent registered public accounting firm of the Company

23.3	Consent of Payne, Falkner, Smith & Jones, P.C., independent registered public accounting firm of Gateway Holding Company, Inc.

23.4	Consent of Bracewell & Giuliani LLP included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.5	Consent of Bracewell & Giuliani LLP included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.6	Consent of Andrews Kurth LLP included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1	Power of Attorney of directors and officers of the Company, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Hoefer & Arnett, Incorporated

99.2	Consent of The Bank Advisory Group, L.L.C.

99.3	Form of Proxy for Special Meeting of Shareholders of the Company

99.4	Form of Proxy for Special Meeting of Shareholders of Gateway Holding Company, Inc.

99.5	Consent of Joe L. Halpain

99.6	Consent of Joe A. Hargis

(1)	The Company has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Company hereby agrees to furnish a copy of such agreements to the Commission upon request.
†	Management contract or compensatory plan, contract or arrangement.